UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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RGP®

Dare to Work Differently™

2024 Proxy Statement

We remain committed to investments that we believe will enable future growth and reinforce RGP’s mission to empower our clients and our people to work differently.”
— Kate W. Duchene / President and Chief Executive Officer

September 5, 2024

Dear Stockholder:

Thank you for your continued investment and interest in RGP. While the past year proved to be challenging given sustained macro uncertainty, we are proud of the work we did in providing exceptional value to our clients and strengthening the foundation of our business to meet the needs of a changing world. In fiscal 2024, we made meaningful progress on our technology transformation journey, delivered healthy free cash flow, maintained a pristine balance sheet, and deepened our digital and technology capabilities and expanded our consulting expertise through two strategic acquisitions. We also continued to evolve our organization by laying the groundwork for the new operating model we launched in fiscal 2025 to enhance clarity and transparency for all stakeholders, as well as a new brand identity and architecture, launching later in fiscal 2025, that showcases our evolution as a firm. Operationalizing our new operating model and leveraging it to drive the cross-sell across our diversified solution offerings, while also nurturing our unique “one team” culture, will be a key area of focus in fiscal 2025. We believe these moves will position RGP for growth as the macro environment improves.
In this Proxy Statement, we are pleased to share the following information about our Board governance, compensation practices, and diversity, equity and inclusion (“DE&I”) activities.
DE&I
At RGP, DE&I are critical underpinnings of our shared values. As a Human First company, we recognize diversity as a strength that is cultivated through our culture, our people, our business and our clients. We are working to protect and promote inclusion and equity in the workforce and in corporate leadership. We are proud of the gender representation in our workforce and the diversity of our executive team. We continue to focus on building and advancing diverse leaders at all levels of the company. Please review this Proxy Statement and our Annual Report for fiscal 2024 for more robust disclosure around the outstanding gender and racial diversity representation in our leadership and across our employee base, as well as our other important corporate citizenship initiatives.
Board Refreshment
We continued our board refreshment efforts in fiscal 2024 by adding two new board members who bring strong experience in strategic and global leadership to RGP’s Board. In August 2023, we welcomed Sue Collyns to the Board and as a member of our Audit Committee.

We also recently appointed Ms. Collyns as Chair of our Corporate Governance and Nominating Committee. Shortly after the close of fiscal 2024, in June 2024, Roger Carlile was appointed to the Board and also as a member of our Compensation and Corporate Governance and Nominating Committees. We also celebrated the tremendous accomplishments of our long-time Chairman Donald Murray, who stepped down from the Board in July. We appreciate that upon Mr. Murray’s resignation, our long-term Board member and Lead Independent Director, Bob Pisano, stepped in as our interim Chairman to ensure the stability of the Board and assist with the mentorship of other board members as we engage in succession planning. David White, the Chair of our Compensation Committee, has taken on the role of Lead Independent Director, partnering closely with Mr. Pisano in these efforts. We will continue our refreshment and succession efforts in the coming year as we plan to increase diversity in experience, skills and background. In our search for new Board members, we seek the same values that guide our talent strategies – integrity, intellectual rigor, accountability and diversity of backgrounds, skills and attributes.
2024 Annual Meeting
We cordially invite you to attend our 2024 Annual Meeting of Stockholders to be held at 1:30 p.m. Pacific Time, on October 17, 2024, at the Company’s headquarters in Irvine, California. The formal Notice of the Annual Meeting appears on the following page and describes the matters we expect to be acted upon at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important your shares be represented. Please follow the directions below to vote your shares in a timely manner.
We thank you for your ownership and are grateful for your support as we Dare to Work Differently®. We look forward to the year ahead and hope to see you at our Annual Meeting.
Sincerely,
Kate W. Duchene
President and Chief Executive Officer

Resources Connection, Inc.
17101 ARMSTRONG AVENUE
IRVINE, CALIFORNIA 92614
(714) 430-6400
NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME October 17, 2024 1:30 p.m., Pacific Time	PLACE 17101 Armstrong Avenue, Irvine, California 92614	RECORD DATE August 19, 2024

PROXY VOTING
It is important that your shares be represented and voted at the Annual Meeting. Please submit your proxy as soon as possible via the Internet, telephone or mail. Submitting your proxy by one of these methods will ensure your representation at our annual meeting regardless of whether you attend the meeting. Voting instructions are printed on your proxy card, Notice of Internet Availability or voting instruction form, as applicable.

ITEMS OF BUSINESS
1
To vote for the election of Roger Carlile, Lisa M. Pierozzi and A. Robert Pisano to our Board of Directors, each for a three-year term expiring at the annual meeting in 2027 and until their respective successors are duly elected and qualified;

2	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2025;
3	To approve the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan;
4	To approve on an advisory basis the Company’s executive compensation; and
5	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Proxy Statement
We are sending this Proxy Statement to you, the stockholders of Resources Connection, Inc. (“RGP,” “we” or the “Company”), a Delaware corporation, as part of our Board of Directors’ (our “Board’s”) solicitation of proxies to be voted at our 2024 Annual Meeting of Stockholders (“Annual Meeting”) to be held on October 17, 2024, and at any postponements or adjournments thereof. This Proxy Statement and our 2024 Annual Report on Form 10-K, which includes our fiscal 2024 financial statements (“Annual Report”) were first sent or made available to stockholders on or about September 5, 2024.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on October 17, 2024.
This Proxy Statement and our Annual Report are available electronically at www.proxyvote.com. Copies of these materials are also available electronically on the Company’s website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies. The other information on our corporate website does not constitute part of this Proxy Statement.
2 — RGP 2024 Proxy Statement

Table of Contents

4	Forward Looking Statements
5	2024 Proxy Statement Summary
Who We Are
What We Value
Board Highlights
Financial Highlights
Corporate Highlights
Stockholder Return
Corporate Citizenship and Sustainability Highlights
10	Notice of Annual Meeting and Voting Matters
15	Proposal 1. Election of Directors
24	Executive Officers
25	Board of Directors
Board Leadership Structure
Director Independence
Board Composition
Director Skills Matrix
Committees of the Board
Attendance at Meetings
Committee Charters
Corporate Governance and Nominating Committee
Compensation Committee
Audit Committee
The Board’s Role in Risk Oversight
Risk Assessment of Compensation Programs
Insider Trading Policy Summary
Employee, Officer and Director Hedging
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Board Evaluation Process
Communications with the Board
35	Corporate Citizenship and Sustainability Efforts
40	Director Compensation
42	Director Compensation Table — Fiscal 2024
Aggregate Outstanding Equity Awards
Stock Ownership Guidelines for Directors
45	Policy Regarding Treatment of Related Party Transactions
46	Security Ownership of Certain Beneficial Owners and Management
48	Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2025

49	Audit Committee Report
50	Proposal 3. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan
61	Executive Compensation — Compensation Discussion and Analysis
Fiscal 2024 Executive Summary
Compensation Governance
Compensation Philosophy
Compensation Program Design
Use of Compensation Consultant
Use of Peer Group Data
Role of Stockholder Say-on-Pay Votes and Investor Feedback
Elements of Pay for Named Executive Officers
Change In Control and Severance Benefits
Stock Ownership Guidelines for NEOs
Tax Deductibility of Executive Compensation
Decisions for Fiscal 2025
72	Compensation Committee Report on Executive Compensation
72	Compensation Committee Report Interlocks and Insider Participation
73	Executive Compensation Tables for Fiscal 2024
Summary Compensation Table — Fiscal 2022 to 2024
Description of Employment Agreements — Cash Compensation
Grants of Plan-Based Awards in Fiscal 2024
Description of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2024 Year-End
Option Exercises and Stock Vested in Fiscal 2024
80	Potential Payments upon Termination or Change in Control
84	CEO Pay Ratio Disclosure
85	Pay Versus Performance Disclosure
89	Proposal 4. Advisory Vote on the Company's Executive Compensation
92	Questions and Answers
98	Annex A. Resources Connection, Inc. 2020 Performance Incentive Plan (as amended and restated August 22, 2024)

RGP 2024 Proxy Statement — 3

Forward Looking Statements
Certain statements in this Proxy Statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to expectations concerning matters that are not historical facts. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should,” or “will” or the negative of these terms or other comparable terminology. In this Proxy Statement, such statements include statements regarding our growth and operational plans, our expectations regarding our new operating model, our key focus areas for fiscal 2025, our expectations regarding the macro environment, our environmental responsibility and DE&I goals, our Board refreshment and succession efforts, and expectations regarding our continued growth and ability to deliver increased stockholder value. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include, but are not limited to, the following: risks related to an economic downturn or deterioration of general macroeconomic conditions, potential adverse effects to our and our clients’ liquidity and financial performances from bank failures or other events affecting financial institutions, risks arising from epidemic diseases or pandemics, the highly competitive nature of the market for professional services, risks related to the loss of a significant number of our consultants, or an inability to attract and retain new consultants, the possible impact on our business from the loss of the services of one or more key members of our senior management, risks related to potential significant increases in wages or payroll-related costs, our ability to secure new projects from clients, our ability to achieve or maintain a suitable pay/bill ratio, our ability to compete effectively in the competitive bidding process, risks related to unfavorable provisions in our contracts which may permit our clients to, among other things, terminate the contracts partially or completely at any time prior to completion, our ability to realize the level of benefit that we expect from our restructuring initiatives, risks that our recent digital expansion and technology transformation efforts may not be successful, our ability to build an efficient support structure as our business continues to grow and transform, our ability to grow our business, manage our growth or sustain our current business, our ability to serve clients internationally, additional operational challenges from our international activities, possible disruption of our business from our past and future acquisitions, the possibility that our recent rebranding efforts may not be successful, our potential inability to adequately protect our intellectual property rights, risks that our computer hardware and software and telecommunications systems are damaged, breached or interrupted, risks related to the failure to comply with data privacy laws and regulations and the adverse effect it may have on our reputation, results of operations or financial condition, our ability to comply with governmental, regulatory and legal requirements and company policies, the possible legal liability for damages resulting from the performance of projects by our consultants or for our clients’ mistreatment of our personnel, risks arising from changes in applicable tax laws or adverse results in tax audits or interpretations, the possible adverse effect on our business model from the reclassification of our independent contractors by foreign tax and regulatory authorities, the possible difficulty for a third party to acquire us and resulting depression of our stock price, the operating and financial restrictions from our credit facility, risks related to the variable rate of interest in our credit facility, the possibility that we are unable to or elect not to pay our quarterly dividend payment, and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2024 and our other public filings made with the U.S. Securities and Exchange Commission (the “SEC”) (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this Proxy Statement to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.
4 — RGP 2024 Proxy Statement

2024 Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. The following description is only a summary. For more complete information about these topics, please review our Annual Report, which contains our financial statements, and read the entire Proxy Statement carefully before voting.

Who We Are
We are a global professional services firm focused on powering our clients’ operational needs and change initiatives utilizing a combination of bench and on-demand, expert and diverse talent. As a next-generation human capital partner for our clients, we deliver these solutions through three core engagement models:
•On-demand: our high-value, white-glove talent solutions filling skill set gaps and bandwidth needs to enable our clients to solve problems quickly and confidently;
•Consulting: our assessment, strategy and execution services focused on finance, digital, risk and compliance and supply chain transformation; and
•Outsourced Services: our finance and accounting and HR services provided to start ups, spinouts and scale-ups, via a technology platform and fractional team, operating under the Countsy brand.
Regardless of engagement model, we Dare to Work Differently®, leveraging human connection and collaboration to deliver practical solutions and more impactful results that power our clients’, consultants’ and partners’ successes. Based in Irvine, California, with offices worldwide, our approximately 3,400 professionals are collectively engaged with approximately 1,800 clients around the world in fiscal 2024, including over 88% of the Fortune 100 as of May 2024.

What We Value
In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.

LOYALTY	INTEGRITY	FOCUS
ENTHUSIASM	ACCOUNTABILITY	TALENT

Board Highlights We believe our directors’ breadth of experience, diversity, tenure, and skills strengthen our Board’s independent leadership and the effective oversight of management.
INDEPENDENCE		DIVERSITY		TENURE

● ●	1 non-independent 9 independent	●	5 members identify as women or racially diverse	● ● ●	4 directors with <5 years 3 directors with 5-15 years 3 directors with >15 years
RGP 2024 Proxy Statement — 5

TICKER SYMBOL Nasdaq: RGP		GLOBAL FOOTPRINT North America | Europe | Asia Pacific

FISCAL 2024 FINANCIAL HIGHLIGHTS
•We achieved revenue of $632.8 million for fiscal 2024;
•We achieved gross margin of 38.9% for fiscal 2024;
•We reduced our selling, general and administration expenses (“SG&A”) by 8.7% as compared to fiscal 2023 ($208.9 million in fiscal 2024 as compared to $228.8 million in fiscal 2023);
•We generated $21.0 million in net income for fiscal 2024;
•We achieved Adjusted EBITDA(1) of $51.5 million for fiscal 2024;
•We realized an Adjusted EBITDA Margin(1)(2) of 8.1% for fiscal 2024;
•We produced diluted earnings per share of $0.62 for fiscal 2024;
•We generated $21.9 million in cash flow from operations;
•We retained 75% of our top 100 clients; and
•We ended fiscal 2024 with cash and cash equivalents plus borrowings available under our senior secured revolving loan facility of $282.5 million.

FISCAL 2024 BY THE NUMBERS
$632.8 million revenue	$21.0 million net income	$51.5 million, Adjusted EBITDA(1)	38.9% gross margin	8.1% Adjusted EBITDA Margin(1)(2)
1,800 clients	88% of Fortune 100 clients	3,400 borderless employees (including billable consultants and management personnel)	68.6% of U.S.-based employees identify as women or racially/ethnically diverse	100% of our executive leadership team(3) identify as women or racially/ethnically diverse

(1)Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 34-36 of Resources Connection, Inc.’s Annual Report on Form 10-K for the fiscal year ended May 25, 2024, filed with the SEC on July 22, 2024 (the “Fiscal 2024 Annual Report”), for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable U.S. generally accepted accounting principles (“GAAP”) financial measure, to compute Adjusted EBITDA.
(2)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
(3)Our Executive Leadership Team is comprised of our Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, Chief Legal Officer and Chief People Officer.
6 — RGP 2024 Proxy Statement

Corporate Highlights
In fiscal 2024, we produced a gross margin and Adjusted EBITDA(1) that reflects a tepid demand environment influenced by broader economic trends. Clients have been measured with their spending and investment decisions due to inflation and interest rate hikes over the past year, leading to an elongated sales cycle for opportunities in the pipeline. Despite these challenging macroeconomic conditions throughout the fiscal year, we delivered an Adjusted EBITDA Margin(1)(2) of 8.1% in fiscal 2024.
The growing shift in workforce strategy towards a project-based orientation has been greatly accelerated by the COVID-19 pandemic, which placed an enhanced emphasis on business agility, and continues to be hastened by the competition for talent. Permanent professional personnel positions are being reduced as organizations engage agile talent for project initiatives and transformation work. To capitalize on the favorable secular trends, we are keenly focused on executing the following business strategies to achieve our objectives to build and maintain the Company’s reputation as the premier provider of project execution services for companies facing transformation, change and compliance challenges:
•Hire and retain highly qualified, experienced consultants. We believe our highly qualified, experienced consultants provide us with a distinct competitive advantage. Therefore, one of our top priorities is to continue to attract and retain high-caliber consultants who are committed to serving clients and solving their problems. We believe we have been successful in attracting and retaining qualified professionals by providing interesting work assignments within a blue-chip client base, competitive compensation and benefits, and continuing professional development and learning opportunities, as well as membership in an exclusive community of like-minded professionals, while offering flexible work schedules and more control over choosing client engagements.
•Maintain our distinctive culture. Our corporate culture is a core pillar of our business strategy, built upon our shared, foundational values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe it has been a significant component of our success.
•Establish consultative relationships with clients. We emphasize a relationship-oriented approach to business rather than a transaction-oriented or assignment-oriented approach. We believe the professional services experience of our management and consultants enables us to understand the needs of our clients and deliver an integrated, relationship-based approach to meeting those needs. Client relationships and needs are addressed from a client-centric, not geographic, perspective. Our sales and delivery teams regularly meet with our existing and prospective clients to understand their business issues and help them define their strategic, transformation or other project needs. Our talent team works closely with our sales and delivery teams to identify consultants with the appropriate skills and experience from our global talent pool to meet the clients’ objectives.
We believe that by establishing relationships with our clients to solve their professional service needs, we are more likely to identify new opportunities to serve them. The strength and depth of our client relationships is demonstrated by the 75% retention rate of our top 100 clients over the last five fiscal years.
•Build the RGP brand. We want to maintain a leadership position in today’s world of work, providing the best talent to execute client projects in an increasingly fluid gig-oriented environment. We have historically built our brand through the consistent and reliable delivery of high-quality, value-added services to our clients as well as a significant referral network of 2,585 consultants and 791 management and administrative employees as of May 25, 2024. In recent years, we have invested in global, regional, and local marketing and brand building and activation efforts that reinforce our brand. In fiscal 2022, we introduced our new tagline — Dare to Work Differently® — to clarify our brand. We made progress on clarifying and activating our brand positioning during fiscal 2023 and 2024. In fiscal 2025, we plan to launch our new enterprise rebranding. We rely on trademark registrations and common law trademark rights to protect the distinctiveness of our brand.
Fiscal 2024 was a successful year. Our continued focus on cost discipline resulted in SG&A expenses of $208.9 million in fiscal 2024 compared to $228.8 million in fiscal 2023, an 8.7% improvement. We are well-positioned to accelerate our growth once the broader macroeconomic conditions impacting the human capital sector improve.

RGP 2024 Proxy Statement — 7

Stockholder Return
We returned $18.8 million to stockholders during fiscal 2024 through our dividend program increasing cumulative dividends to $56.2 million over the past three fiscal years. In addition, we have returned $42.9 million to our stockholders through our share repurchase program over the past three fiscal years. We believe that the payment of a regular dividend, along with opportunistically repurchasing shares under our share repurchase program, provides us the ability to consistently return cash to our stockholders.
Issuance of Quarterly Dividend
In July 2010, our Board authorized the establishment of a regular quarterly dividend, subject to quarterly Board approval. We paid a quarterly dividend of $0.14 per share to our stockholders for each quarter in fiscal 2024. Consistent with prior quarters, in July 2024, our Board authorized the payment of a quarterly dividend at $0.14 per share payable on September 20, 2024 to all stockholders of record on August 23, 2024.
Stock Repurchase
In July 2015, our Board approved a stock repurchase program authorizing the repurchase, at the discretion of our senior executives, of our common stock for a designated aggregate dollar limit not to exceed $150 million. During the year ended May 25, 2024, the Company repurchased 606,254 shares of the Company’s common stock on the open market at an average price of $13.20 per share, for an aggregate total purchase price of approximately $8.0 million. As of May 25, 2024, approximately $42.2 million remained available for future repurchases of the Company’s common stock under the July 2015 program.

Corporate Citizenship and Sustainability Highlights
The Company and our Board maintain a focus on corporate citizenship and sustainability matters that impact our employees, clients, and their communities. We believe that environmentally and socially responsible operating practices go hand in hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities.
Our commitment to corporate citizenship and sustainability is more than a corporate imperative and proliferates in all that we do. In fiscal 2024, we conducted an environmental, social and governance (“ESG”) materiality assessment to better understand our sustainability priorities. We have identified areas that we are prioritizing within our ESG strategy where we feel we can make the greatest positive impact:

•Employee Engagement, Well-being & Retention •Diversity, Equity & Inclusion •Business Ethics	•Employee Recruitment, Training & Development •Data Privacy & Cybersecurity •Environmental Sustainability

We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and ESG policies and practices. In December 2023, we publicly committed to set near-term greenhouse gas (“GHG”) emissions reductions targets in line with the Science-based Targets Initiative (“SBTi”).
Below are some recent highlights of our corporate citizenship and sustainability initiatives. For additional information, see “Corporate Citizenship and Sustainability Efforts” beginning on page 35.
ESG Committee
During fiscal 2024, our ESG Committee continued to lead the Company’s ESG strategy, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets regularly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.

8 — RGP 2024 Proxy Statement

Workforce Representation
We are proud that 100% of our Executive Leadership Team(3) identifies as women or as racially or ethnically diverse. Many of our other key leaders also identify as women or racially or ethnically diverse, with approximately 54% of our U.S. -based VP level and above employees identifying as women and 26% identifying as racially or ethnically diverse. Additionally, as of September 2024, 50% of our directors on our Board identify as women or racially or ethnically diverse. We believe a diverse workforce is essential to our continued success. As of May 2024, 68.6% of our U.S.-based employees identified as women or as racially or ethnically diverse, and we are a Paradigm for Parity Coalition Company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.

68.6%* of our U.S. employees	100%** of our executive leaders	50%** of our directors
Identify as Women or Racially/Ethnically Diverse
Paradigm for Parity Coalition Company

* As of May 2024.    ** As of September 2024.
In fiscal 2024, we continued our Diversity, Equity and Inclusion (“DE&I”) Council and DE&I Ambassador programs, consisting of employees representing a cross section of functions and levels across the globe, and open to all employees, regardless of race, gender or ethnicity. The DE&I Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy. The DE&I Ambassador program’s mission is to spread the culture of DE&I at the Company, promote DE&I awareness and engage employees at all levels of the Company through existing business forums, established teams, offices, markets, and regions. The DE&I Ambassador teams operate at a regional level and meet quarterly to share success stories and practices across the regions with the goal of contributing to greater inclusion within the Company.
Sustainability
We believe that environmental sustainability is good for our planet and our bottom line. While, as a global human capital company, our environmental footprint is relatively small, we remain committed to reducing our environmental impacts. To do so, we have completed our inaugural GHG inventory covering our fiscal 2024 operations with the results of such inventory to be released in Fall 2024. We intend to utilize the results of this initiative to set near-term targets in line with the SBTi. Our Global Environmental Responsibility Policy further outlines our approach to conserving natural resources and reducing our climate impacts. Additional actions we have and continue to take to reduce our footprint and be environmentally responsible include (1) reducing our global real estate footprint by over 30,000 square feet during fiscal 2024 by creating designated virtual offices, utilizing shared workspaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning nearly all of our client invoices to electronic billing, implementing electronic paystubs for all U.S. employees, reducing our use of print-based marketing materials in favor of digital assets and distributing our proxy statement and annual report electronically; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings.
Our Communities
We support and encourage our employees to volunteer their time and donate to local or national charitable causes. Since fiscal 2021, we have sponsored Brightpath STEAM Academy, which seeks to empower and inspire at-risk students in St. Louis, Missouri to pursue STEAM careers by hosting large scale events such as a robotic summer camp. We, as an organization, also view each local, national, or global challenge as an opportunity to support and give back to the communities in the markets we serve. In fiscal 2024, we continued our Charitable Giving Matching Program, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 25, 2024, we achieved our goal of matching $100,000 in contributions during fiscal 2024, and since fiscal 2021, we have supported over 190 unique charitable organizations with over $400,000 in contributions. We intend to continue our commitment toward this Program in fiscal 2025.

RGP 2024 Proxy Statement — 9

Annual Meeting

DATE AND TIME October 17, 2024 1:30 p.m., Pacific Time	PLACE 17101 Armstrong Avenue, Irvine, California 92614	RECORD DATE August 19, 2024

VOTING
Stockholders as of the close of business on the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals.

MEETING AGENDA
1	Election of three directors, each for a three-year term expiring at the Company’s annual meeting in 2027 and until their respective successors are duly elected and qualified;
2	Ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2025;
3	Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan;
4	Approval on an advisory basis of the Company’s executive compensation; and
5	Transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.
10 — RGP 2024 Proxy Statement

VOTING MATTERS

Proposal 1	Detailed Information
Election of Three Directors for a Three-Year Term	Page 15
The following table provides summary information about each director nominee. More detailed information may be found in the section entitled “Proposal 1. Election of Directors.”

Name and Principal Occupation	Age	Director Since	Board Committees

ROGER CARLILE	61	2024	Compensation Corporate Governance and Nominating Committee
LISA M. PIEROZZI	63	2021	Audit Chair Corporate Governance and Nominating Committee
A. ROBERT PISANO	81	2002	Compensation

Proposal 2	Detailed Information
Ratification of the Appointment of RSM US LLP as the Company’s Independent Registered Public Accounting Firm for Fiscal 2025	Page 48
For more detailed information on the appointment of RSM US LLP, please refer to the detailed information in “Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2025.”
Stockholder ratification of the appointment of RSM US LLP as our independent registered public accounting firm is not required by our Third Amended and Restated Bylaws (our “Bylaws”) or otherwise. However, our Board is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate governance. If stockholders fail to ratify the appointment, the Audit Committee may reconsider the decision to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and our stockholders.
Set forth below is summary information with respect to RSM US LLP’s fees for services provided to the Company in fiscal 2024 and fiscal 2023.

Fees	2024 ($)	2023 ($)

Audit Fees	1,922,125	1,599,760
Audit Related Fees	4,050	85,460
Tax Fees	6,530	6,200
All Other Fees	—	—
RGP 2024 Proxy Statement — 11

Proposal 3	Detailed Information
Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan	Page 50
We are asking stockholders to approve an amendment and restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan, or the “2020 Plan,” which would increase the maximum number of shares of our common stock authorized for issuance under the 2020 Plan by an additional 815,000 shares. This amendment and restatement was adopted, subject to stockholder approval, by our Board on August 22, 2024.
The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2020 Plan are an important attraction, retention and motivation tool for participants in the plan.
As of August 19, 2024, a total of 1,973,688 shares were subject to outstanding awards granted under the 2020 Plan and 763,059 shares were available for new awards under the 2020 Plan (with performance-based awards included based on the “target” number of shares subject to the award).
The Company also maintains and administers the 2014 Performance Incentive Plan (the “2014 Plan”) and the 2004 Performance Incentive Plan (the “2004 Plan”). No new awards may be granted under either the 2014 Plan or the 2004 Plan. As of August 19, 2024, a total number of 1,937,796 shares were subject to outstanding awards granted under the 2014 Plan and no shares were subject to outstanding awards granted under the 2004 Plan. Any shares subject to awards granted under the 2004 Plan or the 2014 Plan that expire or are forfeited without becoming vested or exercised (as applicable), will be available for new grants under the 2020 Plan.
Key features of the 2020 Plan include:
•The 1,578,059 shares available for grant under the 2020 Plan, including the 815,000 shares that will be available for grant if stockholders approve this 2020 Plan amendment, is approximately 4.7% of the Company’s common shares outstanding as of August 19, 2024.
•The 2020 Plan is administered by the Compensation Committee, which is comprised only of independent directors.
•Shares surrendered, expired, or returned to the Company solely to satisfy the exercise price or tax withholding obligations for stock options or stock appreciation rights cannot be reissued as new awards under the plan (i.e. there are no liberal share counting provisions with respect to stock options and stock appreciation rights).
•No repricing of options is permitted without stockholder approval.
In the event the stockholders do not approve the proposed amendment and addition of shares to the 2020 Plan, the 2020 Plan will continue in operation pursuant to its current terms with no change. For more detailed information on the 2020 Plan, please refer to the detailed information in “Proposal 3. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incent Plan.”
12 — RGP 2024 Proxy Statement

Proposal 4	Detailed Information
Advisory Vote on the Company’s Executive Compensation	Page 89
We are asking stockholders to approve, on an advisory basis, the Company’s executive compensation as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the executive compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). Our Board recommends a FOR vote because it believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving the Company’s core objectives of providing competitive pay, pay for performance and alignment of management’s interests with the interests of long-term stockholders. In addition to reviewing the information in “Proposal 4. Advisory Vote on the Company’s Executive Compensation” and the executive compensation tables and corresponding narratives in this Proxy Statement, stockholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives. Further, our Board believes our executive compensation programs are reasonable in relation to comparable public and private companies in our industry.
PAY FOR PERFORMANCE ORIENTATION
•“At Risk” Compensation/Pay for Performance. A significant portion of each named executive officer’s (“NEO’s”) compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.
For fiscal 2024, approximately 78% of our Chief Executive Officer’s, and an average of 73% of our other NEOs’ target total direct compensation(4), was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.” Furthermore, approximately half of our current NEOs’ target total direct compensation is tied to the Company’s financial performance.
•Base Salaries. The Compensation Committee determined that the base salaries of our NEOs for fiscal 2024 were appropriate in light of the Company’s general financial performance and growth and the base salaries of similarly situated executives in the Company’s peer group. As a result, the Compensation Committee did not increase any of the NEO’s base salaries for fiscal 2024, other than for Mr. Patel in connection with his promotion to Chief Operating Officer.
•Annual Incentives. All of our NEOs participated in our Executive Incentive Plan (“EIP”) during fiscal 2024. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(5) and Adjusted EBITDA Margin(1)(2) for fiscal 2024, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.
Although the Company did not achieve its financial targets for fiscal 2024, the Compensation Committee determined that each of our current NEOs met or exceeded their individual performance goals for fiscal 2024 and displayed outstanding leadership through an uncertain macroeconomic climate. However, the NEOs requested that they not be awarded any EIP award for fiscal 2024 and that, instead, any amounts that the Compensation Committee would have otherwise considered awarding to them for fiscal 2024 be used to provide awards for the Company’s non-executive employees. Accordingly, our NEOs did not receive any EIP awards for fiscal 2024.
•Performance-Based Long-Term Incentives. 50% of the NEOs’ annual equity incentive awards granted in fiscal 2024 were granted in the form of performance-based restricted stock units (“PSUs”). The PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(5) and Adjusted EBITDA Margin(1)(2) achieved over the performance period. The total number of shares that may be earned for these PSUs ranges from zero to 150% of the target number of shares based on performance over the performance period.

(4)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2024. For fiscal 2024, only our CFO’s compensation is included in this calculation of “other NEOs” as Mr. Patel was promoted to COO in April 2024 and Mr. Brackney resigned in September 2023.
(5)Revenue is defined for purposes of the fiscal 2024 EIP and the PSUs as the Company’s consolidated revenue as reported in the Company’s financial statements, with adjustments to exclude the material impact of any changes in accounting standards implemented during fiscal 2024 or for any merger, acquisition or sale that occurs during fiscal 2024.
RGP 2024 Proxy Statement — 13

The remaining 50% of the NEOs’ annual equity incentive awards were granted in the form of time-based restricted stock units (“RSUs”) that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan.
In connection with his promotion to Chief Operating Officer, Mr. Patel received a time-based RSU award that vests over a four-year period. Mr. Brackney did not receive an equity award in fiscal 2024 due to his resignation, effective September 29, 2023. No other long-term incentive awards were granted to our NEOs in fiscal 2024.
The Company’s current policy is to provide stockholders with an opportunity to approve, on an advisory basis, the compensation of our NEOs each year at the annual meeting of stockholders. Accordingly, it is expected that the next such vote will occur at the 2025 Annual Meeting of Stockholders.
14 — RGP 2024 Proxy Statement

Proposal 1. Election of Directors
Our Board currently consists of ten directors. Our Amended and Restated Certificate of Incorporation provides for a classified Board consisting of three classes of directors, each serving staggered three-year terms. At this year’s Annual Meeting, we will be electing three directors, each to serve a term of three years expiring at our 2027 Annual Meeting and until his or her successor is duly elected and qualified.
Each of the nominees, Roger Carlile, Lisa M. Pierozzi and A. Robert Pisano, is presently a member of our Board, having served on the Company’s Board since 2024, 2021 and 2002, respectively. Mr. Pisano and Ms. Pierozzi were each previously elected to our Board by our stockholders at our 2021 annual meeting of stockholders. Mr. Carlile was initially recommended to the Board by Kate Duchene.
In addition, notwithstanding the Company’s retirement age policy, the Board affirmatively requested that Mr. Pisano continue his service to the Board for an additional three-year term given his important role as interim Chairman, his deep knowledge of the Company and outstanding contributions to the Board. Mr. Pisano has served as interim Chairman of the Company since July 2024 and served as Lead Independent Director from 2004 to July 2024 and Chairman of the Corporate Governance Nominating Committee from 2006 to July 2024. He currently also serves on the Compensation Committee. His continued services contribute to the stability of the Board and provide important oversight of the Company, particularly in light of the recent resignation of the Company’s founder and longtime Chairman of the Board, Don Murray. Additionally, Mr. Pisano possesses a unique blend of leadership, institutional knowledge and experience that our Board requires to lead the Company through key enterprise initiatives and will serve as an important mentor to newer board members as the Company continues its board refreshment efforts.
Our Board, acting upon the recommendation of the Corporate Governance and Nominating Committee, recommends that stockholders vote in favor of the election of each of the nominees, Messrs. Carlile and Pisano and Ms. Pierozzi.
In recommending director nominees for selection by the Board, the Corporate Governance and Nominating Committee considers a number of factors, which are described in more detail below under “Board of Directors — Corporate Governance and Nominating Committee.”
In considering these factors, the Corporate Governance and Nominating Committee and the Board consider the fit of each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders. The Board and the Corporate Governance and Nominating Committee aspire to expand the pool of qualified applicants for director positions, including with respect to gender and ethnic and racial diversity. Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any director and any other person pursuant to which a director was selected as a director or nominee.
If at the time of the Annual Meeting any of the nominees is unable or unwilling for good cause to serve if elected, the persons named as proxies on the proxy card will vote for such substitute nominee or nominees, if any, as our Board recommends or, if no substitute nominee is recommended by our Board, for the remaining nominees, leaving a vacancy, unless our Board chooses to reduce the number of directors serving on the Board. Each of the nominees has consented to be named in this Proxy Statement and to serve if elected.
Following is biographical information about each nominee and each other director who will continue as a director after the Annual Meeting. This description includes the principal occupation of, and directorships held by, each director for at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that each nominee and director should serve as a member of the Company’s Board.
RGP 2024 Proxy Statement — 15

DIRECTOR NOMINEES
The individuals standing for election are:

Roger Carlile

Background:
Mr. Carlile founded global business advisory Ankura Consulting Group, LLC in 2014, serving as CEO and Chairman of the Board for five and six years, respectively. Prior to founding Ankura, Mr. Carlile spent over a decade at FTI Consulting, Inc. (NYSE: FCN), where he served in several leadership roles including Chief Financial Officer, Chief Administrative Officer and Chief Human Resources Officer, and global leader of FTI Consulting’s forensic and litigation consulting and technology segments. He previously served as the Global and Americas Leader of KPMG’s forensic services practice and held positions at PwC and Deloitte.
Mr. Carlile currently serves on the Board of Directors of AOC Holdings, LLC (F.K.A. “Alpha Omega Winery, LLC”), Cornerstone Advisors, Inc. (Arizona), Rimkus Consulting Group, Inc. and Salus GRC, LLC.
Key experience, qualifications, attributes and skills:
Mr. Carlile brings over 35 years of experience in the human capital industry to our Board. He is a seasoned entrepreneur and senior advisor, with more than two decades of experience in C-Suite leadership positions. His industry expertise and leadership brings invaluable benefits to the Company and our Board.

Age 61 Director since June 2024 Committee Memberships: •Compensation Committee •Corporate Governance and Nominating Committee

Lisa M. Pierozzi

Background:
Ms. Pierozzi formerly served as Executive Vice President, Finance & Administration and Chief Financial Officer of the Motion Picture Association (“MPA”) from 2006 to 2011. Prior to her role at MPA, Ms. Pierozzi was Senior Vice President, Business Planning and Development for Universal Studios’ global theme parks and resorts group from 2001 to 2005. Ms. Pierozzi joined PricewaterhouseCoopers LLP (formerly Price Waterhouse) in 1984 and was a partner from 1997 to 2001, where she had leadership roles in multiple industry transactions and operational reviews, including deal structuring and assessment, due diligence, financing, process improvement, systems and infrastructure overview. Ms. Pierozzi currently sits on the Board of Directors of the nonprofit Motion Picture & Television Fund (“MPTF”). Ms. Pierozzi’s experience includes serving as the Chairwoman of the Audit Committee as well as a nonvoting member of the Finance and Investment Committees and various other special committees of the MPTF. She is also the founding member of the Normandy Institute.
Key experience, qualifications, attributes and skills:
Ms. Pierozzi brings to our Board more than 35 years of experience as a financial professional and advisor in leadership roles for both public and private companies, with particular expertise in public company financial reporting, systems and controls.

Age 63 Director since February 2021 Committee Memberships: •Audit Committee Chair •Corporate Governance and Nominating Committee

16 — RGP 2024 Proxy Statement

A. Robert Pisano

Background:
Mr. Pisano has served as our interim Chairman of the Board since July 2024 and previously served as our Lead Independent Director from 2004 through July 2024. Mr. Pisano is a business consultant, an activity he began in September 2011. Prior to this, Mr. Pisano was the President and Chief Operating Officer of the MPA from October 2005 until September 2011 and was the interim Chief Executive Officer from January 2010 until March 2011. He served as the National Executive Director and Chief Executive Officer of the Screen Actors Guild from September 2001 to April 2005. From August 1993 to August 2001, he was Executive Vice President, then Vice Chairman and Consultant to Metro-Goldwyn-Mayer, Inc. (“MGM”).
Prior to joining MGM, Mr. Pisano was Executive Vice President of Paramount Pictures Corp. from May 1985 to June 1991, serving as General Counsel and a member of the Office of the Chairman. From 1969 to 1985, Mr. Pisano was an associate and then a partner with the law firm O’Melveny & Myers LLP. Mr. Pisano was formerly a director of StateNet, a legislative and regulatory reporting service. From 2012 to February 2022, Mr. Pisano served as a director of all the FPA Group of Funds, including Source Capital, Crescent and New Income Funds, the largest of the group of funds, and he also served on their Audit and Corporate Governance Committees. Mr. Pisano is the current Chair of the St. John’s Health Foundation in Jackson, WY.
Key experience, qualifications, attributes and skills:
Mr. Pisano’s 20 years of experience as a partner specializing in business litigation while at O’Melveny & Myers LLP, followed by his hands-on management of international business operations, marketing and business development while employed by the leaders in the entertainment industry provide a wealth of experience, especially in the areas of acquisitions and legislative and regulatory affairs, to our Board and to the Company.

Age 81 Director since November 2002 Interim Chairman of the Board Committee Memberships: •Compensation Committee

RGP 2024 Proxy Statement — 17

CONTINUING DIRECTORS
The following persons are the members of our Board whose terms of office do not expire until after the Annual Meeting and who will continue to serve on the Board after the Annual Meeting:

Anthony C. Cherbak

Background:
In 2016, Mr. Cherbak retired as the Chief Executive Officer of the Company, but he has continued to serve as a member of our Board, a position he has held since 2009. Mr. Cherbak served as the Company’s Chief Executive Officer and President from 2013 to 2016 and was the Company’s President and Chief Operating Officer from 2009 to 2013. He previously held the position of Executive Vice President of Operations from July 2005 to August 2009.
He joined the Company in July 2005 from Deloitte & Touche LLP, a professional services firm, where he spent the majority of his career as an audit partner in the Orange County, California office. While with Deloitte & Touche LLP, Mr. Cherbak led the firm’s consumer business practice for its Pacific Southwest region and most recently served as the Partner in Charge of the Orange County audit practice.
Key experience, qualifications, attributes and skills:
Mr. Cherbak brings to the Company and the Board over 40 years of professional services, operations and financial management experience. Additionally, having formerly served as the Company’s Chief Executive Officer, Mr. Cherbak brings to our Board insight into the operations of the Company.

Age 70 Director since August 2009 Term of Office Expires at the Annual Meeting in 2025

18 — RGP 2024 Proxy Statement

Susan M. Collyns

Background:
Since November 2023, Ms. Collyns has served as the Chief Financial Officer of Fabletics, a creator of active lifestyle fashion products. From August 2014 to May 2022, Ms. Collyns served as President and Chief Financial Officer of The Beachbody Company, a health, fitness, and nutrition company. Prior to this position, she served as Chief Financial Officer of Dun and Bradstreet Credibility Corp., a financial data subscription company, from July 2012 to August 2014, and as Chief Financial Officer and Chief Operating Officer of California Pizza Kitchen, Inc., from 2001 to 2011.
Ms. Collyns also currently serves on the Board of Bluestone Lane, a privately owned Australian-inspired coffee shop and lifestyle brand, since 2022 and as the Chairperson of the Board of Poolwerx, a privately owned global franchise pool service and retail brand based out of Australia, since 2023. From 2019 to March 2024, Ms. Collyns served on the Board of Directors and Audit Committee of Dine Brands Global, a publicly-traded casual dining franchise concept. Ms. Collyns also served on the Board of Directors, and as Chair of the Compensation Committee and Audit Committee, of Waitr Holdings, Inc., a publicly-traded online ordering technology platform, from May 2019 to November 2019; on the Board and Audit Committee of Potbelly, Inc., a publicly-traded fast casual sandwich concept, from May 2018 to May 2019; and on the Board and as Chair of the Audit Committee of Zoe’s Kitchen, Inc., a casual dining concept, from February 2014 to November 2018, from the company’s IPO to their privatization.
Ms. Collyns has a Bachelor of Economics from Macquarie University and is a Certified Public Accountant (inactive). She also previously worked as an auditor for PricewaterhouseCoopers LLP.
Key experience, qualifications, attributes and skills:
Ms. Collyns brings to the Board over 30 years of board and executive leadership experience as President, Chief Financial Officer and Chief Operating Officer for public and private companies. She has particular expertise in public company financial reporting, systems, controls, strategic planning, risk management, capital raising, and mergers and acquisitions. This experience together with Ms. Collyns’ deep knowledge of business and operational transformation and digital engagement provides unique and relevant insights to the Board and Company.

Age 57 Director since August 2023 Term of Office Expires at the Annual Meeting in 2025 Committee Memberships: •Audit Committee •Corporate Governance and Nominating Committee Chair

RGP 2024 Proxy Statement — 19

Neil F. Dimick

Background:
Prior to joining our Board, Mr. Dimick served as Executive Vice President and Chief Financial Officer of AmerisourceBergen Corporation, a pharmaceutical services provider, from August 2001 to May 2002. He served as Senior Executive Vice President and Chief Financial Officer of Bergen Brunswig Corporation, as well as a director and a member of the Bergen Board’s Finance, Investment and Retirement Committees, for more than five years prior to its merger with AmeriSource Health in 2001. Mr. Dimick began his professional career as a corporate auditor with Deloitte & Touche LLP, a professional services firm. He was a partner with the firm for eight years and served for two years as the National Director of the firm’s Real Estate Industry Division. From 2002 to 2022, Mr. Dimick served on the Board of Directors of Viatris, Inc., where he served as Chairperson of the Audit Committee and member of the Compensation, Executive, and Finance Committees. Mr. Dimick also served on the Board of Thoratec Corporation, where he was Chairman of the Board and a member of the Audit and Corporate Governance and Nominating Committees; WebMD Health Corp., where he served as a member of the Executive and Audit Committees and as Chairman of the Nominating and Governance Committee; and Alliance HealthCare Services, Inc., where he served as Chairperson of the Audit Committee and member of the Strategic Planning and Finance and Nominating and Corporate Governance Committees.
Key experience, qualifications, attributes and skills:
Mr. Dimick brings to our Board and Audit Committee more than 25 years of public accounting experience, including eight years as a partner at Deloitte & Touche LLP, experience as a Chief Financial Officer for a large-cap publicly traded international company and involvement with public company boards and board committees, all of which provide our Board with in-depth knowledge of the many critical financial and risk-related issues facing public companies today. In addition, his experience in the healthcare industry has benefited RGP’s strategic direction with this important industry and client base.

Age 75 Director since November 2003 Term of Office Expires at the Annual Meeting in 2025 Committee Memberships: •Audit Committee •Compensation Committee

20 — RGP 2024 Proxy Statement

Kate W. Duchene

Background:
Ms. Duchene is our President and Chief Executive Officer, a position to which she was promoted in December 2016. Between 1999 and 2016, Ms. Duchene was our Chief Legal Officer, Secretary and Executive Vice President of Human Resources. From 2012 to 2016, Ms. Duchene also assumed leadership of RGP Legal, our legal and regulatory consulting practice. Since 2023, Ms. Duchene has served on the Board of Directors of Corgan, a global architecture and design firm. From September 2020 to February 2021, Ms. Duchene served on the Board of Directors of Collectors Universe Inc. until the company was taken private. Prior to joining the Company, Ms. Duchene practiced law with O’Melveny & Myers LLP, an international law firm, in Los Angeles, California, specializing in labor and employment matters. Ms. Duchene was with O’Melveny & Myers LLP from October 1990 through December 1999, most recently as a Special Counsel.
Key experience, qualifications, attributes and skills:
As our President and Chief Executive Officer, Ms. Duchene brings to our Board valuable leadership experience and a deep and thorough understanding of our operations, the day-to-day management of our business and our industry as a whole.

Age 61 Director since January 2018 Term of Office Expires at the Annual Meeting in 2025

Robert F. Kistinger

Background:
Mr. Kistinger was the Chief Operating Officer of Bonita Banana Company from 2009 to 2014 and now continues to serve as an Executive Advisor to the company. He was formerly President and Chief Operating Officer of the Fresh Group of Chiquita Brands International, Inc. (“Chiquita”). Mr. Kistinger was employed at Chiquita for more than 27 years and held numerous senior management positions in accounting, financial analysis and strategic planning roles. Prior to joining Chiquita, Mr. Kistinger was with the accounting firm of Arthur Young & Company for six years and is a certified public accountant and a member of the American Institute of Certified Public Accountants.
Key experience, qualifications, attributes and skills:
Mr. Kistinger has held leadership positions in large multinational companies, developing critical financial and international operations expertise. Mr. Kistinger’s knowledge, insight and experience are invaluable to the Company and to the Board as we continue to provide services and solutions to our clients around the world.

Age 71 Director since August 2006 Term of Office Expires at the Annual Meeting in 2026 Committee Memberships: •Audit Committee •Corporate Governance and Nominating Committee

RGP 2024 Proxy Statement — 21

Marco von Maltzan

Background:
Mr. von Maltzan served as the Chairman of the Supervisory Board of taskforce — Management on Demand AG and served as the Chairman of the Supervisory Board of industrial holding company Greiffenberger AG from 2016 through June 2021. Since 2015, he has been the Deputy Chairman of the Shareholder Committee and member of the Audit Committee of food conglomerate Pfeifer & Langen Industrie- und Handels-KG. From 2018 to January 2023, he served on the Advisory Board of automotive supplier IFA Holding GmbH. In addition, he currently serves as Chairman of the Advisory Board of UKM Holding GMBH and of Walter Klein GmbH & Co. KG, and as Chairman of the Supervisory Board of WKW Automotive AG, all automotive suppliers. Mr. von Maltzan started his professional career in 1983 with top management consulting firm Roland Berger. In 1987, he joined BMW Group where he held various senior management positions, acting lastly as Chief Executive Officer of BMW Motorrad, BMW’s motorcycle division from 1999 to 2002. From 2003 to 2007, Mr. von Maltzan served as Chief Executive Officer and Chief Financial Officer of automotive supplier BERU AG which under his leadership was sold to Michigan-based BorgWarner, Inc. From 2008 to 2011, Mr. von Maltzan served as Chief Executive Officer of Profine Group, a leading manufacturer of windows construction systems. Mr. von Maltzan has also held various board of director and Interim Chief Executive Officer assignments in the past. Mr. von Maltzan is a certified engineer who holds a Master’s degree in Mechanical Engineering from RWTH Aachen University as well as a Master’s degree in Business Administration from INSEAD, Fontainebleau.
Key experience, qualifications, attributes and skills:
Mr. von Maltzan brings to our Board over 40 years of international and industry-specific operational experience. This experience uniquely qualifies him to advise the Company in its international growth strategy.

Age 69 Director since July 2018 Term of Office Expires at the Annual Meeting in 2026 Committee Memberships: •Audit Committee •Corporate Governance and Nominating Committee

22 — RGP 2024 Proxy Statement

David P. White

Background:
Mr. White is currently an Executive Coach and Strategic Advisor with Ulu Ventures, a venture capital firm that invests in early-stage companies. He previously served as the Chief Executive Officer and Chief Negotiator of the Screen Actors Guild-American Federation of Television and Radio Artists (“SAG-AFTRA”) from 2009 to June 2021. He also served as the board Chair for the boards of the SAG-Producers Pension Plan and the SAG-AFTRA Health Plan from 2010 to 2018. Prior to rejoining SAG-AFTRA in 2009, where he previously served as General Counsel from 2002 to 2006, Mr. White was Co-Founder and Chief Executive Officer of Los Angeles-based Entertainment Strategies Group LLC from 2006 to 2009, providing consulting services to the entertainment industry. He was also previously a labor and employment attorney at O’Melveny & Myers LLP.
Mr. White is a Rhodes Scholar and a graduate of Grinnell College, Stanford Law School and The Queen’s College, Oxford University. He currently serves as the Deputy Chair of the Federal Reserve Bank of San Francisco, where he serves on the Audit and Risk Management Committee and the Bank Governance Committee. He is also the board Chair of the Mayor’s Fund for Los Angeles, a nonprofit that brings private sector resources to address public sector challenges. From 2010 to 2022, he was a board member of the MPTF, where he served on the Audit Committee. From 2010 to 2021, Mr. White served as a board member of The Actors Fund (now the Entertainment Community Fund), where he served on the Strategic Planning Committee and as a member of the affiliated Housing Development Corporation of the Entertainment Community Fund. From 2017 to 2021, he served as a commissioner for the Entertainment Industry Commission on Eliminating Sexual Harassment and Advancing Equality in the Workplace, and from 1999 to 2018, he served as a trustee and chair of the Board of Trustees of Grinnell College.
Key experience, qualifications, attributes and skills:
Mr. White brings to our Board over 20 years of legal and executive leadership expertise, with extensive expertise in human capital and regulatory matters all of which makes him a trusted advisor to the Company.

Age 56
Director since July 2021
Term of Office Expires at the Annual Meeting in 2026
Lead Independent Director
Committee Memberships:
•Compensation Committee Chair
•Corporate Governance and Nominating Committee

RGP 2024 Proxy Statement — 23

Executive Officers
The following table sets forth information about our current executive officers. Each of our executive officers serves at the pleasure of our Board. There are no family relationships among our directors or executive officers nor any arrangements or understandings between any of our executive officers and any other person pursuant to which an officer was selected. Timothy L. Brackney, our Former President and Chief Operating Officer, resigned effective September 29, 2023.

Kate W. Duchene (61)
President, Chief Executive Officer and Director
Ms. Duchene has served as our President and Chief Executive Officer since December 2016. Biographical information regarding Ms. Duchene is set forth above under the caption “Continuing Directors.”

Jennifer Y. Ryu (49)
Executive Vice President and Chief Financial Officer
Jennifer Y. Ryu has served as our Executive Vice President and Chief Financial Officer since February 2020. Prior to her appointment, Ms. Ryu served as the Interim Chief Financial Officer since August 14, 2019. Prior to her appointment as Interim Chief Financial Officer, Ms. Ryu served as the Company’s Senior Vice President of Finance and Accounting, a position she held since April 2019. From February 2014 to April 2019, Ms. Ryu was the Chief Accounting Officer of Young’s Holdings, a holding company for wine and spirits sales and marketing companies.

Bhadreskumar (“Bhadresh”) Patel (50)
Chief Operating Officer
Bhadreskumar (“Bhadresh”) Patel has served as our Chief Operating Officer since April 7, 2024. Prior to his appointment as Chief Operating Officer, Mr. Patel served as our Chief Digital Officer since September 2021. Mr. Patel also served as the Chief Executive Officer of Veracity Consulting Group, LLC (“Veracity”), a digital transformation firm, since its founding in 2015. Veracity has been a wholly-owned subsidiary of the Company since July 2019. Prior to co-founding Veracity, Mr. Patel served as Senior Vice President at ICF International, Inc., a global consulting and technology services company.

24 — RGP 2024 Proxy Statement

Board of Directors
BOARD LEADERSHIP STRUCTURE
Our Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and Chief Executive Officer of the Company in any way that is in the best interests of the Company and its stockholders at a given point in time. Our Board believes that the decision as to who should serve as Chairman of the Board and Chief Executive Officer, and whether these offices should be combined or separate, should be assessed periodically by our Board, and that our Board should not be constrained by a rigid policy mandating that such positions be separate. The Company currently separates the roles of Chief Executive Officer and Chairman of the Board, with Mr. Pisano currently serving as the interim Chairman of the Board. Mr. Pisano previously served as our Lead Independent Director given that our previous Chairman of the Board was not deemed to be independent under the listing requirements of the Nasdaq Stock Market (“Nasdaq”) because he was a former Chief Executive Officer and founder of the Company. Ms. Duchene serves as our Chief Executive Officer and is the individual with primary responsibility for managing the Company’s day-to-day operations with in-depth knowledge and understanding of the Company. This leadership structure permits Mr. Pisano to focus on providing guidance to our Chief Executive Officer and to set the agenda for, and preside over, meetings of our Board. Given Mr. Pisano’s role as interim Chairman of the Board and our historic practice of having a Lead Independent Director, our Board appointed David P. White to serve as Lead Independent Director. Mr. White will work closely with Mr. Pisano and will have responsibilities that are similar to those typically performed by an independent chairman. The Company’s Lead Independent Director is appointed annually by the independent directors on our Board. Coupled with the Chairman position, this combined structure provides independent oversight while avoiding unnecessary confusion regarding our Board’s oversight responsibilities and the day-to-day management of business operations.
The responsibilities of our Chairman and our Lead Independent Director are summarized in the table below.

Chairman	Lead Independent Director

Calls meetings of the Board and stockholders	Calls meetings of the independent directors
Chairs meetings of the Board and the annual meeting of stockholders	Sets agenda and chairs executive sessions of the independent directors
Establishes Board meeting schedules and agendas	Available to chair meetings of the Board when there is a potential conflict of interest with the Chairman on issues to be discussed or if the Chairman is absent
Ensures that information provided to the Board is sufficient for the Board to fulfill its primary responsibilities	Provides input to the Chairman on the scope, quality, quantity and timeliness of the information provided to the Board
Communicates with all directors on key issues and concerns outside of Board meetings	Serves as a conduit to the Chairman of views and concerns of the independent directors
With the Lead Independent Director and CEO, jointly recommends Committee Chair and member positions to the full Board and the Corporate Governance and Nominating Committee	Collaborates with the Corporate Governance and Nominating Committee on questions of possible conflicts of interest or breaches of the Company’s governance principles by other directors, including the Chairman
Provides suggestions to the Corporate Governance and Nominating Committee with respect to the composition and of the Board and Board recruitment efforts	Oversees the process of hiring or firing the Chief Executive Officer, including any compensation arrangements, assists with resolving structure conflicts between the independent directors and the Chief Executive Officers, and serves as the special counsel to the Chief Executive Officer
Leads the Board review of management succession and development plans	Recommends to the Board the retention of outside advisors who report directly to the Board
Represents the Company to, and interacts with, external employees (with the Lead Independent Director to communicate with stockholders where appropriate)	Participates with the Compensation Committee Chair in stockholders and communicating performance feedback and compensation decisions available to the Chief Executive Officer
RGP 2024 Proxy Statement — 25

Our Board believes the Company’s corporate leadership structure ensures that strong, independent directors continue to effectively oversee the Company’s management and key issues related to executive compensation, the evaluation of our Chief Executive Officer and succession planning, strategy, risk, and integrity.
DIRECTOR INDEPENDENCE
As required by the Company’s Corporate Governance Guidelines and Committee Charters, our Board has determined that each of our directors, other than Ms. Duchene, is an “independent director” under the Nasdaq Listing Rules. The Board also previously determined that Mr. Murray, who resigned from the Board on July 26, 2024, was an “independent director” under the Nasdaq Listing Rules. Ms. Duchene is currently employed as the President and Chief Executive Officer of the Company; accordingly, she does not qualify as an “independent director” under the Nasdaq Listing Rules. There were no transactions, relationships or arrangements involving any of the Company’s directors which our Board considered in making its independence determination.
BOARD COMPOSITION
Our Board believes our directors’ breadth of experience, diversity, tenure and skills strengthen our Board’s independent leadership and the effective oversight of management.

● ●	1 non-independent 9 independent	●	5 members identify as women or racially diverse	● ● ●	4 directors with <5 years 3 directors with 5-15 years 3 directors with >15 years
26 — RGP 2024 Proxy Statement

Following is a summary of each director’s unique skills and experience, as well as the diversity and demographic background of our directors (as self-identified).
DIRECTOR SKILLS MATRIX

	Senior Leadership Experience	Public Company Board Experience (other than RGP)	Global Expertise	Finance & Accounting Expertise	Professional Services & Human Capital Industry Experience	Risk Management	Strategy Development & Digital Transformation Expertise	Government, Regulatory, Legal Expertise

Director

ROGER CARLILE	✓		✓	✓	✓	✓	✓
ANTHONY CHERBAK	✓		✓	✓	✓	✓	✓
SUSAN M. COLLYNS	✓	✓	✓	✓	✓	✓	✓
NEIL F. DIMICK	✓	✓	✓	✓	✓	✓	✓
KATE W. DUCHENE	✓	✓	✓		✓	✓	✓	✓
ROBERT KISTINGER	✓		✓	✓	✓	✓	✓
MARCO VON MALTZAN	✓	✓	✓	✓	✓	✓	✓
LISA M. PIEROZZI	✓		✓	✓	✓	✓	✓
A. ROBERT PISANO	✓		✓	✓	✓	✓	✓	✓
DAVID P. WHITE	✓			✓	✓	✓	✓	✓

Board Diversity Matrix (As of September 5, 2024)

Total Number of Directors	10
PART I: GENDER IDENTITY	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	3	7	—	—
PART II: DEMOGRAPHIC BACKGROUND
African American or Black	—	1	—	—
Alaskan Native or Native American	—	1	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	3	5	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—	—	—	—
Did Not Disclose Demographic Background	—	—	—	—
RGP 2024 Proxy Statement — 27

COMMITTEES OF THE BOARD
The Company’s standing Board committees consist of (1) an Audit Committee, (2) a Compensation Committee, and (3) a Corporate Governance and Nominating Committee. Each committee of our Board is comprised entirely of independent directors under the Nasdaq Listing Rules and, for members of the Audit Committee, the applicable rules of the SEC. As referenced above, our Board also designates a Lead Independent Director to serve as a representative for the independent directors and to facilitate communications among the independent directors and management. The following identifies the current members of each of the Company’s standing Board committees. Ms. Duchene and Mr. Cherbak do not currently serve on any committee of the Board.

2024 Board Independence

Member	Audit	Compensation	Corporate Governance & Nomination	Board of Directors

A. ROBERT PISANO
KATE W. DUCHENE
ROGER CARLILE
TONY CHERBAK
SUSAN M. COLLYNS
NEIL F. DIMICK
ROBERT KISTINGER
MARCO VON MALTZAN
LISA M. PIEROZZI
DAVID P. WHITE

Chair	Member	Independent	Lead Independent Director
ATTENDANCE AT MEETINGS
Our Board met six times during fiscal 2024. Additionally, our Audit Committee met eight times, our Compensation Committee met five times, and our Corporate Governance and Nominating Committee met four times during fiscal 2024. All then members of our Board attended at least 75% of the Board meetings and meetings of the committees upon which he or she serves. The Company’s policy is that directors should make themselves available to attend the Company’s annual meeting of stockholders. All then members of our Board attended our 2023 Annual Meeting of Stockholders in person or by video conference/telephone.
COMMITTEE CHARTERS
Our Board annually reviews and approves the charter of each of the committees. The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee charters were reviewed and approved by the Board on July 24, 2024, and are available on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
The current members of the Corporate Governance and Nominating Committee are Ms. Collyns (Chairperson), Ms. Pierozzi and Messrs. Carlile, Kistinger, von Maltzan and White.
Governance-Related Duties. The Corporate Governance and Nominating Committee is responsible for overseeing the corporate governance principles applicable to the Company, and the Company’s Code of Business Conduct and Ethics (the “Code of Conduct”), which is reviewed by the entire Board annually. See “Corporate Governance Guidelines and Code of Business Conduct and Ethics” below. In addition, the Corporate Governance and Nominating Committee annually reviews the Company’s compliance with the Nasdaq Listing Rules and reports the conclusions of such review to our Board. The Corporate
28 — RGP 2024 Proxy Statement

Governance and Nominating Committee also oversees and periodically reviews the Company’s ESG initiatives, activities and practices, including corporate social responsibility and sustainability matters.
Nominating-Related Duties. The Corporate Governance and Nominating Committee is also responsible for overseeing the process of nominating individuals to stand for election or re-election as directors. In doing so, the Corporate Governance and Nominating Committee reviews and makes recommendations to our Board with respect to the composition of the Board, tenure of Board members, and qualifications, skills and attributes for new directors. The Corporate Governance and Nominating Committee may also retain a professional executive search firm, on an as-needed basis in consultation with the Chairman of the Board, to assist in the identification and recruitment of independent Board candidates. The Company did not retain a professional executive search firm during fiscal 2024 for Board member recruitment activities. The Corporate Governance and Nominating Committee will consider stockholder suggestions of persons to be considered as nominees, as further described below under “— Selection of Director Candidates.” Any director candidates recommended by the Company’s stockholders in accordance with the Company’s policy regarding such recommendations will be given consideration by the Corporate Governance and Nominating Committee, consistent with the process used for all candidates and in accordance with the Company’s policy regarding such recommendations.
Board Composition & Succession Planning. Given the tenure and longevity of our Board, coupled with the Company’s business transformation, the Corporate Governance and Nominating Committee is overseeing the development of a Board composition, refreshment and succession plan to continue to evolve our Board over the next few years. In connection with this plan, the Corporate Governance and Nominating Committee is considering and interviewing several director candidates. Our Board, led by the Corporate Governance and Nominating Committee, will continue to work towards achieving the Board’s refreshment and succession planning goals during fiscal 2025.
Selection of Director Candidates. The Corporate Governance and Nominating Committee’s process for identifying and evaluating new director candidates is as follows. If determined appropriate, the Corporate Governance and Nominating Committee may retain a professional executive search firm to assist the Corporate Governance and Nominating Committee in managing the overall process, including the identification of new director candidates who meet certain criteria set from time to time by the Corporate Governance and Nominating Committee. All potential new director candidates, whether identified by the search firm, stockholders or Board members, are then reviewed by members of the Corporate Governance and Nominating Committee, our NEOs, and at times by the search firm. In the course of this review, some candidates are eliminated from further consideration because of conflicts of interest, unavailability to attend Board or committee meetings or other relevant reasons. The Corporate Governance and Nominating Committee then decides which of the remaining candidates most closely match the established criteria, described in the subsequent paragraph, and are therefore deserving of further consideration.
The Corporate Governance and Nominating Committee then discusses these new director candidates, decides which of them, if any, should be pursued, gathers additional information if desired, conducts interviews and decides whether to recommend one or more of the candidates to the Board for nomination. In connection with this review, the Corporate Governance and Nominating Committee also reviews and considers each of the incumbent directors for continuing Board membership after his or her term expires. Our Board discusses the Corporate Governance and Nominating Committee’s recommended candidates, decides if any additional interviews or further background information is desirable and, if not, decides whether to nominate one or more candidates. Those nominees will then be named in the proxy statement for election by the stockholders at the annual meeting (or, if between annual meetings, the nominees may be appointed by the Board itself to fill any vacancies on our Board).
In determining whether to recommend a candidate, the Corporate Governance and Nominating Committee weighs the following selection criteria, as described in the Company’s Corporate Governance Guidelines: personal integrity, intelligence, sensitivity to the Company’s corporate culture and responsibilities, relevant business background, diversity, independence, and ability to regularly prepare for and attend Board meetings. The Board aspires to expand the pool of qualified applicants for director positions, including with respect to gender, sexual orientation, gender identify, and ethnic and racial diversity. In considering specific director candidates, the Board and the Corporate Governance and Nominating Committee consider each individual’s qualifications, skills and attributes with those of the Company’s other directors in order to build a Board that, as a whole, contains diverse perspectives and experience and is effective, collegial and responsive to the Company and its stockholders.
Recommendations and selections for director nominees are made based on an assessment of the best candidate qualified for the position.
RGP 2024 Proxy Statement — 29

Below is a description of the key experience, qualifications, attributes and skills the Committee considers important for director candidates in light of the Company’s business:
•Business Sector Knowledge and International Experience. We value directors with backgrounds that include the many business sectors that make up our core business — finance and accounting, risk management, information management, human capital, supply chain, legal and regulatory, corporate advisory, strategic communications and restructuring services. To support and grow our international practices, we also look for directors with global expertise. Finally, to expand and grow our digital transformation group and develop and introduce our digital engagement platform, we look for directors with an expertise in digital transformative initiatives.
•Management, Accounting and Finance Expertise. We value management experience in our directors as it provides a practical understanding of organizations, processes, strategy, risk management and the methods to drive change and growth. While we require specific financial qualifications and expertise for Audit Committee membership, we expect all of our directors to be financially knowledgeable.
•Business Judgment, Leadership and Strategic Vision. We value directors with experience in significant leadership positions, who can provide sound business judgment, share tested leadership skills and have the insight necessary to formulate a strategic vision.
Director Candidates Recommended by Stockholders. The Corporate Governance and Nominating Committee will consider individuals for nomination to stand for election as directors who are recommended to it in writing by any stockholder of the Company. Any stockholder wishing to recommend an individual as a nominee for election at the Annual Meeting of Stockholders to be held in 2025 should send a signed letter of recommendation, to be received before May 8, 2025, to the following address: Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614; Attn: Lauren Elkerson, Corporate Secretary. Recommendation letters must state the reasons for the recommendation and contain the full name and address of each proposed nominee as well as brief biographical information setting forth past and present directorships, employment, occupations and civic activities. Any such recommendation should be accompanied by a written statement from the proposed nominee consenting to be named as a candidate and, if nominated and elected, consenting to serve as a director. Our Bylaws include additional requirements regarding nominations of persons at a stockholders’ meeting other than by the Board. See “Questions and Answers — When must notice of business to be brought before an annual meeting be given and when are stockholder proposals and director nominations due for the 2025 annual meeting?”
COMPENSATION COMMITTEE
The current members of the Compensation Committee are Mr. White (Chairperson), and Messrs. Carlile, Dimick and Pisano, each of whom satisfies the additional independence requirements specific to Compensation Committee members under applicable Nasdaq Listing Rules.
The Compensation Committee is responsible for discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee reviews and approves the compensation arrangements, plans, policies, and programs that apply to our executive officers. Pursuant to the written charter of the Compensation Committee, its principal responsibilities include, among other things:
•To review and approve the goals and objectives relevant to the compensation of our Chief Executive Officer, to evaluate the performance of our Chief Executive Officer in light of those goals and objectives, and to determine the terms of the compensatory agreements and arrangements for our Chief Executive Officer;
•To review and approve all of the Company’s compensation programs applicable to our other executive officers, including all forms of salary and grants of annual incentives and equity compensation;
•To review and approve any new compensation plan or any material change to an existing compensation plan available to executive officers and to make recommendations to the Board with respect to the adoption, amendment or discontinuation of the Company’s incentive compensation and equity-based plans that require Board approval;
•To review and approve severance or similar termination payments to the Company’s executive officers;
•To recommend to the Board development and succession plans for the senior management of the Company;
30 — RGP 2024 Proxy Statement

•To establish, review and evaluate the Company’s long-term strategy of employee compensation and utilization of different types of compensation plans in consultation with senior management; and
•To periodically review the Company’s human capital policies, practices and programs, including related to DE&I, employee well-being, employee professional development and non-executive compensation and benefits.
The Compensation Committee’s charter permits it to delegate duties and responsibilities to sub-committees or the Company’s management. However, the Compensation Committee has no current intention to delegate any of its authority with respect to determining executive officer compensation to any sub-committee or to management. The Compensation Committee takes into account our Chief Executive Officer’s recommendations regarding the corporate goals and objectives, performance evaluations and compensatory arrangements for the Company’s executive officers other than the Chief Executive Officer. In particular, the Compensation Committee considered the Chief Executive Officer’s recommendations regarding the appropriate base salaries and annual incentive compensation opportunity payouts under the EIP for fiscal 2024 for our executive officers (other than for our Chief Executive Officer whose base salary and annual incentive compensation was determined by the Compensation Committee).
Pursuant to its charter, the Compensation Committee is authorized in its sole discretion to retain compensation consultants and other advisors to assist it in carrying out its duties. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such compensation consultant or advisor, including sole authority to determine and approve the terms, costs and fees for such engagements, with reasonable compensation to be borne by the Company. The Compensation Committee determines whether to retain a compensation consultant on an annual basis in light of the status of the management team and the business needs of the organization at the relevant time. The Compensation Committee did not engage a compensation consultant during fiscal 2024 to provide advice or recommendations on the amount or form of executive and director compensation. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2024, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.
AUDIT COMMITTEE
The current members of the Audit Committee are Ms. Pierozzi (Chairperson), Ms. Collyns, and Messrs. Dimick, Kistinger and von Maltzan, each of whom satisfies the enhanced independence standards applicable to Audit Committee members pursuant to the Nasdaq Listing Rules and applicable rules promulgated under the Exchange Act. All five members of the Audit Committee qualify as financial experts, as defined in Item 407 of Regulation S-K.
The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company. The Audit Committee reviews our auditing, accounting, financial reporting and internal control functions; is directly responsible for the appointment, compensation and retention of the Company’s independent registered public accounting firm; and oversees the Company’s risk assessment and risk management policies, particularly the management of financial risks and technology-related risks, including cybersecurity and data protection. The Audit Committee also receives regular reports from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee, and our Chief Information Officer, to assist with the management of the Company’s financial and technology-related risks. Additionally, the Audit Committee is directly responsible for the evaluation and oversight of the work of the independent registered public accounting firm, as described under “Proposal 2. Ratification of the Appointment of Independent Registered Public Accounting Firm for Fiscal 2025” below, under the caption “All Other Fees,” including ensuring such services are compatible with maintaining the independence of the independent registered public accounting firm. In discharging its duties, the Audit Committee:
•Reviews and approves the scope of the annual audit and the independent registered public accounting firm’s fees;
•Reviews and discusses with management and the independent registered public accounting firm the Company’s annual audited financial statements, quarterly financial statements, material accounting principles and related matters;
•Meets independently with our internal finance and audit staff, our independent registered public accounting firm and our senior management;
RGP 2024 Proxy Statement — 31

•Consults with our independent registered public accounting firm with regard to the plan of audit, the results of the audit and the audit report and confers with the independent registered public accounting firm regarding the adequacy of internal accounting controls; and
•Reviews and approves all proposed related party transactions required to be disclosed pursuant to Item 404 of Regulation
S-K.
THE BOARD’S ROLE IN RISK OVERSIGHT
Our Board has an active role, as a whole and through its committees, in overseeing management of the Company’s risks. Our Board’s role in the risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including legal, cybersecurity, operational, financial and strategic risks. These reports occur at regular and special meetings of the Board as appropriate. The involvement of our Board in reviewing, approving, and monitoring our fundamental financial and business strategies, as contemplated by our corporate governance documents, is critical to the determination of the types and appropriate levels of risk the Company undertakes. The Board’s committees, all comprised solely of independent directors, assist our Board in fulfilling its oversight responsibilities in certain areas of risk. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Corporate Governance and Nominating Committee oversees the management of risks associated with the composition of the Board and other types of corporate governance risks within its area of responsibility. The Audit Committee oversees the Company’s risk assessment and risk management, particularly with respect to financial risks, such as financial reporting and accounting, internal controls, fraud, legal and regulatory compliance, and technology-related risks, including data protection and cybersecurity. The Audit Committee receives regular reports at each Audit Committee meeting from our Vice President of Internal Audit, who directly reports to the Chairperson of the Audit Committee. The Audit Committee also receives reports on a quarterly basis, and more frequently as needed, from our Chief Information Officer on cybersecurity risks and the Company’s ongoing cybersecurity training for employees, which typically occurs monthly. The Audit Committee and the entire Board also receive quarterly reports from our Chief Legal Officer on any material litigation involving the Company and various material risk management matters, if any. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through the committee reports regarding such risks and engages in a yearly review of leading risk indicators. This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
Our Board believes the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and, therefore, do not materially affect its choice of leadership structure as described under “Board Leadership Structure” above.
RISK ASSESSMENT OF COMPENSATION PROGRAMS
We have reviewed our compensation programs across the Company to determine whether they encourage unnecessary or excessive risk taking, and we have concluded that they do not.
In particular, as to our compensation arrangements for our NEOs, the Compensation Committee takes risk into account in establishing and reviewing these arrangements. The Compensation Committee believes that our executive compensation arrangements do not encourage unnecessary or excessive risk taking for several reasons. First, the base salaries of our NEOs are fixed in amount and thus do not encourage risk taking. Second, while our EIP focuses on achievement of short-term or annual goals, and short-term goals may encourage the taking of short-term risks at the expense of long-term results, the EIP is only one component of our overall compensation program and is balanced by the focus of our long-term incentive awards on driving longer-term stockholder gains.
Third, the Compensation Committee retains authority to exercise its discretion in determining the amount to award each NEO with respect to the qualitative component of our EIP based on its subjective assessment of the Company’s performance, the NEO’s individual performance, and any other factors the Compensation Committee may consider — including exposure to risk and risk management. Fourth, annual incentive awards are capped pursuant to our EIP so that our NEOs are not able to achieve unlimited reward for taking significant risk. The Compensation Committee believes that the EIP appropriately balances risk and the desire to focus NEOs on specific short-term goals important to our success, and that it does not encourage unnecessary or excessive risk taking over a short- or long-term measure.
32 — RGP 2024 Proxy Statement

In addition, a significant portion of the compensation provided to our NEOs is in the form of equity awards that are important to further align each NEO’s interests with those of our stockholders. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk-taking. The PSUs are tied to performance over a three-year performance period and are capped pursuant to the terms of the award agreement to ensure that our NEOs are not incentivized to take short term risks to achieve unlimited rewards. Furthermore, the ultimate value of the RSUs and PSUs is tied to our stock price, and awards are generally granted on an annual basis and subject to long-term vesting schedules, to help ensure that NEOs always have significant compensation opportunities tied to long-term stock price performance.
INSIDER TRADING POLICY SUMMARY
Our Board of Directors has adopted an Insider Trading Policy governing, among other things, purchases, sales and other transactions in our securities by directors, officers, and employees of the Company and its subsidiaries. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and applicable listing standards. Our Insider Trading Policy is filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended May 25, 2024 filed with the SEC on July 22, 2024. Among other things, the Insider Trading Policy prohibits trading in the Company’s securities if a person covered by the policy is aware of material non-public information (subject to certain exceptions, including transactions made pursuant to a written plan that has been adopted in conformity with Rule 10b5-1 under the Exchange Act and our Guidelines for Rule 10b5-1 Plans as set forth in the Insider Trading Policy). The Insider Trading Policy also prohibits trading in the securities of any other company, including our customers or suppliers, if the director, officer or employee has material, non-public information about that company which was obtained in the course of his or her employment with the Company or Board membership. Under the policy, directors, officers and employees are also prohibited from disclosing material non-public information about the Company to any other persons. The Insider Trading Policy also contains prohibitions on specific types of trading in the Company’s securities, as further described below. Because our Insider Trading Policy is designed to address transactions in the Company’s securities by our directors, officers, and employees, our Insider Trading Policy does not govern purchases of our securities by the Company.
EMPLOYEE, OFFICER AND DIRECTOR HEDGING AND PLEDGING
Our Insider Trading Policy also prohibits all of our employees, officers and directors from entering into transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our securities. Hedging transactions prohibited by our Insider Trading Policy include prepaid variable forwards, equity swaps, collars and exchange funds.
Additionally, our Insider Trading Policy prohibits our directors and officers from margining the Company’s securities or from pledging the Company’s securities as collateral for a loan. This Policy prevents a margin or foreclosure sale when the pledgor is aware of material non-public information or is otherwise not permitted to trade in the Company’s securities.
CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS
Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines, which direct our Board’s actions with respect to, among other things, our Board’s responsibilities, Board composition and selection of directors, Board meetings, our Board’s standing committees and procedures for appointing members of these committees, Board compensation, conduct and ethics standards for directors, and indemnification of directors. A current copy of our Corporate Governance Guidelines is posted on the Investor Relations — Corporate Governance section of our website at https://ir.rgp.com/corporate-governance.
Code of Business Conduct and Ethics. The Company has also adopted the Code of Conduct that applies to everyone in the Company, including all of our directors, executive officers and employees. A current copy of our Code of Conduct is posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance. In addition, waivers from, and amendments to, our Code of Conduct that apply to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be timely posted on the Investor Relations — Corporate Governance section of the Company’s website at https://ir.rgp.com/corporate-governance to the extent required by applicable SEC and Nasdaq rules.
BOARD EVALUATION PROCESS
Our Board annually conducts a self-evaluation to determine whether it and its committees are functioning effectively. This review is overseen by the Corporate Governance and Nominating Committee, and in fiscal 2024, all committees were determined to be functioning effectively and in accordance with their respective charters and applicable SEC and Nasdaq rules.
RGP 2024 Proxy Statement — 33

COMMUNICATIONS WITH THE BOARD
Our Board provides a process for stockholders to send communications to the Board, to individual directors or to groups of directors, including non-management directors as a group. Communications should be sent to the Company’s corporate headquarters at 17101 Armstrong Avenue, Irvine, CA 92614, addressed to the attention of the specific group or individual or, if the communication is intended for all non-management directors, to the Chairperson of the Corporate Governance and Nominating Committee, the Chairperson of the Compensation Committee or the Chairperson of the Audit Committee and marked “Confidential, Intended for Recipient’s Review Only.” Upon receipt of any such communication, the material is forwarded directly to the addressee. If the communication is not directed to a specific individual, the material is forwarded to the Chairperson of the Audit Committee who reviews the content to determine its relevance and appropriate audience. The Company also maintains a Corporate Integrity Hotline, monitored by the Chairperson of the Audit Committee, so that any employee, stockholder or other interested party may use this vehicle to anonymously report problems or concerns involving ethical or compliance violations or complaints regarding accounting, internal accounting controls or auditing matters. Information about the hotline is posted on the Investor Relations, Corporate Governance page of our website at https://ir.rgp.com/corporate-governance. The toll-free number for the Corporate Integrity Hotline is (866) 588-5733.
34 — RGP 2024 Proxy Statement

Corporate Citizenship and Sustainability Efforts
The Company and our Board maintain a focus on corporate citizenship and sustainability matters that impact our employees, clients and their communities. We believe that environmentally and socially responsible operating practices go hand-in-hand with generating value for our stockholders and clients, being an employer of choice, and being good neighbors within our communities.
Our commitment to corporate citizenship and sustainability is more than a corporate imperative and proliferates in all that we do. In fiscal 2024, we conducted an ESG materiality assessment to better understand our sustainability priorities. We have identified areas that we are prioritizing within our ESG strategy where we feel we can make the greatest positive impact:

•Employee Engagement, Well-being & Retention •Diversity, Equity & Inclusion •Employee Recruitment, Training & Development	•Business Ethics •Data Privacy & Cybersecurity •Environmental Sustainability
We are also committed to enhanced transparency of, and best practices in, our corporate responsibility and ESG policies and practices. In December 2023, we publicly committed to set near-term GHG emissions reductions targets in line with the SBTi.
During fiscal 2024, our ESG Committee continued to lead the Company’s ESG strategy, with oversight by the Corporate Governance and Nominating Committee of the Board. The ESG Committee is a cross-functional advisory committee comprised of employees from various sectors and geographic locations. It meets regularly to discuss the Company’s general strategy with respect to ESG matters and makes recommendations to the Company’s executive leadership team on how the Company’s policies, practices and disclosures can respond to current and emerging ESG issues.
Below are some of the ways in which we demonstrate our commitment to the environment, our employees and communities, and responsible governance.
CORPORATE CITIZENSHIP

Our Culture and Values
In a world of digital transformation, we are unified under the vision that we must keep business as human first. Our culture is built upon our shared, core values of Loyalty, Integrity, Focus, Enthusiasm, Accountability and Talent, and we believe this is a key reason for our success.

LOYALTY	INTEGRITY	FOCUS	ENTHUSIASM	ACCOUNTABILITY	TALENT

We strive to earn the trust of our clients, employees, and the communities we serve by operating in a legal, ethical and trustworthy manner. Our corporate policies and structure allow our employees, executives and board to lead with integrity and transparency. Our policies include our Code of Business Conduct and Ethics, our Code of Vendor Conduct and Ethics, our Insider Trading Policy, our Anti-Bribery and Anti-Corruption Policy, and our Corporate Social Responsibility Policy. Our Code of Conduct covers topics such as honest and candid conduct, conflicts of interest, disclosure controls and procedures, protecting confidential information, anti-corruption, compliance with laws, rules and regulations, fair dealing, equal opportunities and non-harassment, and maintaining a safe workplace. The Code of Conduct also provides direction for reporting complaints in the event of alleged violations of our policies, including through our Corporate Integrity Hotline, which is available 24/7 and monitored by the Chairperson of the Audit Committee. The Code of Conduct reflects our commitment to operating in a fair, honest, responsible and ethical manner. Our Corporate Social Responsibility Policy sets forth the principles to which we adhere and that guide our conduct, including our commitment to human rights, diversity and inclusion, labor health and safety, anti-bribery, anti-corruption, community involvement, responsible environmental management and commitment to our people.

RGP 2024 Proxy Statement — 35

Diversity, Equity and Inclusion (DE&I)
DE&I are critical underpinnings of our shared values and guide our conduct in our interactions with both clients and each other. As a human first company, we are working to protect and promote inclusion and equity in the workforce and in corporate leadership. We are proud of the gender balance of our workforce and the diversity of our executive team, shared below. Furthermore, through our internal training and communications platforms, we offer trainings to all our employees on key diversity topics, including allyship at work and unconscious bias training.
We are proud that 100% of our Executive Leadership Team(3) identify as women or racially or ethnically diverse, with 80% identifying as women and 40% identifying as racially or ethnically diverse. Our broader leadership team is also diverse with approximately 54% of our U.S.-based VP level and above employees identifying as women and 26% identifying as racially or ethnically diverse. Additionally, 50% of our directors on our Board identify as women or racially or ethnically diverse, with three directors identifying as women and two directors identifying as racially or ethnically diverse. We are also a Paradigm for Parity Coalition company, which is a coalition of companies committed to addressing gender and diversity gaps in corporate leadership.
We believe a diverse workforce is essential to our continued success. As of May 2024, 68.6% of our U.S.-based employees identified as women or racially or ethnically diverse. Our gender and racial diversity representation in the Executive Leadership Team(3), Board and U.S.-based workforce is presented in the following table:
DIVERSITY REPRESENTATION*

■ Women ■ Racially/Ethnically Diverse
* Data for our Executive Leadership Team and Board is as of September 2024 and data for our U.S.-based employees is as of May 2024.

Our fiscal 2024 DE&I strategic priorities remained focused on increasing DE&I awareness, education and involvement across our global team, increasing diversity in our workforce, and promoting diversity in our Go-to-Market activities. Last year’s DE&I survey indicated high interest in creating additional ways for our employees to connect, learn, and support the Company’s DE&I commitment. In response, the Company launched our first employee resource groups (“ERGs”) in 2024. The Women in Leadership, Multicultural and Interfaith ERGs are voluntary, employee-led groups and are dedicated to fostering a diverse and inclusive work environment. These are complemented by other employee groups such as our Pride Committee and Caregivers for Aging Parents that are in place to support ways for our employees to get to know each other on a personal level and foster a sense of belonging for all.
In fiscal 2024, we continued our DE&I Council and DE&I Ambassador programs, which consist of employees representing a cross-section of functions and levels across the globe and are open to all employees, regardless of race, gender or ethnicity. These programs support our DE&I priorities by designing and delivering measurable and impactful solutions. The DE&I Council serves an important role in working closely with senior leaders to facilitate alignment between our DE&I efforts and overall business strategy. Our DE&I Council hosts periodic educational events that are accessible to our global workforce. These events serve as important learning opportunities and connection points that broaden our perspectives and foster a greater sense of community among colleagues. During these sessions, we engage internal and external speakers and communicate our current year DE&I strategy and initiatives. These sessions also serve as important listening forums by which we learn what additional DE&I activities would be most meaningful to our workforce. We have received positive feedback from our workforce on these education and engagement sessions, which helps us to prioritize DE&I actions for building cultural and inclusive capabilities across our global team.

36 — RGP 2024 Proxy Statement

The DE&I Ambassador program is comprised of employee volunteers, with a mission to “meet people where they are” in relationship to DE&I and to promote DE&I awareness in existing business forums (e.g., to raise a DE&I topic in existing business meetings or planned social gatherings). The DE&I Ambassador program has had a positive impact on our culture as it generates meaningful opportunities for people, who work in a hybrid and geographically dispersed way, to come together for connection and community. The DE&I Ambassadors operate at a regional level and meet quarterly to share success stories and practices across the regions with the goal of contributing to greater inclusion within the Company.

Engagement with our Communities
Through both volunteerism and philanthropic efforts, we are dedicated to contributing to the communities in which we operate. We encourage everyone in our organization to volunteer their time and donate as they deem appropriate to local, and in some cases national, charitable causes. Our employees give generously of their time to help those charities, and the people those organizations serve. Since fiscal 2021, we have sponsored Brightpath STEAM Academy, which seeks to empower and inspire at-risk students in St. Louis, Missouri to pursue STEAM careers by hosting large scale events such as a robotic summer camp. Brightpath was founded and is run by an RGP employee who also served a multi-year term on our DE&I Council. In fiscal 2024, we also continued our Charitable Giving Matching Program, which has allowed us to help raise DE&I awareness internally across our organization by matching employees’ contributions to charitable organizations that promote social justice. As of May 25, 2024, we achieved our goal of matching $100,000 in contributions during fiscal 2024 and since fiscal 2021, we have supported over 190 unique charitable organizations with over $400,000 in contributions. We intend to continue our commitment toward this Program in fiscal 2025.

Employee Well-being, Resilience and Growth
Employee safety and well-being is of paramount importance to us. Our Global Business Continuity Team continues to improve our disaster preparedness plans and implement strategies to manage the health and security of our employees, business continuity, client confidence and excellent customer service.
To promote employee well-being and collaboration, we evolved our work-from-home policy to a hybrid work policy, where employees are invited to work collaboratively with colleagues in the office and are permitted to work from home as well. Our goal is to help every human in our workforce maintain a positive, productive and connected work experience. We provide productivity and collaboration tools and resources for employees working remotely. During fiscal 2024, we also enhanced and promoted programs to support our employees’ physical and mental well-being, including the offering of regular wellness and self-care sessions, supporting our You Matter recognition program that allows employees to share gratitude and kudos for colleagues, and continuing our Spirit of Volunteerism initiative to share stories, foster community connections and promote organizations and causes that are important to our employees. We also offer an Employee Assistance Program for U.S. employees and a Global Workforce Support Program for our international employees. Both programs provide resources to support personal and family health and well-being.

RGP 2024 Proxy Statement — 37

Building Strong Leaders and Talent Management
Strong “human” leadership is critical to fostering employee engagement and positioning employees to perform at their best. In fiscal 2024, we saw a continued and strengthened desire from employees seeking authentic, empathetic and adaptive behaviors from their leaders. For these reasons, we invest in the ongoing professional development of our employees and leaders. We designed and delivered curated programs to onboard and acclimate employees to the business and promote personal, professional and leadership growth.
Successful talent development starts with hiring the right people. We seek to recruit and hire candidates that demonstrate skills and competencies that align with our core values and that have an aptitude to further develop and expand those capabilities. After onboarding, our Life + Learning team remains committed to providing employees with training and development opportunities to allow our employees to progress in their careers. We offer newly hired employees the opportunity to participate in our “RGP U” program to accelerate and support their integration into our organization. This program gives our new hires a connected cohort to drive a sense of belonging early in their career at RGP and offers their leaders a more efficient use of individual coaching time with new employees. We expanded this program to RGP U Consultant to ensure strong connectivity and supported success in a consultant’s first year with RGP. We also offer a Sales Effectiveness curriculum that focused on deepening sales and client service acumen and effectiveness.
In addition, we continued to invest in the professional development and growth of our employees as we focused on employee experience, effectiveness, upskilling and reskilling in a changing work environment. This support was focused and delivered to all employees with emphasis in the areas of leadership development, on-boarding, functional/technical learning and digital fluency. We continued to actively engage with our internal leaders by integrating wellness and leadership development topics into our quarterly senior leadership meetings. We also conducted intentional leader listening forums and mentorship programs to help guide our leaders during fiscal 2024.

38 — RGP 2024 Proxy Statement

SUSTAINABILITY

We believe that environmental sustainability is good for our planet and our bottom line. We remain committed to reducing our environmental impacts. To do so, we have completed our inaugural GHG inventory covering our fiscal 2024 operations, with the results of such inventory to be released in Fall 2024. We intend to utilize the results of this initiative to set near-term targets in line with the SBTi. Our Global Environmental Responsibility Policy further outlines our approach to conserving natural resources and reducing our climate impacts.
As set forth in our Global Environmental Responsibility Policy, our goals are to (1) operate our offices in an environmentally sound manner, (2) conserve natural resources by recycling materials, purchasing recycled materials when practical, and reducing waste produced by our business, (3) reduce our impact on global climate change and pollution by reducing our GHG emissions through reduced commuting and business travel by our employees and smarter electricity usage, (4) improve our energy conservation and efficiency practices through improved technologies and employee education, and (5) sustainably use natural resources to ensure minimal impact on the quality of these resources.
As a global human capital company, our environmental footprint is relatively small. We nevertheless continue to take actions to reduce our footprint and be environmentally responsible, including (1) reducing our global real estate footprint by over 30,000 square feet during fiscal 2024 by creating designated virtual offices, utilizing shared work spaces and expanding our use of technology to allow more employees to work virtually; (2) reducing our use of paper by transitioning nearly all of our client invoices to electronic billing, implementing electronic paystubs for all U.S. employees, reducing our use of print-based marketing materials in favor of digital assets and distributing our proxy statement and annual report electronically; and (3) minimizing our Company’s carbon emissions through reduced air travel and commuting due to our use of virtual offices and hybrid approach to remote and in-office work and maximizing the use of technology for virtual meetings. Cumulatively since fiscal 2021, we have reduced our real estate footprint by over 196,000 square feet and we have plans to reduce our physical footprint by an additional 55,000 square feet in fiscal 2025 (including by reducing our square footage from the sale of our Irvine office building).

RGP 2024 Proxy Statement — 39

Director Compensation
Under our director compensation policy, annual compensation for the members of our Board who are not employed by us or any of our subsidiaries (referred to herein as a “non-employee directors”) consists of an annual cash retainer, an additional cash retainer for non-employee directors serving in certain positions as described below and an annual equity award. In the case of a non-employee director who is newly elected or appointed to our Board, such director is eligible to receive a pro-rated cash retainer and pro-rated equity award. Our Board reserves the right to modify the director compensation policy from time to time.
CASH COMPENSATION
Pursuant to the terms of our director compensation policy, each non-employee director then in office receives an annual cash retainer (“Annual Board Retainer”) and an additional cash retainer for holding certain positions (“Additional Retainers”). The following table sets forth the schedule of Annual Board Retainer and Additional Retainers as in effect during fiscal 2024:

Type of Fee	Dollar Amount ($)

Annual Board Retainer	50,000
Additional Annual Retainer for Chairman of the Board	250,000
Additional Annual Lead Independent Director Retainer	30,000
Additional Retainer for Audit Committee Chairperson	35,000
Additional Retainer for Compensation Committee Chairperson	15,000
Additional Retainer for Corporate Governance and Nominating Committee Chairperson	10,000
Additional Retainer for Service on the Audit Committee	5,000
Additional Retainer for Service on the Compensation Committee	5,000
Additional Retainer for Service on the Corporate Governance and Nominating Committee	2,500
Each such retainer is paid at the start of each calendar year, and as a result, covers different fiscal years. Newly elected or appointed non-employee directors will receive a pro-rata portion of the Annual Board Retainer and any applicable Additional Retainers, with the pro-ration based on the number of calendar days remaining in the calendar year that the director first serves as a non-employee director or held the particular position, as the case may be. Non-employee directors are also generally reimbursed for out-of-pocket expenses they incur serving as directors.
EQUITY COMPENSATION

Type of Award	Amount of Award

Annual Equity Award	Restricted stock (or restricted stock units or cash, as described below) with a fair value of $100,000 on the grant date
New Director Award	Pro-rata portion of Annual Equity Award
Annual Equity Awards for Continuing Board Members
On the first trading day of each calendar year, each non-employee director then in office will automatically be granted an award of restricted stock (or, as discussed below, RSUs) with respect to shares of the Company’s common stock with a grant value of approximately $100,000 (the “Annual Equity Award”). The number of shares of the Company’s common stock subject to such restricted stock (or RSU) award will be determined by dividing the Annual Equity Award grant value of $100,000 by the per-share closing price of the Company’s common stock on the date of grant and rounding down to the nearest whole share. Directors who own Company stock in excess of ten times the applicable guideline level under our stock ownership guidelines, set forth below under “Compensation Discussion and Analysis — Stock Ownership Guidelines for Directors,” are permitted to
40 — RGP 2024 Proxy Statement

elect a vested cash payment in lieu of the annual equity award. In fiscal 2024, Mr. Murray elected to receive cash in lieu of his annual equity award.
Initial Equity Awards for New Directors
Each newly elected or appointed non-employee director is granted an initial award of restricted stock (or, as discussed below, RSUs) upon joining the Board. The number of shares subject to such restricted stock (or RSU) award will be determined by dividing the Annual Equity Award grant value of $100,000 (pro-rated based on the number of days remaining in the calendar year that the director first serves as a non-employee director) by the per-share-closing price of the Company’s common stock on the date of grant (rounded down to the nearest whole share).
An employee or former employee of the Company or one of its subsidiaries who ceases or has ceased to be so employed and becomes a non-employee director will be eligible for an initial equity award grant and will also be eligible for cash compensation and annual equity awards on the same basis as other non-employee directors, as described above.
Provisions Applicable to All Non-Employee Director Equity Awards
For fiscal 2024, each equity award granted to the non-employee directors was made under and subject to the terms and conditions of the 2020 Plan. Non-employee director equity awards are evidenced by, and subject to the terms and conditions of, an award agreement in the form approved by our Board to evidence such type of grant pursuant to the 2020 Plan. Each award vests in equal annual installments over the four-year period following the grant date. Non-employee directors are also entitled to cash dividend and stockholder voting rights with respect to outstanding and unvested restricted stock awards.
Restricted stock and RSU awards are generally forfeited as to the unvested portion of the award upon the non-employee director’s termination of service as a director of the Company for any reason. However, in the event the non-employee director ceases to serve as a director due to his or her mandatory retirement as may be required pursuant to the Company’s retirement policy as then in effect for members of our Board, each restricted stock and RSU award held by the director that is then outstanding and otherwise unvested will generally become immediately vested and nonforfeitable. Restricted stock and RSU awards granted to non-employee directors, to the extent then outstanding and unvested, will become fully vested and nonforfeitable in the event of a change in control of the Company.
Directors Deferred Compensation Plan
Our non-employee directors may elect, pursuant to our Directors Deferred Compensation Plan, to defer payment of all or a portion of their compensation for service on our Board.
In the case of a deferral of an equity award, the non-employee director is granted RSUs in lieu of restricted stock. RSUs granted in lieu of a restricted stock award are subject to the four-year vesting requirement noted above.
In the case of a deferral of cash compensation, the director receives a number of RSUs equal to the amount of the cash compensation being deferred, divided by the per-share closing price of a share of our common stock on the date that the cash compensation would have been paid but for the deferral. RSUs credited in lieu of cash compensation are fully vested.
RSUs credited with respect to deferrals by non-employee directors (“deferred stock units”) cannot be voted or sold. Deferred stock units accrue dividend equivalents, credited in the form of additional stock units, if and when dividends are paid on our common stock. The dividend equivalent stock units are subject to the same payment terms as the stock units to which they relate, provided that dividend equivalents are fully vested. Deferred stock units generally become payable, in a lump sum or a series of installment payments as elected by the director, when the director no longer serves on our Board. Deferred stock units are settled in cash, based on the value of a share of common stock at the time of payment.
Messrs. Dimick, von Maltzan, and Kistinger each elected to defer their equity award for the 2024 plan year. None of the directors elected to defer their cash compensation for the 2024 plan year.
RGP 2024 Proxy Statement — 41

Director Compensation — Fiscal 2024
The following table presents information regarding the compensation paid for fiscal 2024 to our non-employee directors who served on the Board at any point during the fiscal year. The compensation paid to Ms. Duchene, our President and Chief Executive Officer, is presented below in the “Executive Compensation Tables for Fiscal 2024 — Summary Compensation Table — Fiscal 2022 to 2024” and the related explanatory tables. Ms. Duchene did not receive separate compensation for her service on our Board.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)	All Other Compensation ($)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)
DONALD B. MURRAY(3)	400,000	—	—	—	400,000
ANTHONY CHERBAK	50,000	99,999	—	—	149,999
SUSAN M. COLLYNS(4)	75,795	137,538	—	—	213,333
NEIL F. DIMICK	90,000	99,999	—	—	189,999
ROBERT KISTINGER	57,500	99,999	—	—	157,499
MARCO VON MALTZAN	55,000	99,999	—	—	154,999
LISA M. PIEROZZI	55,000	99,999	—	—	154,999
A. ROBERT PISANO	95,000	99,999	—	—	194,999
JOLENE SARKIS(5)	—	—	—	—	—
DAVID P. WHITE	69,500	99,999	—	—	169,499
(1)The amounts reported in column (c) of the table above reflect the fair value on the grant date of the restricted stock (or RSU) award granted to our non-employee directors during fiscal 2024, as determined under the principles used to calculate the value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts referred to above, please see the discussion of stock awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2024 Annual Report.
(2)As described above, on January 2, 2024, each of our non-employee directors then serving on our Board was granted an award of 7,153 shares of restricted stock, or a grant of 7,153 RSUs if they chose to defer the equity portion of their compensation, with the exception of Mr. Murray who elected to receive cash in lieu of his annual restricted stock award. Each such non-employee director’s restricted stock (or RSU) award had a fair value for financial statement reporting purposes equal to $99,999 on the grant date (7,153 shares times the $13.98 per share closing price of a share of Company common stock on the grant date). The cash paid to Mr. Murray in lieu of his annual equity award is included as part of his cash fees reflected in column (b) of the table above.
(3)Mr. Murray’s fees earned listed in this table reflect both the director retainer fees to which he was entitled that were paid in January 2024 for Board service through calendar 2024 and cash in lieu of his annual restricted stock award as described in footnote (2) above. Mr. Murray resigned from the Board on July 26, 2024.
(4)Ms. Collyns was appointed to our Board effective August 15, 2023.
(5)Ms. Sarkis retired from our Board effective October 19, 2023 and received no compensation for fiscal 2024.
42 — RGP 2024 Proxy Statement

AGGREGATE OUTSTANDING EQUITY AWARDS
The following table presents the aggregate number of outstanding unexercised options to acquire shares of Company common stock, number of unvested shares of Company restricted stock and number of unvested Company RSUs held by each of our non-employee directors as of May 25, 2024.

Director	Number of Options Outstanding (#)	Number of Shares of Unvested Restricted Stock and Unvested Restricted Stock Units (#)

DONALD B. MURRAY	80,000	—
ANTHONY CHERBAK	220,000	15,981
SUSAN M. COLLYNS	—	9,489
NEIL DIMICK	—	15,981
ROBERT KISTINGER	—	15,981
MARCO VON MALTZAN	—	15,981
LISA M. PIEROZZI	—	15,900
A. ROBERT PISANO	—	15,981
JOLENE SARKIS	—	—
DAVID P. WHITE	—	15,337
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
Effective July 2024, we revised our Stock Ownership Guidelines applicable to our non-employee members of our Board and our NEOs. Please see “Compensation Discussion and Analysis — Stock Ownership Guidelines for NEOs” below for information on the guidelines applicable to our NEOs.
Under our Stock Ownership Guidelines, all of our non-employee directors should own Company common stock equal in value to three times the annual board cash retainer (excluding additional annual retainers for committee service, Lead Independent Director service and Chairman of the Board service). Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:
•Shares of common stock beneficially held, either directly or indirectly;
•Restricted stock issued and held whether vested or unvested;
•Shares subject to outstanding time-based RSU awards, whether vested or unvested, including any stock units credited as dividend equivalents with respect to such RSU awards;
•Shares subject to vested but deferred stock units, including any stock units credited as dividend equivalents with respect to such RSU awards; and
•Shares of common stock held following the exercise of a stock option or payment of other equity award.
All individuals covered by these guidelines should satisfy the applicable stock ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in the guidelines, a change in position or a change in retainer, the individual should satisfy the applicable guidelines within three years of such change. Since our guidelines were modified in July 2024, all our non-employee directors have at least until July 2027 to meet the revised Stock Ownership Guidelines. The Company’s Stock Ownership Guidelines are available on the Investor Relations — Corporate Governance page of the Company’s website at https://ir.rgp.com/corporate-governance.
RGP 2024 Proxy Statement — 43

As shown in the table below, as of May 26, 2024, the measurement date for fiscal 2024, each of our current non-employee directors meets the stock ownership guidelines or has time remaining to fulfill such guidelines.

Non-Employee Director Stock Ownership Status
		Guideline	$150,000(1)

Director	Qualifying Shares Held (#)(2)		Value as of the Measurement Date ($)(3)

ROGER CARLILE	—		—
ANTHONY CHERBAK	78,341		874,286
SUSAN M. COLLYNS	9,489		105,897
NEIL F. DIMICK	87,027		971,221
ROBERT KISTINGER	87,027		971,221
MARCO VON MALTZAN	49,172		548,760
LISA M. PIEROZZI	25,815		288,095
A. ROBERT PISANO	99,571		1,111,212
DAVID P. WHITE	18,068		201,639
(1)The relevant guideline is $150,000, which is three times the annual board cash retainer.
(2)Represents the Qualifying Shares held by the director on May 26, 2024.
(3)Determined by multiplying the number of Qualifying Shares held by the director on May 26, 2024 by the closing price of a share of Company common stock on May 24, 2024, the last trading day of fiscal 2024 ($11.16).
44 — RGP 2024 Proxy Statement

Policy Regarding Treatment of Related Party Transactions
The Company’s policies and procedures for the review, approval or ratification of related-party transactions required to be disclosed pursuant to Item 404 of Regulation S-K are set forth in the written charter of the Audit Committee. Pursuant to its charter, the Audit Committee must review and approve all proposed related-person transactions that are subject to disclosure pursuant to Item 404 of Regulation S-K before the Company is permitted to enter into any such transaction. In determining whether to approve related-person transactions, the Audit Committee considers the relevant facts and circumstances of the related-person transaction available to the Audit Committee and to take into account, among other factors it deems appropriate, whether the related-person transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction and the conflicts of interest and corporate opportunity provisions of the Company’s Code of Conduct.
The Audit Committee approved one related-party transaction in fiscal 2024. Clearsight Advisors, Inc. (“Clearsight”) served as the financial advisor to Reference Point LLC (“Reference Point”) in connection with the Company’s purchase of 100% of the membership interests of Reference Point on July 1, 2024 for $25 million, subject to adjustment as set forth in the Membership Interest Purchase Agreement between Reference Point and the Company. Claire Duchene, the daughter of our Chief Executive Officer, Kate Duchene, is employed as an associate of Clearsight. As consideration for Clearsight’s engagement, Clearsight received a fee of approximately $1 million paid by Reference Point. The specific nature and amount of Claire Duchene’s compensation from Clearsight was not disclosed to the Company but the Company was advised by Clearsight that Claire Duchene did not receive any compensation or other benefits that were tied to or directly influenced by her role in connection with the acquisition of Reference Point. In connection with its approval of this related-person transaction, the Audit Committee considered the terms of the Reference Point acquisition, including the fact that Claire Duchene’s compensation from Clearsight may have been impacted by the fee paid to Clearsight, determining that the transactions contemplated were advisable and in the best interest of the Company and its stockholders. Since the beginning of fiscal 2024, there were no other reportable related-party transactions under Item 404 of Regulation S-K.
RGP 2024 Proxy Statement — 45

Security Ownership of Certain Beneficial Owners and Management
The following table contains information about the beneficial ownership of our common stock as of August 19, 2024 for:
•each person known by the Company who beneficially owns more than five percent of the common stock of the Company;
•each of our directors;
•each NEO named in the Summary Compensation Table; and
•all current directors and executive officers as a group.
Unless otherwise indicated, the address for each person or entity named below is c/o Resources Connection, Inc., 17101 Armstrong Avenue, Irvine, CA 92614.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and except for community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Except as otherwise indicated below, the percentage of beneficial ownership is based on 33,471,328 shares of the Company’s common stock outstanding as of August 19, 2024.

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Outstanding (%)**

Directors and Named Executive Officers
KATE W. DUCHENE(1)	605,289	1.79
ANTHONY CHERBAK(2)	218,341	*
A. ROBERT PISANO(3)	99,571	*
JENNIFER Y. RYU(4)	59,693	*
NEIL F. DIMICK(5)	35,273	*
ROBERT KISTINGER(6)	35,273	*
TIMOTHY L. BRACKNEY(7)	34,070	*
ROGER CARLILE(8)	30,087
LISA M. PIEROZZI(9)	25,815	*
DAVID P. WHITE	18,068	*
BHADRESH PATEL(10)	14,354	*
SUSAN M. COLLYNS	9,489	*
MARCO VON MALTZAN(11)	2,000	*
Executive Officers and Directors as a group (12 persons)(12)	1,153,253	3.39
46 — RGP 2024 Proxy Statement

Name of Beneficial Owner	Number of Shares Beneficially Owned (#)	Percent of Shares Outstanding (%)**

5% Stockholders
BlackRock Inc.(13)	3,085,376	9.10
Dimensional Fund Advisors LP(14)	2,538,985	7.50
The Vanguard Group(15)	2,388,904	7.09
Royce & Associates, LP(16)	1,842,179	5.47
*    Represents less than 1%.
**    We determine beneficial ownership in accordance with the rules of the SEC. We deem (i) shares subject to options that are currently exercisable or exercisable within 60 days after August 19, 2024 and (ii) RSUs (including dividend equivalents credited with respect to such RSUs) vesting within 60 days after August 19, 2024, as outstanding for purposes of computing the share amount and the percentage ownership of the person(s) holding such awards, but we do not deem them outstanding for purposes of computing the percentage ownership of any other person. For those listed in the 5% Stockholders section of the table, we have reflected the percentage ownership as provided in the filing.
(1)Includes 336,000 shares of common stock subject to options exercisable within 60 days of August 19, 2024.
(2)Includes 25,000 shares beneficially owned by Mr. Cherbak in The Cherbak Family Trust, Anthony C. Cherbak and Debra L. Cherbak Trustees and 400 shares owned by Mr. Cherbak as custodian of a child’s account. Mr. Cherbak has sole voting and investment power over shares held in these trusts. Also includes 140,000 shares of common stock subject to options exercisable within 60 days of August 19, 2024.
(3)Includes 10,536 shares beneficially owned by Mr. Pisano in the Pisano Living Trust, Robert A. Pisano Trustee. Mr. Pisano has sole voting and investment power over shares held in the trust.
(4)Includes 30,000 shares of common stock subject to options exercisable within 60 days of August 19, 2024.
(5)Does not include 51,754 deferred stock units that will be paid out in cash at the end of service to the extent then-vested.
(6)Includes 35,273 shares beneficially owned by Mr. Kistinger in the Anne T. Kistinger Trust, Anne Kistinger Trustee. Ms. Kistinger has sole voting and investment power over the shares held in this trust. Does not include 51,754 deferred stock units that will be paid out in cash at the end of service to the extent then-vested.
(7)The number of shares reported as beneficially owned by Mr. Brackney is based on information contained in his last Form 4 filed with the SEC prior to his last date of employment, adjusted to give effect to subsequent transactions through September 29, 2024 of which we are aware in connection with compensation-related equity awards.
(8)Includes 25,000 shares beneficially owned by the Carlile Family Trust, Roger Carlile and Rita Carlile, Trustees. Mr. and Ms. Carlile have joint voting and investment power over the shares held in the trust.
(9)Includes 18,662 shares beneficially owned by Ms. Pierozzi in the Apsley Belgrave Trust, Lisa M. Pierozzi as Trustee. Ms. Pierozzi has sole voting and investment power over shares held in the trust.
(10)Includes 4,500 shares of common stock subject to options exercisable within 60 days of August 19, 2024.
(11)Does not include 47,172 deferred stock units that will be paid out in cash at the end of service to the extent then-vested.
(12)Includes 510,500 shares of common stock subject to options exercisable within 60 days of August 19, 2024.
(13)According to a Schedule 13G/A filed with the SEC on July 8, 2024, by BlackRock, Inc., as of June 30, 2024, BlackRock, Inc. has sole voting power with respect to 3,001,935 shares of common stock and sole dispositive power with respect to 3,085,376 shares of common stock. The subsidiaries of BlackRock, Inc. that hold shares of our common stock being reported are listed in the Schedule 13G/A. The address of BlackRock, Inc., as listed in the Schedule 13G/A, is 50 Hudson Yards, New York, NY 10001.
(14)According to a Schedule 13G/A filed with the SEC on February 9, 2024, by Dimensional Fund Advisors LP, as of December 29, 2023, Dimensional Fund Advisors LP has sole voting power with respect to 2,498,067 shares of common stock, and sole dispositive power with respect to 2,538,985 shares of common stock. The address of Dimensional Fund Advisors LP, as listed in the Schedule 13G/A, is 6300 Bee Cave Road, Building One, Austin, TX 78746. As disclosed in the Schedule 13G/A, Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment advisor, sub-adviser and/or manager to certain Dimensional Funds, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the shares of the Company’s common stock that are owned by the Dimensional Funds and may be deemed to be the beneficial owner of the shares of the common stock of the Company held by the Dimensional Funds. However, all the shares of the Company’s common stock reported in the table above are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such shares of the Company’s common stock.
(15)According to a Schedule 13G/A filed with the SEC on February 13, 2024, by The Vanguard Group, as of December 29, 2023, The Vanguard Group has shared voting power with respect to 35,384 shares of common stock, sole dispositive power with respect to 2,325,881 shares of common stock and shared dispositive power with respect to 63,023 shares of common stock. The address of The Vanguard Group, as listed in the Schedule 13G/A is 100 Vanguard Blvd., Malvern, PA 19355.
(16)According to a Schedule 13G filed with the SEC on January 24, 2024, by Royce & Associates, LP, as of December 31, 2023, Royce & Associates, LP has sole voting power with respect to 1,842,179 shares of common stock and sole dispositive power with respect to 1,842,179 shares of common stock. The address of Royce & Associates, L.P. ,as listed in the Schedule 13G is 745 Fifth Avenue, New York, NY 10151.
RGP 2024 Proxy Statement — 47

Proposal 2. Ratification of Appointment of Independent Registered Public Accounting Firm for Fiscal 2025
The Audit Committee of the Board has appointed the accounting firm of RSM US LLP as the Company’s independent registered public accounting firm to conduct the annual audit of the Company’s financial statements for fiscal 2025. If the stockholders fail to ratify the appointment, the Audit Committee may reconsider whether or not to retain RSM US LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent auditor at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our stockholders.
A representative of RSM US LLP will be available at the Annual Meeting to answer any appropriate questions concerning the independent registered public accounting firm’s areas of responsibility and will have an opportunity to make a statement if he or she desires to do so.
FEES
The following table shows information about RSM US LLP’s fees for services provided to the Company in fiscal 2024 and 2023.

	2024 ($)	2023 ($)

Audit Fees	1,922,125	1,599,760
Audit Related Fees(1)	4,050	85,460
Tax Fees(2)	6,530	6,200
All Other Fees	—	—
(1)Audit Related Fees include those fees for professional services reasonably related to the performance of foreign audits or review of foreign financial statements.
(2)Tax Fees include global compliance and reporting for our tax return and information-reporting requirements.
AUDIT COMMITTEE POLICY REGARDING PRE-APPROVAL OF SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As set forth in its charter, the Audit Committee has the sole authority to review in advance, and grant any appropriate pre-approval of: (1) all auditing services to be provided by the independent registered public accounting firm and (2) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act, and in connection therewith to approve all fees and other terms of engagement. Such pre-approval can be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual basis. The pre-approval of non-auditing services can be delegated by the Audit Committee to one or more of its members, but the decision must be presented to the full Audit Committee at the next scheduled meeting. In fiscal 2024 and 2023, all fees of RSM US LLP were pre-approved by the Audit Committee.
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The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.
Audit Committee Report
To the Board of Directors of Resources Connection, Inc.:
As set forth in more detail in the Audit Committee charter, the Audit Committee’s primary responsibilities fall into three categories:
•first, the Audit Committee is responsible for overseeing the preparation of and reviewing the quarterly and annual financial reports prepared by the Company’s management, including discussions with management and the Company’s outside independent registered public accounting firm regarding significant accounting and reporting matters;
•second, the Audit Committee is responsible for the engagement, compensation, retention and oversight of all of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting), as well as determining whether the outside registered public accounting firm is independent (based in part on the annual letter provided to the Company pursuant to applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence); and
•third, the Audit Committee oversees management’s implementation of effective systems of internal controls.
The Audit Committee has reviewed and discussed with the Company’s management and its independent registered public accounting firm, RSM US LLP, the Company’s audited financial statements for the year ended May 25, 2024, known as the Audited Financial Statements. Management advised the Audit Committee that the Audited Financial Statements were prepared in accordance with generally accepted accounting principles. In addition, the Audit Committee discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
The Audit Committee also has received and reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with that firm its independence from the Company. The Audit Committee also discussed with the Company’s management and RSM US LLP such other matters, and received such assurances from that firm, as the Audit Committee deemed appropriate.
Management is responsible for the Company’s internal controls and the financial reporting process. RSM US LLP is responsible for performing an independent audit of the Company’s financial statements and the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing a report thereon.
Based on the foregoing review and discussions and a review of the reports of RSM US LLP with respect to the Audited Financial Statements, and relying thereon, the Audit Committee recommended to the Company’s Board the inclusion of the Audited Financial Statements in the Company’s Annual Report on Form 10-K for the fiscal year ended May 25, 2024.

THE AUDIT COMMITTEE Lisa M. Pierozzi, Chairperson Susan M. Collyns Neil F. Dimick Robert Kistinger Marco von Maltzan
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Proposal 3. Approval of the Amendment and Restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan
General
At the Annual Meeting, stockholders will be asked to approve an amendment and restatement of the Resources Connection, Inc. 2020 Performance Incentive Plan (the “2020 Plan”), which would increase the maximum number of shares of our common stock available for grant under the 2020 Plan by an additional 815,000 shares. The amendment and restatement was adopted, subject to stockholder approval, by the Board on August 22, 2024.
The 2020 Plan currently limits the aggregate number of shares of the Company’s common stock that may be delivered pursuant to all awards granted under the 2020 Plan to (i) the number of shares available for additional award grant purposes under the Company’s 2014 Performance Incentive Plan (the “2014 Plan”) as of October 22, 2020 (the date of the initial stockholder approval of the 2020 Plan, the “Stockholder Approval Date”), which was 1,797,440 shares, plus (ii) the number of any shares subject to stock options granted under the 2014 Plan or the Company’s 2004 Performance Incentive Plan (collectively, the “Prior Plans”) and outstanding as of the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Effective Date without being exercised, plus (iii) the number of any shares subject to restricted stock and RSU awards granted under the Prior Plans that are outstanding and unvested as of the Stockholder Approval Date which are forfeited, terminated, cancelled, or otherwise reacquired after the Stockholder Approval Date without having become vested. As of August 19, 2024, 763,059 shares of the Company’s common stock were then available for new award grants under the 2020 Plan, a total of 1,937,796 shares of the Company’s common stock were then subject to outstanding awards granted under the Prior Plans and a total of 1,973,688 shares of the Company’s common stock were then subject to outstanding awards granted under the 2020 Plan (with performance-based awards calculated based on the ”target” number of shares subject to the award).
Our Board approved the proposed amended and restated 2020 Plan to provide the Company with sufficient authority and flexibility to adequately provide for future incentives because the Company believes that equity awards, denominated in shares of common stock or with a value derived from the value of our common stock, are a critical component of the overall pay package for our executives and select key employees, as such awards align the interests of award recipients with those of our stockholders.
Following are key considerations for stockholders to consider in evaluating this proposal to amend and restate the 2020 Plan:
•Responsible Share Usage. The total number of shares of our common stock subject to awards granted under the 2020 Plan per year over the last three years has, on average, been 1.8% of the weighted-average number of shares of our common stock issued and outstanding for the corresponding year.
•Focus on Performance-Based Equity Awards. Since fiscal 2021, 50% of the annual equity awards granted under the 2020 Plan are subject to performance-based vesting requirements, with the vesting based on the Company’s revenue and Adjusted EBITDA Margin(1)(2) over a three-year performance period.
•Responsible Share Request Size. We believe that we are asking for enough shares to be able to continue to grant equity awards under the 2020 Plan into fiscal 2026-2027 (based on the assumptions described below under “Potential Dilution”). We want our stockholders to have the ability to regularly validate their support of our approach to equity awards.
If stockholders do not approve this 2020 Plan proposal, the current share limits under, and the other terms and conditions of, the 2020 Plan will continue in effect.
Summary Description of the 2020 Performance Incentive Plan
The principal terms of the amended and restated 2020 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2020 Plan, which appears as Annex A to this Proxy Statement.
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Purpose.
The purpose of the 2020 Plan is to promote the success of the Company by providing an additional means for us to attract, motivate, retain and reward selected employees and other eligible persons through the grant of awards. Equity-based awards are also intended to further align the interests of award recipients and our stockholders.
Administration.
Our Board or one or more committees appointed by our Board will administer the 2020 Plan. Our Board has delegated general administrative authority for the 2020 Plan to the Compensation Committee. The Board or a committee thereof (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under the 2020 Plan. (The appropriate acting body, be it the Board or a committee or other person within its delegated authority is referred to in this proposal as the “Administrator.”)
The Administrator has broad authority under the 2020 Plan, including, without limitation, the authority:
•to select eligible participants and determine the type(s) of award(s) that they are to receive;
•to grant awards and determine the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and, in the case of share-based awards, the number of shares to be offered or awarded;
•to determine any applicable vesting and exercise conditions for awards (including any applicable performance and/or time-based vesting or exercisability conditions) and the extent to which such conditions have been satisfied, or determine that no delayed vesting or exercise is required, to determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, to establish the events (if any) on which exercisability or vesting may accelerate (including specified terminations of employment or service or other circumstances), and to accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards (subject in the case of options and stock appreciation rights to the maximum term of the award);
•to cancel, modify, or waive the Company’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consents;
•subject to the other provisions of the 2020 Plan, to make certain adjustments to an outstanding award and to authorize the conversion, succession or substitution of an award;
•to determine the method of payment of any purchase price for an award or shares of the Company’s common stock delivered under the 2020 Plan, as well as any tax-related items with respect to an award, which may be in the form of cash, check, or electronic funds transfer, by the delivery of already-owned shares of the Company’s common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the Administrator may authorize, or any other form permitted by law;
•to modify the terms and conditions of any award, establish sub-plans and agreements and determine different terms and conditions that the Administrator deems necessary or advisable to comply with laws in the countries where the Company or one of its subsidiaries operates or where one or more eligible participants reside or provide services;
•to approve the form of any award agreements used under the 2020 Plan; and
•to construe and interpret the 2020 Plan, make rules for the administration of the 2020 Plan, and make all other determinations for the administration of the 2020 Plan.
No Repricing.
In no case (except due to an adjustment to reflect a stock split or other event referred to under “Adjustments” below, or any repricing that may be approved by stockholders) will the Administrator (1) amend an outstanding stock option or stock appreciation right to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or stock appreciation right in exchange for an option or stock appreciation right with an exercise or base price that is less than the exercise or base price of the original award.
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Eligibility.
Persons eligible to receive awards under the 2020 Plan include officers or employees of the Company or any of its subsidiaries, directors of the Company, and certain consultants and advisors to the Company or any of its subsidiaries. Currently, approximately 791 employees and officers of the Company and its subsidiaries (including all of the Company’s NEOs), and each of the nine members of the Board who are not employed by the Company or any of its subsidiaries (“non-employee directors”), are considered eligible under the 2020 Plan. In addition, approximately 2,500 individual consultants and advisors engaged by the Company and its subsidiaries are currently considered eligible under the 2020 Plan (although we typically do not grant equity awards to such consultants and advisors).
Aggregate Share Limit.
The maximum number of shares of the Company’s common stock that may be issued or awarded under the 2020 Plan will be increased by 815,000 shares if stockholders approve the proposed amendments to the 2020 Plan.
Under the current terms of the 2020 Plan, the maximum number of shares of the Company’s common stock that may be delivered pursuant to awards under the 2020 Plan equals the sum of the following (such total number of shares, the “Share Limit”):
•1,797,440 shares (which was the number of shares available for additional award grant purposes under the 2014 Plan as of the Stockholder Approval Date and determined immediately prior to the termination of the authority to grant new awards under that plan as of the Stockholder Approval Date), plus
•the number of any shares subject to stock options granted under the Prior Plans and outstanding as of the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus
•the number of any shares subject to restricted stock and RSU awards granted under the Prior Plans that are outstanding and unvested as of the Stockholder Approval Date which are forfeited, terminated, cancelled, or otherwise reacquired after the Stockholder Approval Date without having become vested.
As of August 19, 2024, approximately 763,059 shares were available for additional award grant purposes under the 2020 Plan, approximately 1,937,796 shares were subject to stock options then outstanding under the Prior Plans, and approximately 1,973,688 shares were subject to restricted stock, RSU and PSU awards then outstanding under the 2020 Plan (with performance-based awards calculated based on the ”target” number of shares subject to the award).
Additional Share Limits.
The following other limits are also contained in the 2020 Plan. These limits are in addition to, and not in lieu of, the Share Limit for the plan described above.
•The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 1,000,000 shares. (For clarity, any shares issued in respect of incentive stock options granted under the plan will also count against the overall Share Limit above.)
•The maximum number of shares that may be granted under the plan during any one calendar year to an individual who, on the date of grant of the award, is a non-employee director is 250,000 shares. This limit does not apply to, and will be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Company or one of its subsidiaries. This limit applies on an individual basis and not on an aggregate basis to all non-employee directors as a group.
Share-Limit Counting Rules.
The Share Limit of the 2020 Plan is subject to the following rules:
•Shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2020 Plan will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
•Except as described below, to the extent that shares are delivered pursuant to the exercise of a stock appreciation right granted under the 2020 Plan, the number of underlying shares as to which the exercise related will be counted against the
52 — RGP 2024 Proxy Statement

Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares will be charged against the Share Limit with respect to such exercise.)
•Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or stock appreciation right granted under the 2020 Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any stock option or stock appreciation right, will be counted against the Share Limit and will not be available for subsequent awards under the 2020 Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any “full-value award” granted under the 2020 Plan, as well as any shares exchanged by a participant or withheld by the Company to satisfy the tax withholding obligations related to any full-value award granted under the 2020 Plan, will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan. For these purposes, a “full-value award” is any award under the 2020 Plan other than a stock option or stock appreciation right.
•In addition, shares that are exchanged by a participant or withheld by the Company after the Stockholder Approval Date as full or partial payment in connection with any award granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Company after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2014 Plan, will be available for new awards under the 2020 Plan.
•To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the Share Limit and will again be available for subsequent awards under the 2020 Plan.
•In the event that shares are delivered in respect of a dividend equivalent right, the actual number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit.) Except as otherwise provided by the Administrator, shares delivered in respect of dividend equivalent rights will not count against any individual award limit under the 2020 Plan other than the aggregate Share Limit.
In addition, the 2020 Plan generally provides that shares issued in connection with awards that are granted by or become obligations of the Company through the assumption of awards (or in substitution for awards) in connection with an acquisition of another company will not count against the shares available for issuance under the 2020 Plan. The Company may not increase the applicable share limits of the 2020 Plan by repurchasing shares of common stock on the market (by using cash received through the exercise of stock options or otherwise).
Types of Awards.
The 2020 Plan authorizes stock options, stock appreciation rights, and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock, as well as cash bonus awards. The 2020 Plan retains flexibility to offer competitive incentives and to tailor benefits to specific needs and circumstances. Any award may be structured to be paid or settled in cash.
A stock option is the right to purchase shares of the Company’s common stock at a future date at a specified price per share (the “exercise price”). The per share exercise price of an option generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. The maximum term of an option is ten years from the date of grant. An option may either be an incentive stock option or a nonqualified stock option. Incentive stock option benefits are taxed differently from nonqualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards under the 2020 Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the U.S. Internal Revenue Code and the 2020 Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A stock appreciation right is the right to receive payment of an amount equal to the excess of the fair market value of share of the Company’s common stock on the date of exercise of the stock appreciation right over the base price of the stock appreciation right. The base price will be established by the Administrator at the time of grant of the stock appreciation right and generally may not be less than the fair market value of a share of the Company’s common stock on the date of grant. Stock appreciation rights may be granted in connection with other awards or independently. The maximum term of a stock appreciation right is ten years from the date of grant.
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The other types of awards that may be granted under the 2020 Plan include, without limitation, stock bonuses, restricted stock, performance stock, stock units or phantom stock (which are contractual rights to receive shares of stock, or cash based on the fair market value of a share of stock), dividend equivalents which represent the right to receive a payment based on the dividends paid on a share of stock over a stated period of time, or similar rights to purchase or acquire shares, and cash awards.
Any awards under the 2020 Plan (including awards of stock options and stock appreciation rights) may be fully-vested at grant or may be subject to time- and/or performance-based vesting requirements.
Dividend Equivalents; Deferrals.
The Administrator may provide for the deferred payment of awards, and may determine the other terms applicable to deferrals. The Administrator may provide that awards under the 2020 Plan (other than options or stock appreciation rights), and/or deferrals, earn dividends or dividend equivalents based on the amount of dividends paid on outstanding shares of Common Stock, provided that any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied (or, in the case of a restricted stock or similar award where the dividend must be paid as a matter of law, the dividend payment will be subject to forfeiture or repayment, as the case may be, if the related vesting conditions are not satisfied).
Assumption and Termination of Awards.
If an event occurs in which the Company does not survive (or does not survive as a public company in respect of its common stock), including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Company, awards then-outstanding under the 2020 Plan will not automatically become fully vested pursuant to the provisions of the 2020 Plan so long as such awards are assumed, substituted for or otherwise continued. However, if awards then-outstanding under the 2020 Plan are to be terminated in such circumstances (without being assumed or substituted for), such awards would generally become fully vested (with any performance goals applicable to the award being deemed met at the “target” performance level), subject to any exceptions that the Administrator may provide for in an applicable award agreement. The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2020 Plan. For example, the Administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event or in connection with a termination of the award holder’s employment. For the treatment of outstanding equity awards held by the NEOs in connection with a termination of employment and/or a change in control of the Company, please see the “Potential Payments Upon Termination or Change in Control” below in this Proxy Statement.
Transfer Restrictions.
Subject to certain exceptions contained in Section 5.6 of the 2020 Plan, awards under the 2020 Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws and are not made for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting securities are held by the award recipient or by the recipient’s family members).
Adjustments.
As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2020 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
No Limit on Other Authority.
Except as expressly provided with respect to the termination of the authority to grant new awards under the 2014 Plan, the 2020 Plan does not limit the authority of the Board or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s common stock, under any other plan or authority.
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Termination of or Changes to the 2020 Plan.
The Board may amend or terminate the 2020 Plan at any time and in any manner. Stockholder approval for an amendment will be required only to the extent then required by applicable law or deemed necessary or advisable by the Board. Unless terminated earlier by the Board and subject to any extension that may be approved by stockholders, the authority to grant new awards under the 2020 Plan will terminate on August 17, 2030. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator (except for a repricing), but the consent of the award holder is required if the amendment (or any plan amendment) materially and adversely affects the holder.
U.S. Federal Income Tax Consequences of Awards under the 2020 Plan
The U.S. federal income tax consequences of the 2020 Plan under current federal law, which is subject to change, are summarized in the following discussion of the general tax principles applicable to the 2020 Plan. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the U.S. Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to nonqualified stock options, the Company is generally entitled to deduct, and the participant recognizes taxable income in, an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2020 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); bonuses, stock appreciation rights, cash and stock-based performance awards, dividend equivalents, stock units, and other types of awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2020 Plan in connection with a “change in control” (as this term is used under the U.S. Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the U.S. Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, under Section 162(m) of the Code, the aggregate compensation in excess of $1,000,000 payable to current or former NEOs (including amounts attributable to equity-based and other incentive awards) may not be deductible by the Company in certain circumstances.
Specific Benefits under the 2020 Performance Incentive Plan
The Company has not approved any awards that are conditioned upon stockholder approval of the amended and restated 2020 Plan. The Company is not currently considering any other specific award grants under the 2020 Plan, other than the annual grants of restricted stock (or RSUs) to our non-employee directors described in the following paragraph. If the amended and restated 2020 Plan had been in existence in fiscal 2024, the Company expects that its award grants for fiscal 2024 would not have been substantially different from those actually made in that year under the 2020 Plan. For information regarding stock-based awards granted to the Company’s NEOs during fiscal 2024, see the material under the heading “Executive Compensation” below.
As described under “Director Compensation” above, our current compensation policy for non-employee directors provides for each non-employee director to receive an annual award of restricted stock (or RSUs), with the number of shares subject to each award to be determined by dividing $100,000 by the closing price of our common stock on the grant date as described above. Certain directors are entitled to elect to receive a cash payment in lieu of the equity award as described above. Assuming, for illustrative purposes only, that the price of the common stock used for the conversion of the dollar amount set forth above into shares is $10.27 (the closing price of the Company’s common stock on August 19, 2024), the number of shares that would be allocated to the Company’s nine non-employee directors as a group pursuant to the annual grant formula is approximately 525,000 shares. This figure represents the aggregate number of shares that would be subject to the annual grants under the director equity grant program for fiscal years 2025 through 2030 (the six remaining years in the term of the 2020 Plan) based on
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that assumed stock price. This calculation also assumes that there are no new eligible directors, there continue to be nine eligible directors seated, no director elects cash in lieu of the director’s equity award, and there are no changes to the awards granted under the director equity grant program.
Potential Dilution
The following paragraphs include additional information to help you assess the potential dilutive impact of the Company’s equity awards and the amended and restated 2020 Plan. The 2020 Plan, the 2014 Plan and the 2004 Plan are the Company’s only equity compensation plans (other than the Company’s 2019 Employee Stock Purchase Plan (the “ESPP”)). The Company’s ESPP generally provides for broad-based participation by employees of the Company (and certain of its subsidiaries) and affords employees who elect to participate an opportunity to purchase shares of the Company’s common stock at a discount. Certain information regarding the number of shares of Company common stock available for issuance under the Company’s ESPP is included under the heading “Equity Compensation Plan Information” below. The discussion that follows in this “Potential Dilution” section does not include any shares that have been purchased under, may be purchased in the current purchase period under, or that remain available for issuance or delivery under the Company’s ESPP.
“Overhang” refers to the number of shares of the Company’s common stock that are subject to outstanding awards or remain available for new award grants. The following table shows the total number of shares of the Company’s common stock that were subject to outstanding restricted stock and RSU awards granted under the 2020 Plan and the Prior Plans, that were subject to outstanding PSUs granted under the 2020 Plan, that were subject to outstanding stock options granted under the Prior Plans, and that were then available for new award grants under the 2020 Plan as of May 25, 2024 and as of August 19, 2024. In this 2020 Plan proposal, the number of shares of the Company’s common stock subject to restricted stock and RSU awards granted during any particular period or outstanding on any particular date is presented based on the actual number of shares of the Company’s common stock covered by those awards. For PSU awards, the number of shares are presented as follows: (1) with respect to any PSU granted during fiscal 2022, at 104.7% of the “target” number of shares subject to the award, which is the actual number of shares that vested due to performance during the three-year performance period and (2) with respect to any PSU granted in fiscal 2023 and fiscal 2024, at 100% of the “target” number of shares subject to the award (while the final vesting of the awards may range from 0% to 150% of the “target” number of shares awarded based on performance over the three-year performance period applicable to the awards). As to the number of shares of the Company’s common stock subject to RSU and PSU unit awards outstanding on any particular date, the information is presented including the crediting of dividend equivalents on the awards through that date, to the extent the dividend equivalents are payable in shares of common stock. For clarity, in this Proposal 3, the number of shares of common stock subject to awards granted during a particular period, or subject to awards outstanding on a particular date, does not include deferred stock units credited under the Directors Deferred Compensation Plan that will, pursuant to the terms of that plan, be settled in cash.

	As of May 25, 2024 (#)	As of August 19, 2024 (#)

Shares subject to outstanding restricted stock and RSU awards (excluding PSU awards)	838,067	1,500,842
Shares subject to outstanding PSU awards	621,343	472,846
Shares subject to outstanding stock options	2,185,443	1,937,796
Shares available for new award grants	1,194,913	763,059
As of May 25, 2024, the weighted average exercise price of stock options issued and outstanding under the Prior Plans was $16.36 and the weighted average remaining term of such options was 3.21 years. As of August 19, 2024, the weighted average exercise price of stock options issued and outstanding under the Prior Plans was $16.93 and the weighted average remaining term of such options was 3.37 years.
The weighted-average number of shares of the Company’s common stock issued and outstanding in each of the last three fiscal years was 32,952,650 in fiscal 2022; 33,406,940 in fiscal 2023; and 33,445,236 in fiscal 2024. The number of shares of the Company’s common stock issued and outstanding as of May 25, 2024 and August 19, 2024 was 33,555,863 and 33,471,328 shares, respectively.
56 — RGP 2024 Proxy Statement

“Burn rate” refers to the number of shares that are subject to awards that we grant over a particular period of time. The total number of shares of the Company’s common stock subject to awards that the Company granted under the 2020 Plan in each of the last three fiscal years, and to date (as of August 19, 2024) for fiscal 2025, are as follows:
•505,297 shares in fiscal 2022 (which was 1.5% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2022), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options;
•558,790 shares in fiscal 2023 (which was 1.7% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2023), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options;
•698,870 shares in fiscal 2024 (which was 2.1% of the weighted-average number of shares of the Company’s common stock issued and outstanding in fiscal 2024), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options; and
•655,992 shares in fiscal 2025 through August 19, 2024 (which was 2.0% of the number of shares of the Company’s common stock issued and outstanding on August 19, 2024), of which all shares were subject to restricted stock, RSU and PSU awards (with PSUs counted at 100% of the “target” number of shares subject to the award) and no shares were subject to stock options.
Thus, the total number of shares of the Company’s common stock subject to awards granted under the 2020 Plan per year over the last three fiscal years (fiscal 2022, 2023 and 2024) has been, on average, 1.8% of the weighted-average number of shares of the Company’s common stock issued and outstanding for the corresponding year.
The total number of shares of our common stock that were subject to awards granted under the 2020 Plan and the Prior Plans that terminated or expired, and thus became available for new award grants under the 2020 Plan, in each of the last three fiscal years, and to date for fiscal 2025 (as of August 19, 2024), are as follows: 403,375 in fiscal 2022, 101,720 in fiscal 2023, 642,709 in fiscal 2024, and 295,047 in fiscal 2025. The total number of shares of our common stock that were subject to awards granted under the 2020 Plan or the 2014 Plan and that were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and thus became available for new award grants under the 2020 Plan, in each of the last three fiscal years, and to date for fiscal 2025 (as of August 19, 2024), are as follows: 58,658 in fiscal 2022, 95,906 in fiscal 2023, 97,534 in fiscal 2024, and 51,810 in fiscal 2025. Shares subject to awards under the 2020 Plan and the Prior Plans that terminated or expired or were withheld to cover tax withholding obligations arising with respect to the award (other than stock options and stock appreciation rights), and became available for new award grants under the 2020 Plan, have been included when information is presented in this 2020 Plan proposal on the number of shares available for new award grants under the 2020 Plan.
The number of shares credited as dividend equivalents under the 2020 Plan with respect to then-outstanding RSU and PSU awards, to the extent the dividend equivalents are payable in shares of the Company’s common stock, in each of the last three fiscal years, and to date for fiscal 2025 (as of August 19, 2024), are as follows: 27,661 in fiscal 2022, 41,019 in fiscal 2023, 61,518 in fiscal 2024, and 15,200 in fiscal 2025.
The Compensation Committee anticipates that the 815,000 additional shares requested for the 2020 Plan (which represents approximately 2.4% of the number of shares of the Company’s common stock issued and outstanding as of August 19, 2024), together with the 763,059 shares available for new award grants under the 2020 Plan as of August 19, 2024 will provide the Company with flexibility to continue to grant equity awards under the 2020 Plan through approximately the end of fiscal 2026-2027 (reserving sufficient shares to cover potential payment of performance-based awards at target payment levels and dividend equivalents that may be credited with respect to the awards based on the Company’s recent dividend payments, and assuming usual levels of shares becoming available for new awards as a result of forfeitures of outstanding awards). However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are subject to the Company’s award grants in any one year or from year-to-year may change based on a number of variables, including, without limitation, the value of the Company’s common stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of employees, changes in the number of directors and officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain
RGP 2024 Proxy Statement — 57

and incentivize key talent, the number of dividend equivalent rights outstanding, the extent to which they provide for settlement in stock and the amount and frequency of the Company’s dividend payments, the type of awards the Company grants, and how the Company chooses to balance total compensation between cash and equity-based awards.
The closing market price for a share of the Company’s common stock as of August 19, 2024 was $10.27 per share.
AGGREGATE PAST GRANTS UNDER THE PLAN
As of August 19, 2024, awards covering 3,026,144 shares of our common stock had been granted under the 2020 Plan. This number of shares includes shares subject to awards that expired or terminated without having been exercised and paid and became available for new award grants under the 2020 Plan, as well as shares that were withheld to cover the exercise price or tax withholding obligations in connection with an award and became available for new award grants under the 2020 Plan. This number of shares, as well as the number of shares subject to past awards and outstanding and unvested awards in the table below is presented (i) as to PSU awards based on the actual number of shares subject to the award that became eligible to vest based on performance during the applicable performance period, except as to any award with an open performance period, which are included based on the target number of shares subject to the award and (ii) as to RSU and PSU awards, including the dividend equivalents granted with respect to such awards. The following table shows information regarding the distribution of all awards among the persons and groups identified below, option exercises, and restricted stock and RSU/PSUs vesting prior to that date, and option and unvested RSU holdings as of that date. Cash-settled stock units credited under our Directors Deferred Compensation Plan are not included in the table below (or elsewhere in this Proposal 3) as such stock units are cash-settled and are not awarded under the 2020 Plan.
58 — RGP 2024 Proxy Statement

	STOCK OPTIONS Number of Shares Underlying Options as of August 19, 2024				RESTRICTED STOCK/UNITS As of August 19, 2024

Name and Position	Number of Shares Subject to Past Option Grants (#)	Number of Shares Acquired on Exercise (#)	Exercisable (#)	Unexercisable (#)	Number of Shares/Units Subject to Past Awards (Vested/Unvested) (#)	Number of Shares/Units Subject to Past Awards Vested (#)	Number of Shares/Units Outstanding and Unvested (#)

Named Executive Officers:
KATE W. DUCHENE President and Chief Executive Officer	—	—	—	—	542,254	190,207	352,047
JENNIFER Y. RYU Executive Vice President and Chief Financial Officer	—	—	—	—	177,947	48,069	129,878
BHADRESH PATEL Chief Operating Officer	—	—	—	—	112,401	14,211	98,190
TIMOTHY L. BRACKNEY Former President and Chief Operating Officer	—	—	—	—	247,208	54,458	—
Total All Current Executive Officers as a Group (3 persons)	—	—	—	—	832,602	252,487	580,115
Non-Employee Directors:
ROGER CARLILE	—	—	—	—	5,087	—	5,087
ANTHONY CHERBAK	—	—	—	—	26,138	10,157	15,981
SUSAN M. COLLYNS	—	—	—	—	9,489	584	8,905
NEIL F. DIMICK	—	—	—	—	—	—	—
ROBERT KISTINGER	—	—	—	—	—	—	—
MARCO VON MALTZAN	—	—	—	—	—	—	—
LISA M. PIEROZZI	—	—	—	—	25,815	9,915	15,900
A. ROBERT PISANO	—	—	—	—	26,138	10,157	15,981
DAVID P. WHITE	—	—	—	—	20,821	6,169	14,652
All Employees, Including All Current Officers Who Are Not Executive Officers or Directors, as a Group:	—	—	—	—	1,961,058	495,559	1,317,068
Total:	—	—	—	—	3,154,356	839,487	1,973,688
RGP 2024 Proxy Statement — 59

EQUITY COMPENSATION PLAN INFORMATION
The Company currently maintains four equity compensation plans: the 2020 Plan, the 2014 Plan, the 2004 Plan and the ESPP. These plans have each been approved by the Company’s stockholders.
The following table sets forth, for each of the Company’s equity compensation plans under which equity securities of the Company are authorized for issuance, the number of shares of common stock subject to outstanding options, warrants, and rights, the weighted-average exercise price of outstanding options, warrants, and rights, and the number of shares remaining available for future award grants as of May 25, 2024.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-Average exercise price of outstanding options, warrants and rights ($)	Number of Securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (#)

	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,422,166(1)	16.36(2)	2,518,159(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,422,166	16.36	2,518,159
(1)This amount consists of (i) 1,236,723 shares of our common stock subject to unvested RSUs and PSUs granted under our 2020 Plan (with PSUs included assuming that zero, zero and 99% of the “target” level of performance was attained for the fiscal 2024, 2023 and 2022 grants, respectively, which was the level achieved as of May 25, 2024), (ii) 1,923,901 shares subject to stock options granted under our 2014 Plan, and (iii) 261,542 shares subject to stock options granted under our 2004 Plan. This amount does not include 408,401 shares of our common stock issued and outstanding pursuant to unvested restricted stock awards under our 2020 Plan and it does not include 150,680 shares of cash-settled deferred stock units issued and outstanding under our Directors Deferred Compensation Plan.
(2)This number reflects the weighted-average exercise price of outstanding options and has been calculated exclusive of outstanding restricted stock awards, RSUs and PSUs issued under our 2014 Plan and our 2020 Plan and the cash-settled deferred stock units issued under our Directors Deferred Compensation Plan.
(3)Consists of 1,323,246 shares available for issuance under our ESPP and 1,194,913 shares available for issuance under our 2020 Plan. Shares available under the 2020 Plan generally may be used for any type of award authorized under that plan including stock options, restricted stock, stock bonuses, performance stock, performance stock units, stock units, phantom stock and other forms of awards granted or denominated in our common stock. This number does not include the additional shares that will be available for award grant purposes under the 2020 Plan if stockholders approve this Proposal 3.
VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS
The affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the Annual Meeting and entitled to vote on the proposal is required for approval of the amended and restated 2020 Performance Incentive Plan. The Board believes that approval of the amended and restated 2020 Performance Incentive Plan will promote the interests of the Company and its stockholders and continue to enable the Company to attract, retain and award persons important to its success.
60 — RGP 2024 Proxy Statement

Executive Compensation
The following discussion of named executive officer compensation contains descriptions of various employment-related agreements and employee compensation plans. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the agreements and plans that we have filed as exhibits to our Annual Report on Form 10-K for the year ended May 25, 2024, filed with the SEC on July 22, 2024.
Compensation Discussion and Analysis
INTRODUCTION
This Compensation Discussion and Analysis (“CD&A”) describes the Company’s compensation philosophy, explains the objectives of our compensation programs and sets forth the elements of the compensation paid or awarded to, or earned by our NEOs for fiscal 2024.
The Company’s NEOs for fiscal 2024 are:

Name	Age	Position

KATE W. DUCHENE	61	President and Chief Executive Officer
JENNIFER Y. RYU	49	Executive Vice President and Chief Financial Officer
BHADRESH PATEL	50	Chief Operating Officer
TIMOTHY L. BRACKNEY	52	Former President and Chief Operating Officer
FISCAL 2024 EXECUTIVE SUMMARY
The Compensation Committee is responsible for setting the compensation of the NEOs. In determining elements of compensation for fiscal 2024 for our NEOs, the Compensation Committee considered the Company’s business results as discussed in more detail in this CD&A. The following are certain highlights of our business results for fiscal 2024:
•We achieved revenue of $632.8 million for fiscal 2024;
•We achieved gross margin of 38.9% for fiscal 2024;
•We reduced our SG&A expenses by 8.1% as compared to fiscal 2023 ($208.9 million in fiscal 2024, as compared to $228.8 million in fiscal 2023);
•We generated $21.0 million in net income for fiscal 2024;
•We achieved Adjusted EBITDA(6) of $51.5 million for fiscal 2024;
•We realized an Adjusted EBITDA Margin(6)(7) of 8.1% for fiscal 2024;
•We produced diluted earnings per share of $0.62 for fiscal 2024;
•We generated $21.9 million in cash flow from operations;
•We returned $18.8 million to stockholders in fiscal 2024 through the Company’s dividend program;
•We retained 75% of our top 100 clients; and
•We ended fiscal 2024 with cash and cash equivalents plus borrowings available under our senior secured revolving loan facility of $282.5 million.

$632.8 million revenue	$51.5 million Adjusted EBITDA	38.9% gross margin	8.1% Adjusted EBITDA Margin	1,800 clients

(6)Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 34-36 of the Fiscal 2024 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(7)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
RGP 2024 Proxy Statement — 61

Highlights of the executive compensation program for fiscal 2024 include:
Base Salaries. The Compensation Committee determined that the base salaries of our NEOs for fiscal 2024 were appropriate in light of the Company’s general financial performance and growth and the base salaries of similarly situated executives in the Company’s peer group. As a result, the Compensation Committee did not increase any of the NEO’s base salaries for fiscal 2024, other than for Mr. Patel in connection with his promotion to Chief Operating Officer.
Annual Incentives. All of our NEOs participated in our EIP during fiscal 2024. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) achieved for fiscal 2024, and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.
Although the Company did not achieve its financial targets for fiscal 2024, the Compensation Committee determined that each of our current NEOs met or exceeded their individual performance goals for fiscal 2024 and displayed outstanding leadership through an uncertain macroeconomic climate. However, the NEOs requested that they not receive any EIP award for fiscal 2024 and that, instead, any amounts that the Compensation Committee would have otherwise considered awarding to them for fiscal 2024 be used to provide awards for the Company’s non-executive employees. Accordingly, our NEOs did not receive any EIP awards for fiscal 2024.
Performance-Based Long-Term Incentives. Fifty percent of the NEOs’ annual equity incentive awards in fiscal 2024 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period consisting of fiscal 2024-2026 based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) (also referred to as Adjusted EBITDA Percentage in the award agreements) achieved over the performance period. The total number of shares that may be earned for these PSUs ranges from zero to 150% of the target number of shares based on performance over that three-year period.
The remaining 50% of the NEOs’ annual equity incentive awards in fiscal 2024 were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan.
In connection with his promotion to Chief Operating Officer, Mr. Patel also received an additional time-based RSU award that vests over a four-year period. Mr. Brackney did not receive an equity award in fiscal 2024 due to his resignation effective September 29, 2023. No other long-term incentive awards were granted to our NEOs in fiscal 2024.
Stock Ownership Guidelines. To help focus our NEOs on long-term stockholder value, we maintain guidelines requiring our NEOs to own a significant amount of the Company’s stock. These guidelines were revised in July 2024 to require our NEOs to hold an even greater amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” below.
COMPENSATION GOVERNANCE
Our Board appoints each executive officer of the Company. The Compensation Committee has responsibility for setting the compensation of our executive officers. The Compensation Committee has sole authority to determine the compensation of our Chief Executive Officer. In setting the compensation of executive officers other than the Chief Executive Officer, the Compensation Committee considers the recommendations of the Chief Executive Officer. See “Board of Directors — Compensation Committee” above for a discussion of the powers and responsibilities of the Compensation Committee and the role that our Chief Executive Officer plays in compensation decisions. Except as otherwise noted in this CD&A, the Compensation Committee’s decisions are subjective and the result of its business judgment, which is informed by the experiences of the members of the Compensation Committee.

(8)Revenue is defined for purposes of the fiscal 2024 EIP and the PSUs as the Company’s consolidated revenue as reported in the Company’s financial statements, with adjustments to exclude the material impact of any change in accounting standards implemented during fiscal 2024 or for any merger, acquisition or sale that occurs during fiscal 2024.
62 — RGP 2024 Proxy Statement

COMPENSATION PHILOSOPHY
Our compensation philosophy is to deliver NEO compensation that will allow us to attract and retain highly qualified executives while maintaining a strong relationship between executive pay and Company performance. In a professional services business, we believe talent is the Company’s critical asset. The Company must maintain a compensation program that allows us to compete against public and private firms for exceptional talent around the globe utilizing an appropriate mix of cash and equity reward elements. In structuring our current executive compensation programs, we are guided by the following principles:
“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation should be “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.
As illustrated in the charts below, for fiscal 2024 approximately 78% of our Chief Executive Officer’s and an average of 73% of our other NEOs’(9) target total direct compensation(10) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk.” Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.

CEO	AVERAGE OF ALL OTHER NEOs(9)
Competitive Compensation. The Company’s executive compensation programs should provide a fair and competitive compensation opportunity that enables us to attract and retain superior executive talent in the global market.
Alignment with Stockholder Interests. Executive compensation should be structured to include variable elements that link executives’ financial reward to stockholder return, and executive stock ownership should be encouraged.
We have implemented this pay for performance philosophy through the following program design.
COMPENSATION PROGRAM DESIGN
While embracing the Company’s compensation philosophy, the Compensation Committee has designed the executive compensation programs to achieve the following objectives: (1) reinforce the Company’s goals and business objectives, with an eye toward longer-term prosperity and success; (2) pay for performance in a manner that supports growth and innovation without encouraging excessive risk; (3) align the interests of management and stockholders by weighting a significant portion of total reward opportunities on long-term performance awards; (4) allow the Company to attract, retain and motivate key executives by providing competitive compensation with an appropriate mix of fixed and variable elements; and (5) appreciate the culture of the Company in recognizing and supporting outstanding team-based performance and behaviors that demonstrate our core values. As described in more detail below, the material elements of our current executive compensation programs for NEOs include a base salary; an annual, cash-based incentive compensation opportunity; a long-term equity

(9)For fiscal 2024, only our CFO’s compensation is included in the calculation of “other NEOs” as Mr. Patel was promoted to COO in April 2024 and Mr. Brackney resigned in September 2023.
(10)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2024.
RGP 2024 Proxy Statement — 63

incentive opportunity; and potential severance and other benefits payable in connection with termination of employment or change in control. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives, as illustrated by the table below:

Compensation Element	Compensation Objectives Designed to be Achieved

Base Salary	•Attract, motivate, reward and retain high-caliber talent
Annual Cash Incentive Compensation Opportunity	•Directly link pay to performance •Incentivize creation of stockholder value •Attract, motivate, reward and retain high-caliber talent
Long-Term Equity Incentives	•Incentivize creation of stockholder value •Directly link pay to performance •Attract, motivate, reward and retain high-caliber talent
Severance and Other Benefits Potentially Payable Upon Termination of Employment or a Change in Control	•Attract, motivate, reward and retain high-caliber talent
USE OF COMPENSATION CONSULTANT
During fiscal 2024, the Compensation Committee did not engage an independent compensation consultant. Pursuant to its charter, the Compensation Committee has the authority in its sole discretion to retain an independent consultant as it deems appropriate and necessary. The Compensation Committee did not make significant changes to the compensation program design during the fiscal year and, therefore, determined it was not in the best interests of the Company, nor necessary, to incur the additional costs of engaging such services for fiscal 2024. In order to assist the Compensation Committee’s evaluation of executive compensation during fiscal 2024, the Compensation Committee reviewed data on the Company’s peer group pulled from Equilar’s Insight Data Platform, which is a web-based provider of historical information, products and proprietary survey data regarding executive compensation. The Compensation Committee used the data from Equilar generally as background information to assist in their decision-making process.
USE OF PEER GROUP DATA
The individual compensation elements of our program are intended to create a total compensation package for each NEO that we believe achieves our compensation objectives and provides competitive compensation opportunities relative to companies in our comparative peer group.
In fiscal 2024, as is its annual practice, the Compensation Committee reviewed the composition of the Company’s peer group to help ensure its alignment with the Company’s size, practice areas, business model delivery and geographic reach. The Compensation Committee reviews the composition of the peer group each year and approves any change to the peer group. After a review of both our peers in the marketplace and those that major advisory firms, such as Institutional Shareholder Services (“ISS”), include in our services sector peer group, the Compensation Committee determined that all of the companies that constituted our peer group for our fiscal 2023 executive compensation decisions should be the same for our fiscal 2024 executive compensation decisions. For fiscal 2024, the peer group consisted of the following ten professional services companies, and we believe it reflects the competitive landscape in which the Company operates and competes for talent.

Peer Group Companies

Barrett Business Services, Inc.	CBIZ, Inc.	CRA International, Inc.
FTI Consulting, Inc.	Heidrick & Struggles International, Inc.	Huron Consulting Group, Inc.
ICF International, Inc.	Kforce, Inc.	Korn Ferry
Mistras Group, Inc.
64 — RGP 2024 Proxy Statement

The chart below contains information on revenue, market capitalization and employee head count for our named peer group(1).

Company Name	Performance Data Date	Annual Revenue ($MM)	Market Cap ($MM)	Number of Employees (#)

Barrett Business Services, Inc.	12/31/23	1,069.3	936.0	130,513
CBIZ, Inc.	12/31/23	1,591.2	3,550.6	6,700
CRA International, Inc.	12/31/23	624.0	1,039.2	1,004
FTI Consulting, Inc.	12/31/23	3,489.2	7,820.3	7,990
Heidrick & Struggles International, Inc.	12/31/23	1,041.2	777.3	2,212
Huron Consulting Group, Inc.	12/31/23	1,398.8	1,778.9	6,480
ICF International, Inc.	12/31/23	1,963.2	3,005.5	7,740
Kforce, Inc.	12/31/23	1,531.8	1,215.8	1,800
Korn Ferry	4/30/24	2,795.5	3,630.7	9,076
Mistras Group, Inc.	12/31/23	705.5	312.3	4,800
Resources Connection, Inc.	5/25/24	632.8	377.6	3,376
(1)The information contained in the chart was obtained from Equilar and based on each peer group company’s public filings. Annual revenue is presented for each peer company for the fiscal year ended as of the performance data date indicated above. Market capitalization information is presented based on the closing trading price for each company’s common stock at its fiscal year-end as of the performance data date indicated above.
In addition to the peer group data, the Compensation Committee also reviews summary statistical information from survey data about general industry practices in private companies and partnerships with which we compete for talent. In reviewing this information, the Compensation Committee does not focus on any one company included in the surveys to make its decisions.
Our compensation evaluation process generally involves comparing the base salaries, annual incentive compensation opportunities, total cash compensation and long-term equity incentive opportunities provided to our NEOs to similar compensation opportunities provided to comparable executives at our peer group companies. Although these benchmarks and other survey data represent useful background, the Compensation Committee exercises its judgment and discretion in setting individual executive compensation packages. This data is used by the Compensation Committee, not to set specific targets vis-à-vis peer company executives, but to assess as background data in determining what it considers in its judgment to be fair and reasonable pay practices for our NEOs. Our Company operates what we believe is a unique compensation program that reinforces a team-based culture and rewards NEOs for Company and team-based results as well as particular individual achievements.
ROLE OF STOCKHOLDER SAY-ON-PAY VOTES AND INVESTOR FEEDBACK
The Company’s stockholders are provided with an opportunity to cast an annual advisory vote on the Company’s executive compensation program through the say-on-pay proposal. At the Company’s annual meeting of stockholders held in October 2023, approximately 95.6% of the votes cast supported the Company’s say-on-pay proposal. The Compensation Committee believes this strong result affirms stockholders’ support of the Company’s approach to its executive compensation program, including the use of performance-based equity awards to further align executive compensation with the Company’s financial goals. Given this strong support, the Compensation Committee did not change its approach to executive compensation or executive compensation program design for fiscal 2024, and believes the executive compensation program in place, as in prior years, includes a number of features that further the goals of the Company’s executive compensation program and reflect current best practices. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for the NEOs.
RGP 2024 Proxy Statement — 65

ELEMENTS OF PAY FOR NAMED EXECUTIVE OFFICERS
Base Salary
The Compensation Committee generally reviews the base salary paid to each NEO on an annual basis. Under each NEO’s employment agreement, the Compensation Committee may increase the NEO’s then current base salary on its review, but it may not reduce the base salary level.
In determining whether base salary increases for fiscal 2024 for the NEOs were appropriate, the Compensation Committee considered the Company’s general financial performance and growth and the base salaries and total cash compensation earned by comparable executives at the Company’s peer group companies (based on their published data). Based on the foregoing, the Compensation Committee determined that each of the NEOs’ base salaries in effect at the start of the fiscal year were appropriate and did not increase any of the NEO’s base salaries for fiscal 2024, other than for Mr. Patel in connection with his promotion to Chief Operating Officer. For fiscal 2024, Ms. Duchene’s base salary remained at $825,000 annually, Ms. Ryu’s base salary remained at $462,000 annually and Mr. Brackney’s base salary remained at $621,000 annually. In April 2024, Mr. Patel was promoted to the Company’s Chief Operating Officer and received a base salary increase from $375,000 to $550,000 annually.
Column (c) of the “Summary Compensation Table — Fiscal 2022 — 2024” in the “Executive Compensation Tables for Fiscal 2024” section below shows the base salary paid to each NEO for fiscal 2024.
Annual Incentive Compensation
The Company’s annual incentive compensation plan for NEOs is the EIP. Each of the NEOs participated in the EIP for fiscal 2024. The EIP sets forth each participant’s target annual incentive compensation opportunity and the overall annual incentive structure and mechanics, which includes both a quantitative and qualitative component, used to determine the participant’s incentive cash award for the fiscal year. For fiscal 2024, the Compensation Committee set the following terms for the NEOs under the EIP:
•The target annual incentive compensation opportunity for each of the NEOs for fiscal 2024 was as follows: for Ms. Duchene, $950,000, for Ms. Ryu, $400,000, for Mr. Patel, $300,000, and for Mr. Brackney, $650,000. The Compensation Committee determined Ms. Duchene’s target annual incentive opportunities in effect for fiscal 2023 was significantly below the median target annual incentive opportunity of similarly situated executives in the Company’s peer group as of the start of fiscal 2024, and that larger target annual incentive opportunities for fiscal 2024 were warranted to move her target annual incentive opportunity closer to the peer group median for similarly situated executives. Accordingly, Ms. Duchene’s target annual incentive opportunity for fiscal 2024 was increased by $125,000 over her fiscal 2023 target. In connection with his promotion to Chief Operating Officer, Mr. Patel’s target annual incentive opportunity for fiscal 2024 was increased by $50,000 in April 2024 to the level noted above. No changes were made to Ms. Ryu or Mr. Brackney’s target annual incentives from their fiscal 2023 target levels.
•The threshold incentive compensation opportunity for each NEO was equal to 50% of the NEO’s target incentive award and the maximum incentive compensation opportunity for each NEO was equal to 300% of the NEO’s target incentive award.
Each NEO’s threshold, target and maximum annual incentive percentages were generally determined by the Compensation Committee in its discretion based on its subjective assessment of several factors, including comparable annual incentive opportunities in effect for comparable executives at our peer group companies (based on their published data), total cash compensation and equity awards earned by comparable executives at our peer group companies (based on their published data), internal comparability with percentage targets of other executives within the Company, and the Company’s objective of creating appropriate at-risk incentives to reinforce our team-based management culture and maximize stockholder value. The Compensation Committee also determined that these levels provided for fair and competitive rewards to the NEOs after reviewing historical data regarding the peer group companies and using its own subjective judgment and knowledge of the industry’s pay practices.
66 — RGP 2024 Proxy Statement

Each participant’s incentive opportunity under the EIP is determined based on quantitative and qualitative components, as shown in the following chart:
As shown above, the quantitative component of the EIP is determined based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) achieved for the fiscal year (with each metric weighted 50%). The Compensation Committee selected these quantitative performance metrics for the EIP because it believes such measures are closely correlated to our annual business objectives and growth in stockholder value, and are straightforward to administer, understand and communicate. The Revenue and Adjusted EBITDA Margin targets for fiscal 2024 were both set at levels that were slightly above the guidance provided to the market for expected fiscal 2024 performance as the Compensation Committee intended the targets to be challenging but achievable if the Company performed at a high level. Threshold level of performance (which is equal to 85% of the performance target set for each metric) must be achieved for both quantitative metrics for any amount to be payable with respect to the quantitative multiplier under the EIP. The Maximum level of performance is achieved if the Company achieves 110% or more of the performance target set for a metric.

	Threshold Revenue (85% of Target)	Target Revenue (100%)	Maximum Revenue (110% of Target)

Threshold Adjusted EBITDA Margin (85% of Target)	50%	75%	100%
Target Adjusted EBITDA Margin (100%)	75%	100%	150%
Maximum Adjusted EBITDA Margin (110% of Target)	100%	150%	200%
As shown in the chart above, the quantitative metrics are combined to determine the overall quantitative multiplier achieved for the year. For example, if Target Revenue and Threshold Adjusted EBITDA Margin were achieved for fiscal 2024, the quantitative multiplier would be equal to 75% of the target annual incentive. For Adjusted EBITDA Margin or Revenue performance between the levels indicated, the quantitative multiplier will be determined using bilinear interpolation between points. If the Company achieved performance for both metrics above the Maximum level, the quantitative multiplier would be capped at 200%. If the Company does not achieve at least the Threshold level of performance for both quantitative metrics, the maximum bonus that may be paid with respect to the qualitative portion of the award is 50% of the target annual incentive opportunity.
The following table sets forth the target performance levels established by the Compensation Committee for the EIP and the actual results achieved by the Company for fiscal 2024. As shown in the table below, for fiscal 2024, the Company did not achieve the Threshold Revenue or Threshold Adjusted EBITDA Margin, thus the quantitative multiplier was 0% for fiscal 2024.

Quantitative Metric	Fiscal 2024 Target	Fiscal 2024 Results	Percentage of Target Achieved

Revenue	$756.2 million	$632.8 million	83.7%
Adjusted EBITDA Margin	10.75%	8.14%	75.7%
The qualitative performance multiplier portion of each NEO’s annual incentive compensation opportunity is determined based on the Compensation Committee’s assessment of each NEO’s impact on enterprise objectives and strategic initiatives, achievement of pre-established individual performance goals, and other qualitative contributions determined by the Compensation Committee. The Company believes this mix of quantitative and qualitative components provides appropriate incentives to achieve pre-established goals while giving the Compensation Committee some flexibility to reward other achievements.
RGP 2024 Proxy Statement — 67

For fiscal 2024, since the Company did not meet the Threshold Revenue or Threshold Adjusted EBITDA Margin targets, the maximum amount that could be paid under the EIP with respect to the qualitative portion of the award was 50% of the target annual incentive opportunity. The Compensation Committee determined that each of the current NEOs met or exceeded their individual performance goals for fiscal 2024 and displayed outstanding leadership through an uncertain macroeconomic climate. However, the NEOs requested that they not receive any EIP award for fiscal 2024 and that, instead, any amounts that the Compensation Committee would have otherwise considered awarding to them for fiscal 2024 be used to provide awards for the Company’s non-executive employees. Accordingly, the Compensation Committee determined that no amount would be awarded under the EIP for our NEOs for fiscal 2024 and our NEOs did not receive any EIP awards for fiscal 2024.
Long-Term Incentive Awards
Fiscal 2024 Equity Awards. The Company’s view is that the NEOs’ long-term compensation should be directly linked to the value provided to our stockholders. Consistent with prior fiscal years and to continue to align the NEOs’ compensation with the Company’s financial goals, in fiscal 2024 the Compensation Committee granted 50% of the NEO’s long-term compensation in the form of PSUs with the remaining 50% in the form of time-based RSUs. As described in further detail below, the PSUs will be eligible to vest at the end of a three-year performance period based on the Company’s Revenue(8) and Adjusted EBITDA Margin(6)(7) (also referred to as Adjusted EBITDA Percentage in the award agreements) achieved over the performance period, with each metric weighted 50%. The Compensation Committee selected these performance metrics for the PSUs because it believes such measures are closely correlated to our long-term business objectives and growth in stockholder value and are commonly used by investors to determine the profitability of the Company over a period of time. Furthermore, RSUs and PSUs align award recipients’ interests with our stockholders’ interests because the value of these awards is dependent upon our stock price, and these awards serve as an important retention tool as NEOs generally must remain employed for a period of years before the awards fully vest.
In November 2023, the Compensation Committee granted each of our current NEOs a number of time-based RSUs and a “target” number of PSUs, each expressed as a dollar value that was then converted into a number of RSUs/PSUs based on the Company’s closing stock price on the date of grant. These dollar values are set forth in the table below. Mr. Brackney did not receive an equity award in fiscal 2024 due to his resignation effective September 29, 2023.

NEO	Time-Based RSUs ($)(1)	PSUs ($)(1)	Total Equity Award Value ($)

KATE W. DUCHENE	1,000,000	1,000,000	2,000,000
JENNIFER Y. RYU	425,000	425,000	850,000
BHADRESH PATEL	250,000	250,000	500,000
(1)These amounts are the values approved by the Compensation Committee in November 2023 and converted into the corresponding number of RSUs and the “target” number of PSUs based on the closing price of the Company’s common stock on the date of grant of the awards and rounded down to the nearest whole share. For the accounting fair value of these awards as reflected in the Summary Compensation Table, please refer to footnote (1) to the Summary Compensation Table.
The size of equity award granted to each of our NEOs is a decision made by the Compensation Committee in the exercise of its business judgment. In making this determination, the Compensation Committee considers its general assessment of the Company’s financial performance, Company morale, success in developing a productive management team, and risk management. The Compensation Committee also takes into account the total cash compensation paid to the NEOs in our immediately preceding fiscal year, the number and value of equity awards previously granted to the NEOs, dilution effects on our stockholders, the need to ensure that an appropriate number of shares would be available for equity awards to less-senior employees, the number and value of long-term equity awards made to comparable executives at our peer group companies (based on their published data), and the goal of providing the NEOs with total long-term equity compensation and total compensation amounts that we think are appropriate and competitive. We believe the size of each NEO’s equity award is consistent with our compensation objectives of paying for performance and putting a significant portion of the NEOs’ total compensation “at risk.” After a review of the factors described in the preceding paragraph, the Compensation Committee determined that the equity award values granted in fiscal 2024 should be generally similar to the equity award values granted in fiscal 2023 for each of the NEOs in order to continue to keep the NEOs focused on increasing stockholder value into the future.
Fiscal 2024 Time-Based RSUs. The time-based RSUs vest in a series of annual installments over a four-year vesting period. We believe this four-year vesting period provides an incentive for the NEOs to remain in our employ, and also focuses the NEOs
68 — RGP 2024 Proxy Statement

on the long-term performance and business objectives of the Company for the benefit of our stockholders. We believe the four-year vesting period is consistent with compensation practices in the market generally and strikes an appropriate balance between the interests of the Company, our stockholders and the individual NEOs in terms of the incentive, value creation and compensatory aspects of these equity awards.
Fiscal 2024 PSUs. The PSUs vest after a three-year performance period covering fiscal 2024 through fiscal 2026 if, and to the extent, the performance vesting conditions have been achieved by the Company. Such determination will be made by the Compensation Committee within sixty days following the end of the performance period. The number of vested PSUs (“Vested PSUs”) will be determined based on the Company’s Revenue and Adjusted EBITDA Percentage achieved for the performance period. The Vested PSUs will be determined by multiplying the target number of PSUs (including any dividend equivalents previously credited to the award) by the applicable percentage determined in accordance with the following table:

	Threshold Revenue (85% of Target)	Target Revenue (100%)	Stretch Revenue (110% of Target)

Threshold Adjusted EBITDA % (85% of Target)	50%	75%	100%
Target Adjusted EBITDA % (100%)	75%	100%	125%
Stretch Adjusted EBITDA % (110% of Target)	100%	125%	150%
For Adjusted EBITDA Percentage or Revenue performance between the levels indicated, the applicable percentage will be determined using bilinear interpolation between points. The maximum number of Vested PSUs that may be achieved is capped at 150% of the target number of PSUs. In addition, no portion of the PSUs will be earned if the Company does not achieve both the Threshold Revenue and Adjusted EBITDA Percentage levels for the performance period.
Vesting of Fiscal 2022 PSUs. In November 2021, the Compensation Committee awarded the NEOs PSUs that had a three-year performance period from fiscal 2022 through fiscal 2024 (the “Fiscal 2022 PSUs”). These PSUs had a structure similar to the PSUs awarded in November 2023. The Fiscal 2022 PSUs are described more fully in the Company’s 2022 Proxy Statement. Mr. Brackney’s PSUs were forfeited, along with his other unvested equity awards, in connection with his resignation in September 2023. In July 2024, the Compensation Committee determined that the Company’s Revenue and Adjusted EBITDA performance over the performance period from fiscal 2022 to fiscal 2024 resulted in a vesting percentage for the Fiscal 2022 PSUs equal to 104.7% of the target number of PSUs. The following table sets forth the target performance levels established by the Compensation Committee for the Fiscal 2022 PSUs and the actual results achieved by the Company for the fiscal 2022 through fiscal 2024 performance period.

Quantitative Metric	Fiscal 2022-2024 Target	Fiscal 2022-2024 Results	Percentage of Target Achieved

Revenue	$2.361 billion	$2.209 billion	93.6%
Adjusted EBITDA Percentage	10.9%	11.6%	106.2%
COO Equity Award. In connection with Mr. Patel’s appointment as COO, he was granted an award of time-based RSUs in April 2024 with a grant date value equal to $300,000. These RSUs vest in a series of annual installments over a four-year vesting period.
General Description for RSUs and PSUs. Each RSU and PSU represents and is paid in one share of our common stock, subject to the satisfaction of applicable vesting conditions, which further aligns our NEOs’ interests with those of our stockholders. The NEOs do not have the right to vote or (with limited exceptions such as in connection with death or by court order in connection with a divorce) dispose of any RSUs or PSUs prior to the time the shares are actually issued. Each RSU and PSU is granted in tandem with a corresponding dividend equivalent right that entitles the NEO to be credited with additional RSUs or PSUs upon the Company’s payment of dividends to stockholders if the dividend equivalent right is or was outstanding on the record date. Any such additional RSUs or PSUs credited in respect of dividend equivalent rights are subject to the same vesting terms as the underlying RSUs or PSUs and vest (if at all) together with the underlying RSU or PSU to which they relate.
RGP 2024 Proxy Statement — 69

Perquisites
During fiscal 2024, the NEOs were eligible to participate in the Company’s retirement and health and welfare programs that are generally available to other employees in the Company. In addition, each NEO received a modest automobile allowance. The Compensation Committee believes these modest perquisites are consistent with competitive practices and help us attract and retain talent.
CHANGE IN CONTROL AND SEVERANCE BENEFITS
The Company believes that severance protections play a valuable role in attracting and retaining high caliber talent. In the competitive professional services industry in which we operate, where executives are commonly being recruited by both more established companies and by start-up ventures, severance and other termination benefits are an effective way to offer executives financial security to offset the risk of accepting an opportunity with another company. Pursuant to their employment agreements in effect during fiscal 2024, each of the current NEOs would be entitled to severance payments if the NEO’s employment was terminated by the Company without cause or by the NEO for good reason. Because we believe that a termination by an NEO for good reason (or constructive termination) is conceptually the same as an actual termination by the Company without cause, we believe it is appropriate to provide severance benefits following such constructive termination of the NEO’s employment. The level of severance benefits for our Chief Executive Officer differs from the other NEOs because of the scope and responsibility of the position and the competitive pay practices for the role. The NEOs’ severance benefits are generally the result of negotiations with the NEO and set at levels we believe are reasonable, consistent with similarly situated executives at our peer companies and fits our objective of attracting and retaining team-oriented executives. The employment agreements also provide for the accelerated vesting of equity awards upon a change in control of the Company. Our equity award agreements also provide for continued or accelerated vesting in connection with certain terminations of the award holder’s employment or a change in control of the Company.
Mr. Brackney did not receive any severance benefits or accelerated vesting of any equity awards in connection with his resignation of employment.
The current NEOs’ employment agreements and the accelerated vesting provisions of the equity award agreements are described in further detail in the narrative following the “Description of Employment Agreements — Cash Compensation” section and in the “Potential Payments upon Termination or Change in Control” section below.
STOCK OWNERSHIP GUIDELINES FOR NEOS
We maintain ownership guidelines for our NEOs that were revised in July 2024 to require our NEOs to hold a greater number of shares of our Company’s stock to further align their interests with those of our stockholders. Under the revised stock ownership guidelines:
•The Chief Executive Officer should own Company common stock equal in value to five times her base salary.
•Each other NEO should own Company common stock equal in value to three times the NEO’s base salary.
Stock that counts towards satisfaction of the ownership guidelines (“Qualifying Shares”) includes:
•Shares of common stock beneficially held, either directly or indirectly;
•Restricted stock issued and held whether vested or unvested;
•Shares subject to outstanding time-based RSU awards, whether vested or unvested, including any stock units credited as dividend equivalents with respect to such RSU awards;
•Shares subject to vested but deferred stock units, including any stock units credited as dividend equivalents with respect to such RSU awards; and
•Shares of common stock held following the exercise of a stock option or payment of other equity award.
All NEOs covered by these guidelines should satisfy the applicable stock ownership guidelines within five years of first becoming subject to them. If a covered individual’s guideline level of ownership changes as a result of a change in the guidelines or a change in position or compensation, the individual should satisfy the applicable guidelines within three years of such change. Since our guidelines were modified in July 2024, all our NEOs have at least until July 2027 to meet the revised Stock Ownership Guidelines.
70 — RGP 2024 Proxy Statement

As shown in the table below, as of May 26, 2024, the measurement date for fiscal 2024, each of our current NEOs meets the stock ownership guidelines or has time remaining to fulfill such guidelines.

Named Executive Officer	Guideline ($)(1)	Qualifying Shares Held (#)	Market Value of Shares Held as of the Measurement Date ($)(2)

KATE W. DUCHENE President and Chief Executive Officer	4,125,000	449,091	5,011,861
JENNIFER Y. RYU Executive Vice President and Chief Financial Officer	1,386,000	103,001	1,149,494
BHADRESH PATEL Chief Operating Officer	1,650,000	65,957	736,084
(1)The relevant guideline is five times, in the case of Ms. Duchene, or three times, in the case of Ms. Ryu and Mr. Patel, the NEO’s base salary.
(2)Determined by multiplying the number of Qualifying Shares held by the NEO on May 26, 2024 by the closing price of a share of Company common stock on May 24, 2024, the last trading day of fiscal 2024 ($11.16).
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Federal income tax law generally disallows a tax deduction to publicly-held companies for compensation paid to a current or former NEO that exceeds $1 million during the tax year. Certain stock options granted by the Company before November 2, 2017, as well as certain amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1 million deductibility limit. There can be no assurance that any compensation the Company intended to be deductible will in fact be deductible. Although the potential deductibility of compensation is one of the factors the Compensation Committee notes when designing the Company’s executive compensation program, the Compensation Committee has the flexibility to take any compensation-related actions it determines are in the best interests of the Company and its stockholders, including awarding compensation that will not be deductible for tax purposes.
DECISIONS FOR FISCAL 2025
In July 2024, the Compensation Committee approved the Company’s executive compensation program for fiscal 2025 and reviewed each NEO’s base salary and target annual cash incentive compensation (the “target annual cash compensation”). In determining each NEO’s target annual cash compensation for fiscal 2024, the Compensation Committee considered each NEO’s length of service and performance in his or her role, the Company’s general financial performance and growth, and the target annual cash compensation of comparable executives at the Company’s peer group companies (based on their published data). Based on this analysis, the Compensation Committee increased Ms. Ryu’s base salary from $462,000 to $500,000 for fiscal 2025 and increased Mr. Patel’s target annual cash incentive opportunity for fiscal 2025 from $300,000 to $550,000 in accordance with the terms of his employment agreement. The Compensation Committee did not make any other changes to the NEOs’ base salaries or target annual cash incentive opportunities for fiscal 2025.
In recognition of the NEOs outstanding leadership in fiscal 2024, including by closing two acquisitions of the CloudGo and Reference Point businesses during fiscal 2024 and shortly thereafter, the Compensation Committee awarded each of the current NEOs a time-based RSU award in August 2024. These RSUs cliff vest after 12 months. The grant date value of the awards was as follows: Ms. Duchene- $332,500, Ms. Ryu- $150,000 and Mr. Patel- $110,000.
RGP 2024 Proxy Statement — 71

The following report of the Compensation Committee does not constitute soliciting material and shall not be deemed filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed
Compensation Committee Report on Executive Compensation
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis section be included in this Proxy Statement.

THE COMPENSATION COMMITTEE David P. White, Chairperson Roger Carlile Neil F. Dimick A. Robert Pisano
Compensation Committee Interlocks and Insider Participation
The Compensation Committee members whose names appear on the Compensation Committee Report above served as members of the Compensation Committee for all of fiscal 2024, except for Mr. Carlile who was appointed to the Board and Compensation Committee on June 3, 2024. Jolene Sarkis served as a member of the Compensation Committee from May to October 2023 until her retirement from the Board. No member of the Compensation Committee at any time during fiscal 2024 was an executive officer or employee of the Company during or prior to fiscal 2024, or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee during fiscal 2024.
72 — RGP 2024 Proxy Statement

Executive Compensation Tables for Fiscal 2024
SUMMARY COMPENSATION TABLE — FISCAL 2022 TO 2024
The following table presents information regarding compensation of our NEOs for services rendered during fiscal 2022, 2023 and 2024. Unless otherwise noted, the footnote disclosures apply to fiscal 2024 compensation. For an explanation of the amounts included in the table for fiscal 2022 or 2023, please see the footnote disclosures in our Proxy Statement for the corresponding fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
KATE W. DUCHENE President and Chief Executive Officer	2024	825,000	—	1,999,984	—	—	—	25,523	2,850,507
	2023	791,346	—	2,099,971	—	1,097,000	—	25,592	4,013,909
	2022	700,000	—	1,799,965	—	2,100,000	—	24,572	4,624,537
JENNIFER Y. RYU Executive Vice President and Chief Financial Officer	2024	462,000	—	849,995	—	—	—	24,252	1,336,247
	2023	445,308	—	699,978	—	532,000	—	23,938	1,701,224
	2022	395,962	—	399,964	—	980,000	—	26,159	1,802,085
BHADRESH PATEL Chief Operating Officer	2024	395,192	—	799,968	—	—	—	25,816	1,220,976
TIMOTHY L. BRACKNEY(4) Former President and Chief Operating Officer	2024	226,904	—	—	—	—	—	7,787	234,691
	2023	588,880	—	1,399,993	—	864,000	—	25,339	2,878,212
	2022	500,000	—	1,299,983	—	1,680,000	—	23,689	3,503,672
(1)The amounts reported in column (e) of the table above reflect the fair value on the grant date of the stock awards granted to our NEOs in the applicable fiscal year. These values have been determined under the principles used to calculate the grant date fair value of equity awards for purposes of the Company’s financial statements. For a discussion of the assumptions and methodologies used to value the awards reported in these columns, please see (i) for fiscal 2024, the discussion of RSU and PSU awards contained in Note 15 (Stock-Based Compensation Plans) to the Company’s Consolidated Financial Statements, included as part of the Fiscal 2024 Annual Report, and (ii) similar Stock Based Compensation Plan notes contained in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years as to the stock awards granted in those years. The amounts included in the Summary Compensation Table above, and in the tables below in this footnote, are determined as of the grant date and may not be indicative of the value actually received by the NEO if the award vests.
In each of fiscal 2022, 2023 and 2024, the Company granted PSUs to the NEOs that vest, in part, based on the Company’s performance. As required by the applicable SEC rules, the accounting fair value of the PSUs awarded in each fiscal year was determined based on the probable outcome of the performance-based conditions applicable to the awards (determined as of the grant date of the awards, as determined for accounting purposes). For these purposes, as of the grant date of the awards we determined that the “target” level of performance was the probable outcome of the applicable performance-based conditions. Accordingly, for the PSUs, the accounting fair value is included for the NEOs as Stock Award compensation for the year in which the grant was made based on the “target” number of shares subject to the awards. Under the terms of the PSUs at grant, between 0% and 150% of the target number of shares subject to the awards can vest, based on performance and the other vesting conditions applicable to the awards. The following tables present the accounting fair value (determined as described above as of the grant date of the awards) of the PSUs awarded to the NEOs in fiscal 2022, 2023 and 2024 under two sets of assumptions: (a) assuming that the target level of performance would be achieved as to the performance-based conditions and (b) assuming that the highest level of performance would be achieved (i.e. 150% of the target level).
RGP 2024 Proxy Statement — 73

	Fiscal 2022 PSUs

Executive Officer	Grant Date Fair Value (Target Level of Performance)($)	Grant Date Fair Value (Maximum Level of Performance)($)

KATE W. DUCHENE	899,983	1,349,974
JENNIFER Y. RYU	199,982	299,973
TIMOTHY L. BRACKNEY	649,992	974,987

	Fiscal 2023 PSUs

Executive Officer	Grant Date Fair Value (Target Level of Performance)($)	Grant Date Fair Value (Maximum Level of Performance)($)

KATE W. DUCHENE	1,049,986	1,574,979
JENNIFER Y. RYU	349,989	524,984
TIMOTHY L. BRACKNEY	699,996	1,049,994

	Fiscal 2024 PSUs

Executive Officer	Grant Date Fair Value (Target Level of Performance)($)	Grant Date Fair Value (Maximum Level of Performance)($)

KATE W. DUCHENE	999,992	1,499,988
JENNIFER Y. RYU	424,997	637,496
BHADRESH PATEL	249,988	374,982
(2)The amounts reported in column (g) above represent amounts earned under the EIP for the applicable fiscal year. As noted in the “Compensation Discussion and Analysis” section above, the NEOs requested that they not receive any EIP award for fiscal 2024 and that, instead, any amounts that the Compensation Committee would have otherwise considered awarding to them for fiscal 2024 be used to provide awards for the Company’s non-executive employees.
(3)The following table identifies the items reported in column (j) “All Other Compensation” for each NEO for fiscal 2024:

Executive Officer	Automobile Allowance ($)	401(k) Plan Matching Contribution ($)	Total ($)

KATE W. DUCHENE	15,000	10,523	25,523
JENNIFER Y. RYU	15,000	9,252	24,252
BHADRESH PATEL	15,000	10,816	25,816
TIMOTHY L. BRACKNEY	5,769	2,018	7,787
(4)Mr. Brackney resigned effective September 29, 2023.
DESCRIPTION OF EMPLOYMENT AGREEMENTS — CASH COMPENSATION
We have entered into employment agreements or employment letter agreements with each of the NEOs. The salary and bonus terms of each agreement are briefly described below. Provisions of these agreements relating to outstanding equity incentive awards, if any, and post-termination of employment benefits are discussed below under the applicable sections of this Proxy Statement.
Kate W. Duchene. On February 3, 2020, we entered into a new employment agreement with Ms. Duchene, which we amended by a letter agreement on January 20, 2021. The February 2020 agreement supersedes Ms. Duchene’s prior employment agreement with the Company dated as of December 19, 2016. The February 2020 agreement provides for a three-year term of employment commencing on February 3, 2020 and ending with the close of business on February 2, 2023. Beginning on February 3, 2023, and on each February 3 thereafter, the term automatically extends for an additional year unless either party
74 — RGP 2024 Proxy Statement

provides notice that the term will not be extended. The agreement provides for Ms. Duchene to receive an annualized base salary of $700,000, subject to annual review by the Board. Based on its review, the Board has the discretion to increase (but not reduce) the base salary each year. The agreement also provides for Ms. Duchene to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Duchene is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Jennifer Y. Ryu. On October 21, 2022, we entered into a new employment agreement with Ms. Ryu. The October 2022 agreement supersedes Ms. Ryu’s prior employment agreement with the Company dated as of February 3, 2020. The October 2022 agreement provides for a three-year term of employment commencing on October 21, 2022 and ending with the close of business on October 21, 2025. Beginning on October 21, 2025, and on each October 21 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Ms. Ryu to receive an annualized base salary of $462,000. The Chief Executive Officer or the Board has discretion to increase (but not reduce) Ms. Ryu’s base salary. The agreement also provides for Ms. Ryu to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that she will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provides that Ms. Ryu is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Bhadresh Patel. On April 3, 2024, we entered into a new employment agreement with Mr. Patel. The April 2024 agreement supersedes Mr. Patel’s prior employment agreement with the Company dated as of November 21, 2022. The April 2024 agreement provides for a three-year term of employment commencing on April 7, 2024 and ending with the close of business on April 6, 2027. Beginning on April 7, 2027, and on each April 7 thereafter, the term automatically extends for an additional year unless either party provides notice that the term will not be extended. The agreement provides for Mr. Patel to receive an annualized base salary of $550,000. The Chief Executive Officer or the Board has discretion to increase (but not reduce) Mr. Patel’s base salary. The agreement also provides for Mr. Patel to participate in any annual incentive plans maintained by the Company for its executive officers generally and provides that his target incentive for the fiscal 2024 EIP will be $300,000 and for the fiscal 2025 EIP will be $550,000. The agreement also provides that he will be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. The agreement provides that Mr. Patel will receive a RSU with a grant date value of $300,000 in connection with his appointment as the Company’s COO, with such award vesting equally over a four year period. In addition, the agreement provides that Mr. Patel is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally.
Timothy L. Brackney. On February 21, 2020, we entered into a new employment agreement with Mr. Brackney. The February 2020 agreement superseded Mr. Brackney’s prior employment agreement with the Company dated as of April 3, 2019. The February 2020 agreement provided for a three-year term of employment commencing on February 21, 2020 and ending with the close of business on February 20, 2023. Beginning on February 21, 2023, and on each February 21 thereafter, the term automatically extended for an additional year unless either party provided notice that the term will not be extended. The agreement provided for Mr. Brackney to receive an annualized base salary of $500,000. The Chief Executive Officer, in consultation with the Board, had discretion to increase (but not reduce) Mr. Brackney’s base salary. The agreement also provided for Mr. Brackney to participate in any annual incentive plans maintained by the Company for its executive officers generally, and that he would be eligible to receive equity award grants on such terms and conditions as determined from time to time by the Board. In addition, the agreement provided that Mr. Brackney is entitled to participate in any retirement, health and welfare and other fringe benefit plans and programs maintained by the Company for its executive officers generally. Mr. Brackney resigned effective September 29, 2023.
RGP 2024 Proxy Statement — 75

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024
The following table presents information regarding (i) the RSU and PSU awards granted to NEOs in fiscal 2024, and (ii) potential threshold, target and maximum amounts payable under the NEOs’ annual incentive compensation opportunity under the EIP for fiscal 2024. The material terms of each of these compensation opportunities are described below and in the “Compensation Discussion and Analysis” section above.

		Value Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(2)

Name	Grant Date	Threshold Awards ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
KATE W. DUCHENE	n/a	475,000	950,000	2,850,000	—	—	—	—	—
	11/8/2023	—	—	—	—	—	—	73,367	999,992
	11/8/2023	—	—	—	36,684	73,367	110,051	—	999,992
JENNIFER Y. RYU	n/a	200,000	400,000	1,200,000	—	—	—	—	—
	11/8/2023	—	—	—	—	—	—	31,181	424,997
	11/8/2023	—	—	—	15,591	31,181	46,772	—	424,997
BHADRESH PATEL	n/a	150,000	300,000	900,000	—	—	—	—	—
	11/8/2023	—	—	—	—	—	—	18,341	249,988
	11/8/2023	—	—	—	9,171	18,341	27,512	—	249,988
	4/7/2024	—	—	—	—	—	—	24,937	299,992
TIMOTHY L. BRACKNEY	n/a	325,000	650,000	1,950,000	—	—	—	—	—
(1)Amounts reported represent the potential amounts payable to participating NEO under the EIP for fiscal 2024 at threshold, target and maximum performance levels. The actual amounts payable to each NEO under the EIP for fiscal 2024 are reported in column (g) (Non-Equity Incentive Plan Compensation) of the “Summary Compensation Table — Fiscal 2022 — 2024” above.
(2)The amounts reported in column (j) of the table above reflect the fair value of these RSU and PSU awards on the grant date as determined under the principles used to calculate the value of equity awards for purposes of our consolidated financial statements. For a discussion of the assumptions and methodologies used to calculate the amounts reported in column (j), please see footnote (1) to the “Summary Compensation Table — Fiscal 2022 — 2024” above.
DESCRIPTION OF PLAN-BASED AWARDS
For information on the RSU and PSU awards and non-equity incentive plan awards granted to our NEOs for fiscal 2024, please see the discussion in the “Compensation Discussion and Analysis” section above under the heading “Elements of Pay for Named Executive Officers — Long-Term Incentive Awards” and “Annual Incentive Compensation.” Also see the “Potential Payments Upon Termination or Change in Control” section below for the consequences of certain change in control or other corporate transactions or certain terminations of employment with respect to these awards.
76 — RGP 2024 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL 2024 YEAR-END
The following table presents information regarding the outstanding equity awards held by each NEO as of May 25, 2024, the end of fiscal 2024.

		Value Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
KATE W. DUCHENE	6/2/2014	40,000	—	12.18	6/2/2024	—	—	—	—
	8/31/2015	38,000	—	15.69	8/31/2025	—	—	—	—
	9/9/2016	38,000	—	14.52	9/9/2026	—	—	—	—
	11/3/2017	75,000	—	15.80	11/3/2027	—	—	—	—
	10/5/2018	85,000	—	18.96	10/5/2028	—	—	—	—
	9/17/2019	100,000	—	17.44	9/17/2029	—	—	—	—
	11/12/2020	—	—	—	—	33,242	370,981	—	—
	11/11/2021	—	—	—	—	26,906	300,271	—	—
	11/9/2022	—	—	—	—	46,148	515,012	—	—
	11/9/2022	—	—	—	—	—	—	30,765	343,337
	11/8/2023	—	—	—	—	75,859	846,586	—	—
	11/8/2023	—	—	—	—	—	—	37,930	423,299
JENNIFER Y. RYU	9/17/2019	15,000	—	17.44	9/17/2029	—	—	—	—
	2/4/2020	15,000	—	15.29	2/4/2030	—	—	—	—
	11/12/2020	—	—	—	—	8,864	98,922	—	—
	11/11/2021	—	—	—	—	5,979	66,726	—	—
	11/9/2022	—	—	—	—	15,382	171,663	—	—
	11/9/2022	—	—	—	—	—	—	10,255	114,446
	11/8/2023	—	—	—	—	32,240	359,798	—	—
	11/8/2023	—	—	—	—	—	—	16,120	179,899
RGP 2024 Proxy Statement — 77

		Value Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			Equity Incentive Plan Awards: Number of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market Payout Value of Unearned Shares, Units, Or Other Rights That Have Not Vested (#)(2)

Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)	Number of Securities Underlying Unexercised Options (# Unexercisable)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
BHADRESH PATEL	9/17/2019	4,500	—	17.44	9/17/2029	—	—	—	—
	11/11/2021	—	—	—	—	3,738	41,716	—	—
	11/9/2022	—	—	—	—	8,789	98,085	—	—
	11/9/2022	—	—	—	—	—	—	5,860	65,398
	11/8/2023	—	—	—	—	18,964	211,638	—	—
	11/8/2023	—	—	—	—	—	—	9,482	105,819
	4/7/2024	—	—	—	—	25,263	281,935	—	—
TIMOTHY L. BRACKNEY	—	—	—	—	—	—	—	—	—
(1)Subject to each NEO’s continued employment, each restricted stock or RSU award was scheduled to become vested over a four-year period, with one-fourth of each award becoming vested on each of the first four anniversaries of the grant date of the award. The grant date of each restricted stock or RSU award is included in the table above under column (b). The number of RSUs set forth in the table above includes stock units credited as dividend equivalents with respect to such award as of fiscal year end. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each restricted stock or RSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
(2)The market value of stock awards reported in column (h) or (j) is computed by multiplying the applicable number of shares of stock reported in column (g) or (i), by $11.16, the closing market price of the Company’s common stock on May 24, 2024, the last trading day of fiscal 2024.
(3)Subject to each NEO’s continued employment, each PSU award will vest at the end of a three-year performance period based on the Company’s Revenue and Adjusted EBITDA Margin achieved for the performance period. The number of PSUs that vest ranges from 0-150% of the target number of shares subject to the award. The amounts presented in the table above include stock units credited as dividend equivalents with respect to such award as of fiscal year end. For awards granted in November 2022 (which have a performance period covering fiscal 2023 through fiscal 2025), the awards presented in the table above reflect the threshold number of shares subject to the award as the Company’s performance as of fiscal 2024 year-end against the goals established for the award was tracking below the threshold level of performance for the award. For awards granted in November 2023 (which have a performance period covering fiscal 2024 through fiscal 2026), the awards presented in the table above reflect the threshold number of shares subject to the award as the Company’s performance as of fiscal 2024 year-end against the goals established for the award was tracking below the threshold level of performance for the award. As described in the “Potential Payments upon Termination or Change in Control” section below, all or a portion of each PSU award may vest earlier in connection with certain change in control or other corporate transactions or certain terminations of employment.
78 — RGP 2024 Proxy Statement

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2024
The following table summarizes the stock options that were exercised and stock awards that vested during fiscal 2024 that were previously granted to our NEOs.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

(a)	(b)	(c)	(d)	(e)
KATE W. DUCHENE	—	—	106,686	1,466,600
JENNIFER Y. RYU	—	—	29,094	401,217
BHADRESH PATEL	—	—	11,531	152,923
TIMOTHY L. BRACKNEY	—	—	—	—
(1)The dollar amounts shown for stock options in column (c) above are determined by multiplying (i) the number of shares of our common stock to which the exercise of the option related, by (ii) the difference between the per-share closing price of our common stock on the exercise date and the exercise price of the options.
(2)The dollar amounts shown in column (e) above are determined by multiplying the number of shares or units (including any dividend equivalent rights), as applicable, that vested by the per-share closing price of our common stock on the vesting date.
RGP 2024 Proxy Statement — 79

Potential Payments upon Termination or Change in Control
The following section describes the benefits that may become payable to the NEOs in connection with certain terminations of their employment with the Company and/or a change in control of the Company.
SEVERANCE BENEFITS
This section describes the severance benefits provided under Mses. Duchene’s and Ryu’s and Mr. Patel’s employment agreements. The employment agreements with the NEOs also include restrictive covenants including an indefinite confidentiality covenant, one-year post-termination non-solicitation of employees and consultants covenant, and non-interference with business relationships covenant in favor of the Company.
Kate W. Duchene
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Duchene’s employment is terminated by the Company without “cause” or by Ms. Duchene for “good reason” (as such terms are defined in her employment agreement), Ms. Duchene will be entitled to receive a lump sum cash payment equal to (a) three times the sum of her then current annual base salary plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Duchene will generally be entitled to (x) continued participation in the Company’s group health plans at the Company’s expense for up to two years following her termination of employment (or a lump sum payment to procure substantially similar health coverage) and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Duchene’s employment agreement, Ms. Duchene would be entitled to the benefits set forth above. Ms. Duchene’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Duchene’s employment agreement does not provide for a tax “gross-up” payment.
Should benefits payable to Ms. Duchene trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Duchene will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Duchene, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Death or Disability. In the event that Ms. Duchene’s employment terminates due to her death or disability, Ms. Duchene (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs. In addition, Ms. Duchene would be entitled to full vesting of her then-outstanding and unvested equity awards, which will remain exercisable for three years (or until the expiration date of the award, if sooner).
Jennifer Y. Ryu
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” (as such terms are defined in her employment agreement), Ms. Ryu will be entitled to receive a lump sum cash payment equal to (a) one and one-half times her then current annual base salary rate plus target annual incentive bonus, (b) her earned and unpaid annual bonus for the prior fiscal year, if any and (c) a pro-rated portion of the annual bonus she would have received for the year her employment terminates if her employment had not terminated. In addition, Ms. Ryu will generally be entitled to (x) a lump sum cash payment substantially equivalent to the cost to continue medical coverage for eighteen months following her termination of employment and (y) full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Ms. Ryu’s employment agreement, Ms. Ryu would be entitled to the benefits set forth above. Ms. Ryu’s right to receive any of these severance benefits is subject to her providing a release of claims to the Company. Ms. Ryu’s employment agreement does not provide for a tax “gross-up” payment.
80 — RGP 2024 Proxy Statement

Should benefits payable to Ms. Ryu trigger excise taxes under Section 4999 of the Internal Revenue Code, Ms. Ryu will either be entitled to the full amount of her benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Ms. Ryu, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Termination Without Cause or for Good Reason in Connection with a Change in Control. In the event that Ms. Ryu’s employment is terminated by the Company without “cause” or by Ms. Ryu for “good reason” within sixty days prior to, upon or within twenty-four months following a “Change in Control Event” (as such terms are defined in her employment agreement), she will be entitled to the same severance set forth above, except the severance multiplier set forth in clause (a) above shall be two times her then current annual base salary rate plus target annual incentive bonus.
Death or Disability. In the event that Ms. Ryu’s employment terminates due to her death or disability, Ms. Ryu (or her estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) her earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of her target annual incentive compensation for the fiscal year in which the termination occurs, subject to providing a release of claims to the Company. In addition, Ms. Ryu would be entitled to full vesting of her then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for three years (or until the expiration date of the award, if sooner).
Bhadresh Patel
Termination Without Cause or for Good Reason; Non-Renewal of Agreement Term. In the event that Mr. Patel’s employment is terminated by the Company without “cause” or by Mr. Patel for “good reason” (as such terms are defined in his employment agreement), Mr. Patel will be entitled to receive a lump sum cash payment equal to (a) one and one-half times his then current annual base salary rate plus target annual incentive bonus, (b) his earned and unpaid annual bonus for the prior fiscal year, if any and (c) a pro-rated portion of the annual bonus he would have received for the year his employment terminates if his employment had not terminated. In addition, Mr. Patel will generally be entitled to (x) a lump sum cash payment substantially equivalent to the cost to continue medical coverage for eighteen months following his termination of employment and (y) full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for the term of the award. In the event that the Company elects not to extend the term of Mr. Patel’s employment agreement, Mr. Patel would be entitled to the benefits set forth above. Mr. Patel’s right to receive any of these severance benefits is subject to him providing a release of claims to the Company. Mr. Patel’s employment agreement does not provide for a tax “gross-up” payment.
Should benefits payable to Mr. Patel trigger excise taxes under Section 4999 of the Internal Revenue Code, Mr. Patel will either be entitled to the full amount of his benefits or, if a cut-back in the benefits would result in greater net (after-tax) benefit to Mr. Patel, the benefits will be cut-back to the extent necessary to avoid such excise taxes.
Termination Without Cause or for Good Reason in Connection with a Change in Control. In the event that Mr. Patel’s employment is terminated by the Company without “cause” or by Mr. Patel for “good reason” within sixty days prior to, upon or within twenty-four months following a “Change in Control Event” (as such terms are defined in his employment agreement), he will be entitled to the same severance set forth above, except the severance multiplier set forth in clause (a) above shall be two times his then current annual base salary rate plus target annual incentive bonus.
Death or Disability. In the event that Mr. Patel’s employment terminates due to his death or disability, Mr. Patel (or his estate) will be entitled to receive a lump sum cash payment equal to the sum of (a) one year’s base salary, (b) his earned and unpaid annual bonus for the prior fiscal year, if any, and (c) a pro-rated portion of his target annual incentive compensation for the fiscal year in which the termination occurs, subject to providing a release of claims to the Company. In addition, Mr. Patel would be entitled to full vesting of his then-outstanding and unvested equity awards (with the accelerated vesting of performance-based awards to be determined by the terms of the applicable award agreement). Any outstanding options will remain exercisable for three years (or until the expiration date of the award, if sooner).
Timothy Brackney
Mr. Brackney resigned from the Company effective September 29, 2023. He did not receive any severance payments or benefits in connection with his termination of employment, and his then-unvested equity awards terminated.
RGP 2024 Proxy Statement — 81

EQUITY AWARDS
The 2020 Plan generally provides that, in the event that outstanding stock awards and stock options granted by the Company are not substituted or assumed in connection with certain corporate transactions where the Company does not survive (or does not survive as a publicly-traded company), these awards would generally become fully vested in advance of being terminated in connection with the transaction. In addition, each of the NEOs’ employment agreements provide that all then-outstanding equity awards will be deemed immediately vested upon (or immediately prior to) a change in control of the Company.
The PSU award agreements provide that in the event that an NEO’s employment terminates prior to the end of the performance period by the Company without “cause,” by the NEO for “good reason,” or due to the NEO’s death or “permanent disability” (in each case, as defined in the NEO’s employment agreement), then the “target” number of PSUs (including any previously credited dividend equivalents) shall be deemed vested as of the date of such termination, subject to the NEO providing the Company with a general release of claims. The PSU award agreements provide that in the event of a “change in control event” (as such term is defined in the award agreement) that occurs prior to the end of the performance period, the performance period will end in connection with such event and the PSUs will be deemed vested as of the date of the change in control event, with the number of shares vesting determined as the greater of (i) the “target” number of PSUs (including any previously credited dividend equivalents) or (ii) the number of PSUs that would have vested based on the Company’s actual performance through the date of the change in control event (with the revenue goals pro-rated for the number of days in the shortened performance period).
82 — RGP 2024 Proxy Statement

ESTIMATED SEVERANCE AND CHANGE IN CONTROL BENEFITS
The following table presents the Company’s estimate of the amount of the benefits to which each of our NEOs would have been entitled had the NEO’s employment with the Company terminated under the circumstances described above, or had a change in control of the Company occurred, on May 25, 2024. For purposes of this table, we have assumed that the price per share of the Company’s common stock is equal to $11.16, the closing price per share on May 24, 2024 (the last trading day of fiscal 2024). As noted above, Mr. Brackney’s last day of employment by the Company was September 29, 2023 and he did not receive any severance payments or benefits in connection with his resignation.

Named	Trigger	Cash Severance ($)	Continued Health Benefits ($)	Equity Awards ($)(1)	Incentive Compensation ($)(2)	Total ($)

KATE W. DUCHENE	Termination without Cause, for Good Reason or Election by Company Not to Renew	5,325,000	40,108	3,566,111	—	8,931,219
	Death or Disability	825,000	—	3,566,111	—	4,391,111
	Change in Control — No Termination of Employment	—	—	3,566,111	—	3,566,111
JENNIFER Y. RYU	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,293,000	—	1,285,811	—	2,578,811
	Death or Disability	462,000	—	1,285,811	—	1,747,811
	Change in Control — No Termination of Employment	—	—	1,285,811	—	1,285,811
	Change in Control — Termination without Cause or for Good Reason	1,724,000	—	1,285,811	—	3,009,811
BHADRESH PATEL	Termination without Cause, for Good Reason or Election by Company Not to Renew	1,275,000	44,743	975,797	—	2,295,540
	Death or Disability	550,000	—	975,797	—	1,525,797
	Change in Control — No Termination of Employment	—	—	975,797	—	975,797
	Change in Control — Termination without Cause or for Good Reason	1,700,000	44,743	975,797	—	2,720,540
(1)This column reports the intrinsic value of the unvested portions of the NEO’s outstanding and unvested equity awards that would have accelerated in the circumstances had the event occurred on May 25, 2024. For restricted stock, RSUs and PSUs, this value is calculated by multiplying the number of shares or units that would accelerate and vest by $11.16, the closing price per share on May 24, 2024 (the last trading day of fiscal 2024). For a Termination without Cause, for Good Reason or Election by the Company Not to Renew, or due to Death or Disability, that was not in connection with a Change in Control, the PSUs were deemed to vest at the “target” level of performance. For a Change in Control, the PSUs were deemed to vest at “target” level of performance, as PSUs vest at the greater of “target” or the estimated vesting level that would have been achieved had the performance period under the PSUs ended as of May 25, 2024.
(2)This column represents the pro-rata bonus award for fiscal 2024 that becomes payable to the NEO as stated in their employment agreement based on each severance trigger set forth in the “Trigger” column. As the triggering event is assumed for purposes of this table to have occurred on the last day of the fiscal year, this column reflects the actual amounts earned for fiscal 2024 by the NEO.
RGP 2024 Proxy Statement — 83

CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the median of the total annual compensation of all of our employees (other than our Chief Executive Officer) to the total annual compensation of Ms. Duchene, our President and Chief Executive Officer. We believe the pay ratio disclosed below is a reasonable estimate calculated in a matter consistent with Item 402(u) of Regulation S-K. SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and exclusions and to make reasonable assumptions and estimates and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.
For fiscal 2024:
•The median of the annual total compensation (with total compensation for this purpose determined on the same basis as used to determine the “Total” compensation of our NEOs as reported in the Summary Compensation Table) for fiscal 2024 of all of our employees, other than Ms. Duchene, was $122,300.
•Ms. Duchene’s annual total compensation for fiscal 2024, as reported in the Total column of the Summary Compensation Table, was $2,850,507.
•Based on this information, the ratio of the annual total compensation of Ms. Duchene to the median of the annual total compensation of all of our employees (other than Ms. Duchene) is estimated to be 23 to 1.
We selected May 25, 2024, which is a date within the last three months of fiscal 2024, as the date we would use to identify our median employee. To identify our median employee among our U.S. and international employee population, we took into account the total cash compensation paid for fiscal 2024 (including cash salary or wages and cash bonus or incentives) to all individuals, other than Ms. Duchene, employed by us on that date. We believe that cash compensation, determined on this basis, was an appropriate measure because we do not distribute annual equity awards to all employees. We annualized the cash compensation of permanent employees hired by us during fiscal 2024, but we did not annualize the compensation of seasonal or temporary employees. We did not exclude any employees working outside of the U.S. Pay data for the fiscal year for our employees outside the U.S. were converted to U.S. dollars using the foreign currency exchange rate in effect on May 25, 2024 for each applicable country of employment. We did not make any cost-of-living adjustments in identifying the median employee. After identifying the median employee using the above methodology, we calculated annual total compensation for that employee using the same methodology we use for our NEOs as set forth in the 2024 Summary Compensation Table.
84 — RGP 2024 Proxy Statement

Pay Versus Performance Disclosure
The following summarizes the relationship between our CEO’s, and our other NEOs’, total compensation paid and our financial performance for the years shown in the table (in this discussion, our CEO is also referred to as our principal executive officer or “PEO”, and our Named Executive Officers other than our CEO are referred to as our “Non-PEO NEOs”).
2024 PAY-VERSUS-PERFORMANCE TABLE

	Summary Compensation Table Total for PEO ($)(2)	Compensation Actually Paid to PEO ($)(3)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(2)	Average Compensation Actually Paid to Non-PEO NEOs ($)(3)	Value of Initial Fixed $100 Investment Based On:		Net Income ($)(5)	Adjusted EBITDA ($)(6)

Year(1)					Total Stockholder Return ($)(4)	Peer Group Total Stockholder Return ($)(4)

(a)	(b)	(c)	(d)	(e)	(f)	(h)	(i)	(j)
2024	2,850,507	2,592,677	930,638	(610,465)	117.94	224.03	21,034,000	51,483,000
2023	4,013,909	3,776,753	2,289,718	2,093,310	157.85	172.04	54,359,000	100,194,000
2022	4,624,537	5,449,459	2,652,879	3,274,788	178.65	161.97	67,175,000	103,131,000
2021	2,910,771	3,524,927	1,642,800	1,986,307	138.57	149.01	25,229,000	52,794,000
(1)For the fiscal years 2021, 2022 and 2023 in the table above, Kate W. Duchene was our PEO and our Non-PEO NEOs were Jennifer Y. Ryu and Timothy L. Brackney. For fiscal year 2024, Kate W. Duchene was our PEO and our non-PEO NEOs were Jennifer Y. Ryu, Bhadresh Patel and Timothy L. Brackney.
(2)See the Summary Compensation Table above for the total compensation for our CEO for each year covered in the table. The average total compensation for the Non-PEO NEOs for each year in the table above was calculated from the Summary Compensation Table above.
(3)For purposes of this table, the compensation actually paid (also referred to as “Compensation Actually Paid” or “CAP”) to each of our NEOs means the NEO’s total compensation as reflected in the Summary Compensation Table for the applicable year less the grant date fair values of stock awards and option awards included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the NEO for the applicable year, and adjusted for the following with respect to the RSUs and PSUs granted to the NEO, including any dividend equivalents granted with respect to such awards:
•Plus the year-end value of awards granted in the covered fiscal year which were outstanding and unvested at the end of the covered fiscal year,
•Plus/(less) the change in value as of the end of the covered fiscal year as compared to the end of the prior fiscal year for awards which were granted in prior years and were outstanding and unvested at the end of the covered fiscal year,
•Plus the vesting date value of awards which were granted and vested during the same covered fiscal year,
•Plus/(less) the change in value as of the vesting date as compared to the end of the prior fiscal year for awards which were granted in prior years and vested in the covered fiscal year,
•Less, as to any awards which were granted in prior fiscal years and were forfeited during the covered fiscal year, the value of such awards as of the end of the prior fiscal year,
•Plus the dollar value of any dividends or other earnings paid during the covered fiscal year on outstanding and unvested awards (no dividends or dividend equivalents were paid or credited on outstanding options, cash dividends were paid on outstanding unvested restricted stock awards, and, for other awards, the crediting of dividend equivalents in accordance with the applicable award terms has been taken into account in determining the applicable fiscal year-end or vesting date value of the award),
•Plus, as to an award that is materially modified during the covered fiscal year, the amount by which the value of the award as of the date of the modification exceeds the value of the original award on the modification date (none of the RSUs or PSUs held by the NEOs were materially modified during the fiscal years covered by the table).
In making each of these adjustments, the “value” of an award is the fair value of the award on the applicable date determined in accordance with FASB ASC Topic 718 using the valuation assumptions we then use to calculate the fair value of our equity awards. For more information on the valuation of our equity awards, please see the notes to our financial statements that appear in our Annual Report on Form 10-K each year and the footnotes to the Summary Compensation Table that appear in our annual proxy statement.
The table reflects the CAP (determined as noted above) for our CEO and, for our Non-PEO NEOs, the average of the CAPs determined for the Non-PEO NEOs for each of the years shown in the table.
RGP 2024 Proxy Statement — 85

The following table provides a reconciliation of the Summary Compensation Table Total to CAP for our CEO.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for CEO	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Summary Compensation Table Total	2,850,507	4,013,909	4,624,537	2,910,771
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(1,999,984)	(2,099,971)	(1,799,965)	(1,349,996)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	1,771,153	1,910,412	1,871,266	1,742,547
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(468,586)	(114,458)	521,263	197,582
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	32,461	5,861	5,079	—
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	407,126	61,000	227,279	24,023
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	—	—	—	—
Compensation Actually Paid	2,592,677	3,776,753	5,449,459	3,524,927
The following table provides a reconciliation of the average of the Summary Compensation Table Total for the Non-PEO NEOs for a fiscal year to the average of the Compensation Actually Paid for the Non-PEO NEOs for that fiscal year.

Reconciliation of Summary Compensation Table Total to Compensation Actually Paid for Non-PEO NEOs	2024 ($)	2023 ($)	2022 ($)	2021 ($)

Summary Compensation Table Total	930,638	2,289,718	2,652,879	1,642,800
Grant Date Fair Value of Option and Stock Awards Granted in Fiscal Year	(549,988)	(1,049,986)	(849,974)	(679,991)
Fair Value at Fiscal Year-End of Outstanding and Unvested Option and Stock Awards Granted in Fiscal Year	489,006	954,112	885,349	877,719
Change in Fair Value of Outstanding and Unvested Option and Stock Awards Granted in Prior Fiscal Years	(334,419)	(218,403)	429,984	120,829
Fair Value at Vesting of Option and Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	6,049	2,899	2,558	—
Change in Fair Value at Vesting of Option and Stock Awards Granted in Prior Fiscal Years That Vested During Fiscal Year	(134,654)	113,745	152,067	22,325
Fair Value as of Prior Fiscal Year-End of Option and Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year (*)	(1,017,447)	—	—	—
Increase Based on Dividends or Other Earnings Paid During Applicable Fiscal Year Period to Vesting Date	350	1,225	1,925	2,625
Compensation Actually Paid	(610,465)	2,093,310	3,274,788	1,986,307
*    The amount disclosed in this row is due to the forfeiture of unvested equity awards upon Mr. Brackney’s resignation of employment effective September 29, 2023.
86 — RGP 2024 Proxy Statement

(4)Total Shareholder Return represents the return on a fixed investment of $100 in the Company’s common stock for the period beginning on the last trading day of fiscal 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. Peer Group Total Shareholder Return represents the return on a fixed investment of $100 in a peer group consisting of the peers listed above under “Use of Peer Group Data” for the period beginning on the last trading day of fiscal 2020 through the end of the applicable fiscal year, and is calculated assuming the reinvestment of dividends. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years against our total shareholder return and the total shareholder return for our peer group (each calculated as described above) over that period of time.
(5)This column shows the Company’s net income for each fiscal year covered by the table. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years against our net income for each of those years.
RGP 2024 Proxy Statement — 87

(6)This column shows the Company’s Adjusted EBITDA for each fiscal year covered by the table. We consider Adjusted EBITDA to be a key metric in our executive compensation program as it is used both in our Executive Incentive Plan and to determine the vesting of our NEO’s PSUs. Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 34-36 of the Fiscal 2024 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA, and similar discussions of Adjusted EBITDA in the Company’s Consolidated Financial Statements filed on Form 10-K for prior fiscal years. The following chart illustrates the CAP for our CEO and the average CAP for our Non-PEO NEOs for each of the last four years against our Adjusted EBITDA for each of those years.
Following is an unranked list of the Company’s two financial performance measures we considered in linking the compensation actually paid to our NEOs for fiscal 2024 with Company performance.
•Adjusted EBITDA
•Revenue
These performance measures were used in our PSUs and in our EIP performance measurement framework. For a discussion of these terms as used in our 2024 PSUs and EIP, see the “Compensation Discussion and Analysis” section above.
In addition to the financial performance measures listed above, we view the Company’s stock price, upon which the value of all of our awards is dependent, as a key performance-based component of our executive compensation program in order to further align the interests of our senior management team with the interests of our stockholders.
88 — RGP 2024 Proxy Statement

Proposal 4. Advisory Vote on the Company’s Executive Compensation
Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation paid to our NEOs as disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as the Compensation Discussion and Analysis). This advisory vote on executive compensation is commonly referred to as a “Say-on-Pay” vote.
We design our executive compensation programs to implement our core objectives of providing competitive pay, pay for performance, and alignment of management’s interests with the interests of long-term stockholders. Stockholders are encouraged to read the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of how our compensation programs reflect our core objectives.
We believe stockholders should consider the following when voting on this proposal:
PAY FOR PERFORMANCE ORIENTATION
“At Risk” Compensation/Pay for Performance. A significant portion of each NEO’s compensation is “at risk” and tied to the Company’s attainment of our annual and long-term financial and business objectives, including retaining our team-oriented culture.

CEO	AVERAGE OF ALL OTHER NEOs(11)
For fiscal 2024, approximately 78% of our Chief Executive Officer’s and an average of 73% of our other NEOs’(11) target total direct compensation(12) was not guaranteed but rather was tied to metrics related to Company performance and/or stock price, and therefore meaningfully “at risk”. Furthermore, approximately half of our NEOs’ target total direct compensation is tied to the Company’s financial performance.
Base Salaries. The Compensation Committee determined that the base salaries of our NEOs for fiscal 2024 were appropriate in light of the Company’s general financial performance and growth and the base salaries of similarly situated executives in the Company’s peer group. As a result, the Compensation Committee did not increase any of the NEO’s base salaries for fiscal 2024, other than for Mr. Patel in connection with his promotion to Chief Operating Officer.

(11)For fiscal 2024, only our CFO’s compensation is included in the calculation of “other NEOs” as Mr. Patel was promoted to COO in April 2024 and Mr. Brackney resigned in September 2023.
(12)Target total direct compensation means the NEO’s base salary, target annual cash incentive and grant date fair value (based on the value approved by the Compensation Committee and used to determine the target number of shares subject to the award) of annual long-term incentive awards granted to the NEO in fiscal 2024.
RGP 2024 Proxy Statement — 89

Annual Incentives. All of our NEOs participated in our EIP during fiscal 2024. The EIP reflects a pay for performance culture. Incentives are earned based on Company performance, measured by the Company’s Revenue(13) and Adjusted EBITDA Margin(14)(15), and individual qualitative performance criteria. If the Company does not achieve the threshold level of financial performance under the EIP, the amount payable under the qualitative performance criteria is capped at 50% of the target annual incentive. The maximum amount that may be earned under the EIP is 300% of the target annual incentive.
Although the Company did not achieve its financial targets for fiscal 2024, the Compensation Committee determined that each of our current NEOs met or exceeded their individual performance goals for fiscal 2024 and displayed outstanding leadership through an uncertain macroeconomic climate. However, the NEOs requested that they not receive any EIP award for fiscal 2024 and that, instead, any amounts that the Compensation Committee would have otherwise considered awarding to them for fiscal 2024 be used to provide awards for the Company’s non-executive employees. Accordingly, the Compensation Committee determined that no amount would be awarded under the EIP for our NEOs for fiscal 2024 and our NEOs did not receive any EIP awards for fiscal 2024.
Performance-Based Long-Term Incentives. Fifty percent of the NEOs’ annual equity incentive awards in fiscal 2024 were granted in the form of PSUs. The PSUs will be eligible to vest at the end of a three-year performance period consisting of fiscal 2024-2026 based on the Company’s Revenue(13) and Adjusted EBITDA Margin(14)(15) (as referred to as Adjusted EBITDA Percentage in the award agreements) achieved over the performance period. The total number of shares that may be earned for these PSUs will range from zero to 150% of the target number of shares based on performance over that three-year period.
The remaining 50% of the NEOs’ annual equity incentive awards in fiscal 2024 were granted in the form of time-based RSUs that vest over a four-year period. PSUs and RSUs align the interests of our NEOs with our stockholders and create a retention incentive over the vesting period. These awards were made pursuant to our 2020 Plan.
In connection with his promotion to Chief Operating Officer, Mr. Patel also received a time-based RSU award in fiscal 2024 that vests over a four-year period. Mr. Brackney did not receive an equity award in fiscal 2024 due to his resignation in September 2023. No other long-term incentive awards were granted to our NEOs in fiscal 2024.
ALIGNMENT WITH LONG-TERM STOCKHOLDER INTERESTS
A substantial portion of our executive compensation is weighted toward variable, at-risk pay in the form of annual and long-term incentives that vest based on achievement of performance objectives. The Company also maintains the following policies which we believe are in the best interests of stockholders:
•Stock Ownership Guidelines. We focus our NEOs on long-term stockholder value by requiring our NEOs to own a considerable amount of the Company’s stock. See “Stock Ownership Guidelines for NEOs” in the “Compensation Discussion and Analysis” section above.
•No Repricing. Our 2020 Plan expressly prohibits repricing awards without stockholder approval.
•No Gross-Ups. The Company does not have tax “gross-up” provisions in any NEO’s employment agreement for excise taxes triggered in connection with a change in control of the Company.
COMPETITIVE PAY
The Compensation Committee annually compares our executive compensation levels and elements with compensation levels and elements for similar positions at the peer group of companies disclosed in the CD&A above.
Our peer group analysis (based on information that was publicly available at the time the Compensation Committee made the corresponding compensation decisions) reflects that our NEOs have base salary and total compensation levels (taking into account base salary, target annual incentive and grant date fair value of equity awards granted during the year) that are near or below the median of the peer group companies. We strive to pay for performance in line with Company results and Company-wide practices.

(13)Revenue is defined for purposes of the fiscal 2024 EIP and the PSUs as the Company’s consolidated revenue as reported in the Company’s financial statements with adjustments to exclude the material impact of any change in accounting standards implemented during fiscal 2024 or for any merger, acquisition or sale that occurs during fiscal 2024.
(14)Adjusted EBITDA is calculated as earnings before amortization expense, depreciation expense, interest and income tax expense or benefit plus or minus stock-based compensation expense, technology transformation costs, goodwill impairment, acquisition costs, restructuring costs, and contingent consideration adjustments, as reported in the Company’s financial statements. See pages 34-36 of the Fiscal 2024 Annual Report for a discussion of the adjustments made and a reconciliation of those adjustments to net income, the most directly comparable GAAP financial measure, to compute Adjusted EBITDA.
(15)Adjusted EBITDA Margin is calculated as Adjusted EBITDA divided by revenue.
90 — RGP 2024 Proxy Statement

RECOMMENDATION
Our Board believes the Company’s executive compensation programs use appropriate structures and sound pay practices that are effective in achieving our core objectives. Our Board also believes that our executive compensation programs are reasonable in relation to comparable public and private companies in our industry. Accordingly, our Board recommends that you vote in favor of the following resolution:
“RESOLVED, that the compensation of the Company’s named executive officers as disclosed pursuant to the SEC’s executive compensation disclosure rules (which includes the Compensation Discussion and Analysis, the compensation tables and the narrative discussion that accompanies the compensation tables) is hereby approved.”
This proposal to approve the compensation paid to our NEOs is advisory only and will not be binding, overrule any decision by, or create or imply any additional fiduciary duties for the Company or our Board. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program values the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for NEOs.
The Company’s current policy is to provide stockholders with an opportunity to approve the compensation of the NEOs each year at the annual meeting of stockholders. It is expected that the next advisory vote on the compensation of our NEOs will occur at the 2025 annual meeting of stockholders.
RGP 2024 Proxy Statement — 91

Questions and Answers
WHY DID I RECEIVE ONLY A NOTICE OF INTERNET AVAILABILITY?
As permitted by SEC rules, we are furnishing proxy materials for the Annual Meeting primarily over the Internet. On or about September 5, 2024, we mailed to each of our stockholders (other than those who previously requested electronic delivery or to whom we are mailing a paper copy of the proxy materials) a Notice of Internet Availability containing instructions on how to access and review the proxy materials via the Internet and how to submit a proxy electronically using the Internet. The Notice of Internet Availability also contains instructions on how to receive, free of charge, paper copies of the proxy materials. If you received the Notice of Internet Availability, you will not receive a paper copy of the proxy materials unless you request one.
We believe the delivery options that we have chosen will allow us to provide our stockholders with the proxy materials they need, while lowering the cost of the delivery of the materials and reducing the environmental impact of printing and mailing paper copies.
WHAT AM I VOTING ON?
At the Annual Meeting, our stockholders will be voting on the following proposals:
1.the election of three director nominees Roger Carlile, Lisa M. Pierozzi and A. Robert Pisano to our Board, each for a three-year term expiring at the annual meeting in 2027 and until his or her successor is duly elected and qualified;
2.the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal 2025;
3.the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan; and
4.the approval, on an advisory basis, of the Company’s executive compensation.
Our stockholders will also consider any other business properly raised at the Annual Meeting or any postponement or adjournment thereof.
HOW DOES THE BOARD RECOMMEND I VOTE ON EACH OF THE PROPOSALS?
Our Board recommends you vote FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2025 as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement.
WHO CAN ATTEND THE ANNUAL MEETING?
All stockholders of the Company as of the close of business on August 19, 2024, the record date, can attend the Annual Meeting. If your shares are held through a broker, bank or nominee (that is, in “street name”), you are considered the beneficial holder of such shares, and if you would like to attend the Annual Meeting, you must either (1) write to Lauren Elkerson, our Corporate Secretary, at 17101 Armstrong Avenue, Irvine, CA 92614; or (2) bring to the meeting a copy of your brokerage account statement or a “legal proxy” (which you can obtain from the broker, bank or nominee that holds your shares). Please note, however, that beneficial owners whose shares are held in “street name” by a broker, bank or nominee may vote their shares at the Annual Meeting only as described below under “Who is entitled to vote at the meeting?”
WHO IS ENTITLED TO VOTE AT THE MEETING?
Stockholders of record, as of the close of business on August 19, 2024, the record date, are entitled to vote at the Annual Meeting. If you are the beneficial owner of shares held in “street name” through a broker, bank or nominee and held such shares as of the close of business on the record date, the proxy materials are being forwarded to you by your broker, bank or nominee together with a voting instruction form. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from the broker, bank or nominee that holds your shares, giving you the right to vote the shares in person at the meeting. Even if you plan to attend the Annual Meeting, we
92 — RGP 2024 Proxy Statement

recommend you submit your proxy or voting instructions in advance of the Annual Meeting so your vote will be counted if you later decide not to attend the Annual Meeting.
HOW DO I VOTE AND WHAT IS THE DEADLINE?
Voting via the Internet, Telephone or Mail
You may submit your proxy or voting instructions via the Internet, by telephone or by mail, depending on the manner in which you receive your proxy materials. If you received a Notice of Internet Availability by mail, you can submit a proxy or voting instructions via the Internet at www.proxyvote.com by following the instructions provided in the Notice of Internet Availability. If you received a printed set of the proxy materials by mail, you may submit a proxy or voting instructions via the Internet at www.proxyvote.com, by telephone (by calling 1-800-690-6903) or by mail by following the instructions on the proxy card or voting instruction form.
If you are a stockholder of record voting by telephone or the Internet, your proxy must be received by 8:59 p.m. Pacific Time (11:59 p.m. Eastern Time) on October 16, 2024, in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record submitting a proxy card by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by us before the Annual Meeting. If you hold your shares in street name, please provide your voting instructions to the broker, bank or other nominee who holds your shares by the deadline specified by such broker, bank or nominee.
If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR election to our Board of each of the three nominees for director named in Proposal 1 of this Proxy Statement; FOR the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal 2025, as outlined in Proposal 2 of this Proxy Statement; FOR the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan, as outlined in Proposal 3 of this Proxy Statement; and FOR the approval, on an advisory basis, of the Company’s executive compensation, as outlined in Proposal 4 of this Proxy Statement. See “What happens if my shares are held by a broker?” below for information on how your shares will be voted if you are a beneficial owner and do not submit voting instructions to the broker, bank or other nominee who holds your shares.
Voting at the Annual Meeting
All stockholders of record may vote in person at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions in advance to authorize the voting of your shares at the Annual Meeting so that your vote will be counted if you later are unable to attend. If you later attend and vote at the Annual Meeting, your previously submitted proxy or voting instructions will not be used.
CAN I REVOKE MY PROXY OR CHANGE MY VOTE?
You have the right to revoke your proxy or voting instruction form at any time before your shares are voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:
•delivering a written revocation to our Corporate Secretary (Lauren Elkerson at 17101 Armstrong Avenue, Irvine, CA 92614);
•submitting a later-dated proxy via the Internet, telephone or mail, as described above under “Voting via the Internet, Telephone or Mail”; or
•voting in person at the Annual Meeting.
If you are the beneficial owner of shares held in “street name” by a broker, bank or nominee, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares at the Annual Meeting, by attending the Annual Meeting and voting in person.
Please note that attendance at the Annual Meeting will not by itself constitute revocation of a proxy.
RGP 2024 Proxy Statement — 93

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
Other than the proposals described in this Proxy Statement, we know of no other business to be considered at the Annual Meeting. However, if any other matters are properly presented at the meeting or any postponement or adjournment thereof, your proxy, if properly submitted, authorizes Kate W. Duchene, our President and Chief Executive Officer, or Jennifer Y. Ryu, our Executive Vice President and Chief Financial Officer, to vote in their discretion on those matters.
WHO WILL COUNT THE VOTES?
A representative of Broadridge Financial Solutions, Inc. will serve as the inspector of elections and will count the votes at the Annual Meeting.
WHO WILL BEAR THE COST OF SOLICITING VOTES?
The solicitation of proxies will be conducted electronically through the Internet and by mail, and the Company will bear all attendant costs. These costs include the expense of preparing and mailing proxy solicitation materials and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation materials to beneficial owners of the Company’s common stock. The Company may conduct further solicitation personally, telephonically or through the Internet through its officers, directors and employees, none of whom will receive additional compensation for assisting with the solicitation. At this time, the Company does not anticipate engaging the services of a proxy solicitor. The Company may incur other expenses in connection with the solicitation of proxies.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM?
It probably means your shares are registered differently and are in more than one account. Please submit a proxy or voting instructions for each of your accounts in the manner provided above under “How do I vote and what is the deadline?” to ensure all your shares are voted.
HOW MANY SHARES CAN VOTE?
As of the close of business on the record date (August 19, 2024), 33,471,328 shares of our common stock, including unvested shares of restricted stock, were outstanding. Each share of our common stock outstanding and each unvested share of restricted stock with voting rights on the record date is entitled to one vote on each of the three director nominees and one vote on each other matter presented for consideration and action by the stockholders at the Annual Meeting.
WHAT IS THE VOTING REQUIREMENT FOR EACH OF THE ABOVE MATTERS?
Proposal 1. Election of Directors
Once a quorum has been established, under our Bylaws, each director nominee must receive the vote of a majority of the votes cast with respect to that director’s election in order to be elected to our Board (that is, the number of shares voted “FOR” the director nominee must exceed the number of votes cast “AGAINST” that director nominee). Each stockholder will be entitled to vote the number of shares of common stock held as of the close of business on the record date by that stockholder for each director nominee. Stockholders will not be allowed to cumulate their votes in the election of directors.
If any of the director nominees named in Proposal 1, each of whom is currently serving as a director, is not elected at the Annual Meeting by the requisite majority of votes cast, under Delaware law, the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any incumbent director who fails to receive a majority of the votes cast must tender his or her resignation to the Secretary of the Company promptly following certification of the election results. In such circumstances, the Board, taking into account the recommendation of the Corporate Governance and Nominating Committee of the Board, must decide whether to accept or reject the resignation and publicly disclose its decision, including the rationale behind any decision to reject the tendered resignation, within 90 days following certification of the election results.
Other Proposals
Once a quorum has been established, under our Bylaws, approval of Proposals 2, 3 and 4 each requires the affirmative vote of a majority in voting power of those shares present in person or represented by proxy at the meeting and entitled to vote on the matter. Notwithstanding the foregoing, please be advised that each of Proposals 2 and 4 is advisory only and not binding on the
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Company or our Board. Our Board will consider the outcome of the vote on each of these items in considering what actions, if any, should be taken in response to the advisory votes by stockholders.
WHAT CONSTITUTES A QUORUM?
In order to transact business at the Annual Meeting, a quorum must be present. Under Delaware law and our Bylaws, a quorum is present if a majority in voting power of the outstanding shares of our stock entitled to vote at the meeting on the record date are present, in person or by proxy, and entitled to vote at the Annual Meeting. Because there were 33,471,328 shares of common stock outstanding as of the close of business on the record date, holders of at least 16,735,665 shares of our common stock will need to be present in person or by proxy at the Annual Meeting for a quorum to exist to transact business at the Annual Meeting.
WHAT HAPPENS IF MY SHARES ARE HELD BY A BROKER?
If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “routine” matters but will not be permitted to vote the shares with respect to “non-routine” matters. The ratification of the appointment of the Company’s independent registered public accounting firm in Proposal 2 is considered a routine matter and may be voted upon by your broker if you do not give instructions. However, brokers do not have discretionary authority to vote your shares on your behalf for any of the other items to be submitted for a vote of stockholders at the Annual Meeting (the election of directors, the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan or the advisory vote on the Company’s executive compensation). Accordingly, if you are a beneficial owner that has not submitted voting instructions to your broker and your broker exercises its discretion to vote your shares on Proposal 2, your shares will be treated as broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan and the advisory vote on the Company’s executive compensation, respectively). There will not be any broker non-votes on Proposal 2 (ratification of the appointment of the Company’s independent registered public accounting firm for fiscal 2025).
HOW WILL “BROKER NON-VOTES” AND ABSTENTIONS BE TREATED?
Broker non-votes with respect to Proposals 1, 3 and 4 (the election of directors, the approval of the Amended and Restated Resources Connection, Inc. 2020 Performance Incentive Plan and the advisory vote on the Company’s executive compensation, respectively) are counted for the purposes of calculating a quorum. However, broker non-votes are not deemed to be a vote cast with respect to Proposal 1 or entitled to vote for the purpose of determining whether stockholders have approved Proposals 3 or 4 and, therefore, will not be counted in determining the outcome of such matters.
A properly submitted proxy marked “ABSTAIN” with respect to the election of one or more director nominees in Proposal 1 will not be considered a vote cast with respect to the director or director nominees indicated and, therefore, will not be counted in determining the outcome of the director nominee’s election to the Board. For the remaining Proposals, a properly submitted proxy marked “ABSTAIN” with respect to the proposal has the same effect as a vote “AGAINST” the matter. In all cases, a properly submitted proxy marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.
WHEN MUST NOTICE OF BUSINESS TO BE BROUGHT BEFORE AN ANNUAL MEETING BE GIVEN AND WHEN ARE STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS DUE FOR THE 2025 ANNUAL MEETING?
Advance Notice Procedures
Under our Bylaws, business, including director nominations, may be brought before an annual meeting if it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the discretion of our Board or any committee thereof or by a stockholder entitled to vote who has delivered notice to our Corporate Secretary (containing certain information specified in our Bylaws) not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting (for next year’s annual meeting, no earlier than the close of business on June 19, 2025, and no later than the close of business on July 19, 2025). In the event that the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 70 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder must be delivered to our Corporate Secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day
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prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. These requirements are separate from and in addition to the requirements of the SEC that a stockholder must meet in order to have a stockholder proposal included in next year’s proxy statement.
Further, if you intend to solicit proxies in support of director nominees other than the Board’s nominees at the 2025 Annual Meeting of Stockholders, you must provide written notice setting forth the information required by Rule 14a-19 under the Exchange Act, unless the required information has been provided in a preliminary or definitive proxy statement previously filed by the stockholder. Such written notice must be provided in accordance with Rule 14a-19 no later than August 18, 2025. If we change the date of the 2024 Annual Meeting of Stockholders to a date that is more than 30 days from the anniversary date of the Annual Meeting, your written notice must be received by the later of 60 days prior to the date of the 2025 annual meeting of stockholders or the 10th calendar day following the day on which public announcement of the date of the 2025 Annual Meeting of Stockholders is first made. The notice requirement under Rule 14a-19 is in addition to the applicable notice requirements under our Bylaws as described below.
Stockholder Proposals for the 2025 Annual Meeting
Written notice of stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2025 Annual Meeting of Stockholders must be received no later than May 8, 2025. In addition, all proposals will need to comply with Rule 14a-8 under the Exchange Act, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
HOW DO I OBTAIN A COPY OF THE ANNUAL REPORT FOR RESOURCES CONNECTION, INC.’S YEAR ENDED MAY 25, 2024?
A copy of the Company’s Annual Report for the year ended May 25, 2024 has been included with this Proxy Statement. If you desire another copy of our Annual Report or would like a copy of our Annual Report on Form 10-K filed with the SEC (including the financial statements and the financial statement schedules), we will provide one to you free of charge upon your written request to our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or from our Investor Relations website at https://ir.rgp.com/financials-filings/annual-reports-and-proxies.
HOW MAY I OBTAIN A SEPARATE SET OF PROXY MATERIALS?
If you share an address with another stockholder and did not receive a Notice of Internet Availability or otherwise receive your proxy materials electronically, you may receive only one set of proxy materials (including this Proxy Statement and our Annual Report) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials for this year or future years, please request the additional copies by contacting our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400. A separate set of proxy materials will be sent promptly following receipt of your request.
In addition, if you are a stockholder of record at a shared address to which we delivered multiple copies of this Proxy Statement or the Annual Report and you desire to receive one copy in the future, please contact our Investor Relations Department at 17101 Armstrong Avenue, Irvine, California 92614, or by telephone at 714-430-6400.
If you hold shares beneficially in street name, please contact your broker, bank or nominee directly if you have questions, require additional copies of this Proxy Statement or our Annual Report, or wish to receive multiple reports by revoking your consent to house holding.
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Additional Information
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the web site maintained by the SEC at www.sec.gov, and on our website at www.rgp.com.

By order of the Board of Directors, Lauren A. Elkerson Chief Legal Officer and Corporate Secretary
September 5, 2024
WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, ALL STOCKHOLDERS ARE REQUESTED TO PROMPTLY SUBMIT A PROXY OR VOTING INSTRUCTIONS TO INSTRUCT HOW YOUR SHARES ARE TO BE VOTED AT THE ANNUAL MEETING. IF YOU ATTEND AND VOTE YOUR SHARES AT THE ANNUAL MEETING, YOUR PROXY OR VOTING INSTRUCTIONS WILL NOT BE USED.
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ANNEX A
RESOURCES CONNECTION, INC.
2020 PERFORMANCE INCENTIVE PLAN
(as amended and restated August 22, 2024)
1 PURPOSE OF PLAN
The purpose of this Resources Connection, Inc. 2020 Performance Incentive Plan (this “Plan”) of Resources Connection, Inc., a Delaware corporation (the “Corporation”), is to promote the success of the Corporation by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons and to enhance the alignment of the interests of the selected participants with the interests of the Corporation’s stockholders.
2 ELIGIBILITY
The Administrator (as such term is defined in Section 3.1) may grant awards under this Plan only to those persons that the Administrator determines to be Eligible Persons. An “Eligible Person” is any person who is either: (a) an officer (whether or not a director) or employee of the Corporation or one of its Subsidiaries; (b) a director of the Corporation or one of its Subsidiaries; or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Corporation or one of its Subsidiaries in a capital-raising transaction or as a market maker or promoter of securities of the Corporation or one of its Subsidiaries) to the Corporation or one of its Subsidiaries and who is selected to participate in this Plan by the Administrator; provided, however, that a person who is otherwise an Eligible Person under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Corporation’s eligibility to use Form S-8 to register under the Securities Act of 1933, as amended (the “Securities Act”), the offering and sale of shares issuable under this Plan by the Corporation or the Corporation’s compliance with any other applicable laws. An Eligible Person who has been granted an award (a “participant”) may, if otherwise eligible, be granted additional awards if the Administrator shall so determine. As used herein, “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Corporation; and “Board” means the Board of Directors of the Corporation.
3 PLAN ADMINISTRATION
3.1The Administrator. This Plan shall be administered by and all awards under this Plan shall be authorized by the Administrator. The “Administrator” means the Board or one or more committees (or subcommittees, as the case may be) appointed by the Board or another committee (within its delegated authority) to administer all or certain aspects of this Plan. Any such committee shall be comprised solely of one or more directors or such number of directors as may be required under applicable law. A committee may delegate some or all of its authority to another committee so constituted. The Board or a committee comprised solely of directors may also delegate, to the extent permitted by applicable law, to one or more officers of the Corporation, its authority under this Plan. The Board or another committee (within its delegated authority) may delegate different levels of authority to different committees or persons with administrative and grant authority under this Plan. Unless otherwise provided in the Bylaws of the Corporation or the applicable charter of any Administrator: (a) a majority of the members of the acting Administrator shall constitute a quorum, and (b) the vote of a majority of the members present assuming the presence of a quorum or the unanimous written consent of the members of the Administrator shall constitute action by the acting Administrator.
3.2Powers of the Administrator. Subject to the express provisions of this Plan, the Administrator is authorized and empowered to do all things necessary or desirable in connection with the authorization of awards and the administration of this Plan (in the case of a committee or delegation to one or more officers, within any express limits on the authority delegated to that committee or person(s)), including, without limitation, the authority to:
(a)determine eligibility and, from among those persons determined to be eligible, determine the particular Eligible Persons who will receive an award under this Plan;
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(b)grant awards to Eligible Persons, determine the price (if any) at which securities will be offered or awarded and the number of securities to be offered or awarded to any of such persons (in the case of securities-based awards), determine the other specific terms and conditions of awards consistent with the express limits of this Plan, establish the installment(s) (if any) in which such awards shall become exercisable or shall vest (which may include, without limitation, performance and/or time-based schedules), or determine that no delayed exercisability or vesting is required, establish any applicable performance-based exercisability or vesting requirements, determine the circumstances in which any performance-based goals (or the applicable measure of performance) will be adjusted and the nature and impact of any such adjustment, determine the extent (if any) to which any applicable exercise and vesting requirements have been satisfied, establish the events (if any) on which exercisability or vesting may accelerate (which may include, without limitation, retirement and other specified terminations of employment or services, or other circumstances), and establish the events (if any) of termination, expiration or reversion of such awards;
(c)approve the forms of any award agreements (which need not be identical either as to type of award or among participants);
(d)construe and interpret this Plan and any agreements defining the rights and obligations of the Corporation, its Subsidiaries, and participants under this Plan, make any and all determinations under this Plan and any such agreements, further define the terms used in this Plan, and prescribe, amend and rescind rules and regulations relating to the administration of this Plan or the awards granted under this Plan;
(e)cancel, modify, or waive the Corporation’s rights with respect to, or modify, discontinue, suspend, or terminate any or all outstanding awards, subject to any required consent under Section 8.6.5;
(f)accelerate, waive or extend the vesting or exercisability, or modify or extend the term of, any or all such outstanding awards (in the case of options or stock appreciation rights, within the maximum term of such awards) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a retirement or other termination of employment or services, or other circumstances) subject to any required consent under Section 8.6.5;
(g)adjust the number of shares of Common Stock subject to any award, adjust the price of any or all outstanding awards or otherwise waive or change previously imposed terms and conditions, in such circumstances as the Administrator may deem appropriate, in each case subject to Sections 4 and 8.6 (and subject to the no repricing provision below);
(h)determine the date of grant of an award, which may be a designated date after but not before the date of the Administrator’s action to approve the award (unless otherwise designated by the Administrator, the date of grant of an award shall be the date upon which the Administrator took the action approving the award);
(i)determine whether, and the extent to which, adjustments are required pursuant to Section 7.1 hereof and take any other actions contemplated by Section 7 in connection with the occurrence of an event of the type described in Section 7;
(j)acquire or settle (subject to Sections 7 and 8.6) rights under awards in cash, stock of equivalent value, or other consideration (subject to the no repricing provision below); and
(k)determine the fair market value of the Common Stock or awards under this Plan from time to time and/or the manner in which such value will be determined.
3.3Prohibition on Repricing. Notwithstanding anything to the contrary in Section 3.2 and except for an adjustment pursuant to Section 7.1 or a repricing approved by stockholders, in no case may the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.
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3.4Binding Determinations. Any determination or other action taken by, or inaction of, the Corporation, any Subsidiary, or the Administrator relating or pursuant to this Plan (or any award made under this Plan) and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Corporation in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. Neither the Board nor any other Administrator, nor any member thereof or person acting at the direction thereof, nor the Corporation or any of its Subsidiaries, shall be liable for any damages of a participant should an option intended as an ISO (as defined below) fail to meet the requirements of the Internal Revenue Code of 1986, as amended (the “Code”), applicable to ISOs, should any other award(s) fail to qualify for any intended tax treatment, should any award grant or other action with respect thereto not satisfy Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or otherwise for any tax or other liability imposed on a participant with respect to an award.
3.5Reliance on Experts. In making any determination or in taking or not taking any action under this Plan, the Administrator may obtain and may rely upon the advice of experts, including employees and professional advisors to the Corporation. No director, officer or agent of the Corporation or any of its Subsidiaries shall be liable for any such action or determination taken or made or omitted in good faith.
3.6Delegation. The Administrator may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Corporation or any of its Subsidiaries or to third parties.
4 SHARES OF COMMON STOCK SUBJECT TO THE PLAN; SHARE LIMITS
4.1Shares Available. Subject to the provisions of Section 7.1, the capital stock that may be delivered under this Plan shall be shares of the Corporation’s authorized but unissued Common Stock and any shares of its Common Stock held as treasury shares. For purposes of this Plan, “Common Stock” shall mean the common stock of the Corporation and such other securities or property as may become the subject of awards under this Plan, or may become subject to such awards, pursuant to an adjustment made under Section 7.1.
4.2Aggregate Share Limit. The maximum number of shares of Common Stock that may be delivered pursuant to awards granted to Eligible Persons under this Plan (the “Share Limit”) is equal to the sum of the following:
(1)815,000 shares of Common Stock, plus
(2)the number of shares of Common Stock available for additional award grant purposes under the Corporation’s 2014 Performance Incentive Plan (the “2014 Plan”) as of October 22, 2020 (the date of the initial stockholder approval of this Plan and referred to herein as the “Stockholder Approval Date”) and determined immediately prior to the termination of the authority to grant new awards under the 2014 Plan as of the Stockholder Approval Date, plus
(3)the number of any shares subject to stock options granted under the 2014 Plan or the Corporation’s 2004 Performance Incentive Plan (collectively, the “Prior Plans”) and outstanding on the Stockholder Approval Date which expire, or for any reason are cancelled or terminated, after the Stockholder Approval Date without being exercised, plus
(4)the number of any shares subject to restricted stock and restricted stock unit awards granted under the Prior Plans that are outstanding and unvested on the Stockholder Approval Date that are forfeited, terminated, cancelled or otherwise reacquired by the Corporation without having become vested;
provided that in no event shall the Share Limit exceed 7,960,257 shares (which is the sum of (i) 815,000 shares, plus (ii) the number of shares available under the 2014 Plan for additional award grant purposes as of the Effective Date (as such term is defined in Section 8.6.1), plus (iii) the aggregate number of shares subject to awards previously granted and outstanding under the Prior Plans as of the Effective Date).
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4.3Additional Share Limits. The following limits also apply with respect to awards granted under this Plan. These limits are in addition to, not in lieu of, the aggregate Share Limit in Section 4.2.
(a)The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as incentive stock options granted under this Plan is 1,000,000 shares.
(b)Awards that are granted under this Plan during any one calendar year to any person who, on the grant date of the award, is a non-employee director are subject to the limits of this Section 4.3(b). The maximum number of shares of Common Stock subject to those awards that are granted under this Plan during any one calendar year to an individual who, on the grant date of the award, is a non-employee director is 250,000 shares. For purposes of this Section 4.3(b), a “non-employee director” is an individual who, on the grant date of the award, is a member of the Board who is not then an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) do not apply to, and shall be determined without taking into account, any award granted to an individual who, on the grant date of the award, is an officer or employee of the Corporation or one of its Subsidiaries. The limits of this Section 4.3(b) apply on an individual basis and not on an aggregate basis to all non-employee directors as a group.
4.4Share-Limit Counting Rules. The Share Limit shall be subject to the following provisions of this Section 4.4:
(a) Shares that are subject to or underlie awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.
(b)Except as provided below, to the extent that shares of Common Stock are delivered pursuant to the exercise of a stock appreciation right granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the Share Limit. (For purposes of clarity, if a stock appreciation right relates to 100,000 shares and is exercised in full at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be counted against the Share Limit with respect to such exercise.)
(c)Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any stock option or stock appreciation right granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any stock option or stock appreciation right granted under this Plan, shall be counted against the Share Limit and shall not be available for subsequent awards under this Plan. Shares that are exchanged by a participant or withheld by the Corporation as full or partial payment in connection with any “Full-Value Award” granted under this Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan. For this purpose, a “Full-Value Award” means any award that is not a stock option grant or a stock appreciation right grant.
(d)In addition, shares that are exchanged by a participant or withheld by the Corporation after the Stockholder Approval Date as full or partial payment in connection with any Full-Value Award granted under the 2014 Plan, as well as any shares exchanged by a participant or withheld by the Corporation or one of its Subsidiaries after the Stockholder Approval Date to satisfy the tax withholding obligations related to any award granted under the 2014 Plan, shall be available for new awards under this Plan.
(e)To the extent that an award granted under this Plan is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the Share Limit and shall be available for subsequent awards under this Plan.
(f)In the event that shares of Common Stock are delivered in respect of a dividend equivalent right granted under this Plan, the number of shares delivered with respect to the award shall be counted against the Share Limit. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Corporation pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the Share Limit). Except as otherwise provided by the
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Administrator, shares delivered in respect of dividend equivalent rights shall not count against any individual award limit under this Plan other than the aggregate Share Limit.
(g)The Corporation may not increase the Share Limit by repurchasing shares of Common Stock on the market (by using cash received through the exercise of stock options or otherwise).
Refer to Section 8.10 for application of the share limits of this Plan, including the limits in Sections 4.2 and 4.3, with respect to assumed awards. Each of the numerical limits and references in Sections 4.2 and 4.3, and in this Section 4.4, is subject to adjustment as contemplated by Sections 7 and 8.10.
4.5No Fractional Shares; Minimum Issue. Unless otherwise expressly provided by the Administrator, no fractional shares shall be delivered under this Plan. The Administrator may pay cash in lieu of any fractional shares in settlements of awards under this Plan. The Administrator may from time to time impose a limit (of not greater than 100 shares) on the minimum number of shares that may be purchased or exercised as to awards (or any particular award) granted under this Plan unless (as to any particular award) the total number purchased or exercised is the total number at the time available for purchase or exercise under the award.
5 AWARDS
5.1Type and Form of Awards. The Administrator shall determine the type or types of award(s) to be made to each selected Eligible Person. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Corporation or one of its Subsidiaries. The types of awards that may be granted under this Plan are:
5.1.1Stock Options. A stock option is the grant of a right to purchase a specified number of shares of Common Stock during a specified period as determined by the Administrator. An option may be intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”) or a nonqualified stock option (an option not intended to be an ISO). The agreement evidencing the grant of an option will indicate if the option is intended as an ISO; otherwise it will be deemed to be a nonqualified stock option. The maximum term of each option (ISO or nonqualified) shall be ten (10) years. The per share exercise price for each option shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the option. When an option is exercised, the exercise price for the shares to be purchased shall be paid in full in cash or such other method permitted by the Administrator consistent with Section 5.4.
5.1.2Additional Rules Applicable to ISOs. To the extent that the aggregate fair market value (determined at the time of grant of the applicable option) of stock with respect to which ISOs first become exercisable by a participant in any calendar year exceeds $100,000, taking into account both Common Stock subject to ISOs under this Plan and stock subject to ISOs under all other plans of the Corporation or one of its Subsidiaries (or any parent or predecessor corporation to the extent required by and within the meaning of Section 422 of the Code and the regulations promulgated thereunder), such options shall be treated as nonqualified stock options. In reducing the number of options treated as ISOs to meet the $100,000 limit, the most recently granted options shall be reduced first. To the extent a reduction of simultaneously granted options is necessary to meet the $100,000 limit, the Administrator may, in the manner and to the extent permitted by law, designate which shares of Common Stock are to be treated as shares acquired pursuant to the exercise of an ISO. ISOs may only be granted to employees of the Corporation or one of its subsidiaries (for this purpose, the term “subsidiary” is used as defined in Section 424(f) of the Code, which generally requires an unbroken chain of ownership of at least 50% of the total combined voting power of all classes of stock of each subsidiary in the chain beginning with the Corporation and ending with the subsidiary in question). No ISO may be granted to any person who, at the time the option is granted, owns (or is deemed to own under Section 424(d) of the Code) shares of outstanding Common Stock possessing more than 10% of the total combined voting power of all classes of stock of the Corporation, unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option and such option by its terms is not exercisable after the expiration of five years from the date such option is granted. If an otherwise-intended ISO fails to meet the applicable requirements of Section 422 of the Code, the option shall be a nonqualified stock option.
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5.1.3Stock Appreciation Rights. A stock appreciation right or “SAR” is a right to receive a payment, in cash and/or Common Stock, equal to the excess of the fair market value of a specified number of shares of Common Stock on the date the SAR is exercised over the “base price” of the award, which base price shall be set forth in the applicable award agreement and shall be not less than 100% of the fair market value of a share of Common Stock on the date of grant of the SAR. The maximum term of a SAR shall be ten (10) years.
5.1.4Other Awards; Dividend Equivalent Rights. The other types of awards that may be granted under this Plan include: (a) stock bonuses, restricted stock, performance stock, stock units, restricted stock units, deferred shares, phantom stock or similar rights to purchase or acquire shares, whether at a fixed or variable price (or no price) or fixed or variable ratio related to the Common Stock, and any of which may (but need not) be fully vested at grant or vest upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof; or (b) cash awards. The types of cash awards that may be granted under this Plan include the opportunity to receive a payment for the achievement of one or more goals established by the Administrator, on such terms as the Administrator may provide, as well as discretionary cash awards. Dividend equivalent rights may be granted as a separate award or in connection with another award under this Plan; provided, however, that dividend equivalent rights may not be granted as to a stock option or SAR granted under this Plan. In addition, any dividends and/or dividend equivalents as to the portion of an award that is subject to unsatisfied vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the award to which they relate in the event the applicable vesting requirements are not satisfied.
5.2Award Agreements. Each award shall be evidenced by a written or electronic award agreement or notice in a form approved by the Administrator (an “award agreement”), and, in each case and if required by the Administrator, executed or otherwise electronically accepted by the recipient of the award in such form and manner as the Administrator may require.
5.3Deferrals and Settlements. Payment of awards may be in the form of cash, Common Stock, other awards or combinations thereof as the Administrator shall determine, and with such restrictions (if any) as it may impose. The Administrator may also require or permit participants to elect to defer the issuance of shares or the settlement of awards in cash under such rules and procedures as it may establish under this Plan. The Administrator may also provide that deferred settlements include the payment or crediting of interest or other earnings on the deferral amounts, or the payment or crediting of dividend equivalents where the deferred amounts are denominated in shares.
5.4Consideration for Common Stock or Awards. The purchase price (if any) for any award granted under this Plan or the Common Stock to be delivered pursuant to an award, as applicable, may be paid by means of any lawful consideration as determined by the Administrator, including, without limitation, one or a combination of the following methods:
(a)services rendered by the recipient of such award;
(b)cash, check payable to the order of the Corporation, or electronic funds transfer;
(c)notice and third party payment in such manner as may be authorized by the Administrator;
(d)the delivery of previously owned shares of Common Stock;
(e)by a reduction in the number of shares otherwise deliverable pursuant to the award; or
(f)subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards.
In no event shall any shares newly-issued by the Corporation be issued for less than the minimum lawful consideration for such shares or for consideration other than consideration permitted by applicable state law. Shares of Common Stock used to satisfy the exercise price of an option shall be valued at their fair market value. The Corporation will not be obligated to deliver any shares unless and until it receives full payment of the exercise or purchase price therefor and any related withholding obligations under Section 8.5 and any other conditions to
RGP 2024 Proxy Statement — 103

exercise or purchase have been satisfied. Unless otherwise expressly provided in the applicable award agreement, the Administrator may at any time eliminate or limit a participant’s ability to pay any purchase or exercise price of any award or shares by any method other than cash payment to the Corporation.
5.5Definition of Fair Market Value. For purposes of this Plan, “fair market value” shall mean, unless otherwise determined or provided by the Administrator in the circumstances, the closing price (in regular trading) for a share of Common Stock on the principal securities exchange on which the Common Stock is listed or admitted to trade (the “Exchange”) for the date in question or, if no sales of Common Stock were reported on the Exchange on that date, the closing price (in regular trading) for a share of Common Stock on the Exchange on the last day preceding the date in question on which sales of Common Stock were reported on the Exchange. The Administrator may, however, provide with respect to one or more awards that the fair market value shall equal the closing price (in regular trading) for a share of Common Stock on the Exchange on the last trading day preceding the date in question or the average of the high and low trading prices of a share of Common Stock on the Exchange for the date in question or the most recent trading day. If the Common Stock is no longer listed or is no longer actively traded on an established securities exchange as of the applicable date, the fair market value of the Common Stock shall be the value as reasonably determined by the Administrator for purposes of the award in the circumstances. The Administrator also may adopt a different methodology for determining fair market value with respect to one or more awards if a different methodology is necessary or advisable to secure any intended favorable tax, legal or other treatment for the particular award(s) (for example, and without limitation, the Administrator may provide that fair market value for purposes of one or more awards will be based on an average of closing prices (or the average of high and low daily trading prices) for a specified period preceding the relevant date).
5.6Transfer Restrictions.
5.6.1Limitations on Exercise and Transfer. Unless otherwise expressly provided in (or pursuant to) this Section 5.6 or required by applicable law: (a) all awards are non-transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance or charge; (b) awards shall be exercised only by the participant; and (c) amounts payable or shares issuable pursuant to any award shall be delivered only to (or for the account of) the participant.
5.6.2Exceptions. The Administrator may permit awards to be exercised by and paid to, or otherwise transferred to, other persons or entities pursuant to such conditions and procedures, including limitations on subsequent transfers, as the Administrator may, in its sole discretion, establish in writing. Any permitted transfer shall be subject to compliance with applicable federal and state securities laws and shall not be for value (other than nominal consideration, settlement of marital property rights, or for interests in an entity in which more than 50% of the voting interests are held by the Eligible Person or by the Eligible Person’s family members).
5.6.3Further Exceptions to Limits on Transfer. The exercise and transfer restrictions in Section 5.6.1 shall not apply to:
(a)transfers to the Corporation (for example, in connection with the expiration or termination of the award);
(b)the designation of a beneficiary to receive benefits in the event of the participant’s death or, if the participant has died, transfers to or exercise by the participant’s beneficiary, or, in the absence of a validly designated beneficiary, transfers by will or the laws of descent and distribution;
(c)subject to any applicable limitations on ISOs, transfers to a family member (or former family member) pursuant to a domestic relations order if received by the Administrator;
(d)if the participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative; or
(e)the authorization by the Administrator of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and any limitations imposed by the Administrator.
104 — RGP 2024 Proxy Statement

5.7International Awards. One or more awards may be granted to Eligible Persons who provide services to the Corporation or one of its Subsidiaries outside of the United States. Any awards granted to such persons may be granted pursuant to the terms and conditions of any applicable sub-plans, if any, appended to this Plan and approved by the Administrator from time to time. The awards so granted need not comply with other specific terms of this Plan, provided that stockholder approval of any deviation from the specific terms of this Plan is not required by applicable law or any applicable listing agency.
6 EFFECT OF TERMINATION OF EMPLOYMENT OR SERVICE ON AWARDS
6.1General. The Administrator shall establish the effect (if any) of a termination of employment or service on the rights and benefits under each award under this Plan and in so doing may make distinctions based upon, inter alia, the cause of termination and type of award. If the participant is not an employee of the Corporation or one of its Subsidiaries, is not a member of the Board, and provides other services to the Corporation or one of its Subsidiaries, the Administrator shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the participant continues to render services to the Corporation or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated.
6.2Events Not Deemed Terminations of Employment. Unless the express policy of the Corporation or one of its Subsidiaries, or the Administrator, otherwise provides, or except as otherwise required by applicable law, the employment relationship shall not be considered terminated in the case of: (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Corporation or one of its Subsidiaries, or the Administrator; provided that, unless reemployment upon the expiration of such leave is guaranteed by contract or law or the Administrator otherwise provides, such leave is for a period of not more than three months. In the case of any employee of the Corporation or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Corporation or one of its Subsidiaries may be suspended until the employee returns to service, unless the Administrator otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of any applicable maximum term of the award.
6.3Effect of Change of Subsidiary Status. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Corporation a termination of employment or service shall be deemed to have occurred with respect to each Eligible Person in respect of such Subsidiary who does not continue as an Eligible Person in respect of the Corporation or another Subsidiary that continues as such after giving effect to the transaction or other event giving rise to the change in status unless the Subsidiary that is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) assumes the Eligible Person’s award(s) in connection with such transaction.
7 ADJUSTMENTS; ACCELERATION
7.1Adjustments.
(a)Subject to Section 7.2, upon (or, as may be necessary to effect the adjustment, immediately prior to): any reclassification, recapitalization, stock split (including a stock split in the form of a stock dividend) or reverse stock split; any merger, combination, consolidation, conversion or other reorganization; any spin-off, split-up, or extraordinary dividend distribution in respect of the Common Stock; or any exchange of Common Stock or other securities of the Corporation, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock; then the Administrator shall equitably and proportionately adjust: (1) the number and type of shares of Common Stock (or other securities) that thereafter may be made the subject of awards (including the specific share limits, maximums and numbers of shares set forth elsewhere in this Plan); (2) the number, amount and type of shares of Common Stock (or other securities or property) subject to any outstanding awards; (3) the grant, purchase, or exercise price (which term includes the base price of any SAR or similar right) of any outstanding awards; and/or (4) the securities, cash or other property deliverable upon exercise or payment of any outstanding awards, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by this Plan and the then-outstanding awards.
(b)Without limiting the generality of Section 3.4, any good faith determination by the Administrator as to whether an adjustment is required in the circumstances pursuant to this Section 7.1, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.
RGP 2024 Proxy Statement — 105

7.2Corporate Transactions - Assumption and Termination of Awards.
(a)Upon any event in which the Corporation does not survive, or does not survive as a public company in respect of its Common Stock (including, without limitation, a dissolution, merger, combination, consolidation, conversion, exchange of securities, or other reorganization, or a sale of all or substantially all of the business, stock or assets of the Corporation, in any case in connection with which the Corporation does not survive or does not survive as a public company in respect of its Common Stock), then the Administrator may make provision for a cash payment in settlement of, or for the termination, assumption, substitution or exchange of any or all outstanding awards or the cash, securities or property deliverable to the holder of any or all outstanding awards, based upon, to the extent relevant under the circumstances, the distribution or consideration payable to holders of the Common Stock upon or in respect of such event. Upon the occurrence of any event described in the preceding sentence in connection with which the Administrator has made provision for the award to be terminated (and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the award): (1) unless otherwise provided in the applicable award agreement, each then-outstanding option and SAR shall become fully vested, all shares of restricted stock then outstanding shall fully vest free of restrictions, and each other award granted under this Plan that is then outstanding shall become payable to the holder of such award (with any performance goals applicable to the award in each case being deemed met, unless otherwise provided in the award agreement, at the “target” performance level); and (2) each award (including any award or portion thereof that, by its terms, does not accelerate and vest in the circumstances) shall terminate upon the related event; provided that the holder of an option or SAR shall be given reasonable advance notice of the impending termination and a reasonable opportunity to exercise his or her outstanding vested options and SARs (after giving effect to any accelerated vesting required in the circumstances) in accordance with their terms before the termination of such awards (except that in no case shall more than ten days’ notice of the impending termination be required and any acceleration of vesting and any exercise of any portion of an award that is so accelerated may be made contingent upon the actual occurrence of the event).
(b)Without limiting the preceding paragraph, in connection with any event referred to in the preceding paragraph or any change in control event defined in any applicable award agreement, the Administrator may, in its discretion, provide for the accelerated vesting of any award or awards as and to the extent determined by the Administrator in the circumstances.
(c)For purposes of this Section 7.2, an award shall be deemed to have been “assumed” if (without limiting other circumstances in which an award is assumed) the award continues after an event referred to above in this Section 7.2, and/or is assumed and continued by the surviving entity following such event (including, without limitation, an entity that, as a result of such event, owns the Corporation or all or substantially all of the Corporation’s assets directly or through one or more subsidiaries (a “Parent”)), and confers the right to purchase or receive, as applicable and subject to vesting and the other terms and conditions of the award, for each share of Common Stock subject to the award immediately prior to the event, the consideration (whether cash, shares, or other securities or property) received in the event by the stockholders of the Corporation for each share of Common Stock sold or exchanged in such event (or the consideration received by a majority of the stockholders participating in such event if the stockholders were offered a choice of consideration); provided, however, that if the consideration offered for a share of Common Stock in the event is not solely the ordinary common stock of a successor corporation or a Parent, the Administrator may provide for the consideration to be received upon exercise or payment of the award, for each share subject to the award, to be solely ordinary common stock of the successor corporation or a Parent equal in fair market value to the per share consideration received by the stockholders participating in the event.
(d)The Administrator may adopt such valuation methodologies for outstanding awards as it deems reasonable in the event of a cash or property settlement and, in the case of options, SARs or similar rights, but without limitation on other methodologies, may base such settlement solely upon the excess if any of the per share amount payable upon or in respect of such event over the exercise or base price of the award. In the case of an option, SAR or similar right as to which the per share amount payable upon or in respect of such event is less than or equal to the exercise or base price of the award, the Administrator may terminate such award in connection with an event referred to in this Section 7.2 without any payment in respect of such award.
106 — RGP 2024 Proxy Statement

(e)In any of the events referred to in this Section 7.2, the Administrator may take such action contemplated by this Section 7.2 prior to such event (as opposed to on the occurrence of such event) to the extent that the Administrator deems the action necessary to permit the participant to realize the benefits intended to be conveyed with respect to the underlying shares. Without limiting the generality of the foregoing, the Administrator may deem an acceleration and/or termination to occur immediately prior to the applicable event and, in such circumstances, will reinstate the original terms of the award if an event giving rise to an acceleration and/or termination does not occur.
(f)Without limiting the generality of Section 3.4, any good faith determination by the Administrator pursuant to its authority under this Section 7.2 shall be conclusive and binding on all persons.
(g)The Administrator may override the provisions of this Section 7.2 by express provision in the award agreement and may accord any Eligible Person a right to refuse any acceleration, whether pursuant to the award agreement or otherwise, in such circumstances as the Administrator may approve. The portion of any ISO accelerated in connection with an event referred to in this Section 7.2 (or such other circumstances as may trigger accelerated vesting of the award) shall remain exercisable as an ISO only to the extent the applicable $100,000 limitation on ISOs is not exceeded. To the extent exceeded, the accelerated portion of the option shall be exercisable as a nonqualified stock option under the Code.
8 OTHER PROVISIONS
8.1Compliance with Laws. This Plan, the granting and vesting of awards under this Plan, the offer, issuance and delivery of shares of Common Stock, and/or the payment of money under this Plan or under awards are subject to compliance with all applicable federal, state, local and foreign laws, rules and regulations (including, but not limited to, state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Corporation, be necessary or advisable in connection therewith. The person acquiring any securities under this Plan will, if requested by the Corporation or one of its Subsidiaries, provide such assurances and representations to the Corporation or one of its Subsidiaries as the Administrator may deem necessary or desirable to assure compliance with all applicable legal and accounting requirements.
8.2No Rights to Award. No person shall have any claim or rights to be granted an award (or additional awards, as the case may be) under this Plan, subject to any express contractual rights (set forth in a document other than this Plan) to the contrary.
8.3No Employment/Service Contract. Nothing contained in this Plan (or in any other documents under this Plan or in any award) shall confer upon any Eligible Person or other participant any right to continue in the employ or other service of the Corporation or one of its Subsidiaries, constitute any contract or agreement of employment or other service or affect an employee’s status as an employee at will, nor shall interfere in any way with the right of the Corporation or one of its Subsidiaries to change a person’s compensation or other benefits, or to terminate his or her employment or other service, with or without cause. Nothing in this Section 8.3, however, is intended to adversely affect any express independent right of such person under a separate employment or service contract other than an award agreement.
8.4Plan Not Funded. Awards payable under this Plan shall be payable in shares or from the general assets of the Corporation, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Corporation or one of its Subsidiaries by reason of any award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Corporation or one of its Subsidiaries and any participant, beneficiary or other person. To the extent that a participant, beneficiary or other person acquires a right to receive payment pursuant to any award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Corporation.
RGP 2024 Proxy Statement — 107

8.5Tax Withholding. Upon any exercise, vesting, or payment of any award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an ISO prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, arrangements satisfactory to the Corporation shall be made to provide for any taxes the Corporation or any of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment. Such arrangements may include (but are not limited to) any one of (or a combination of) the following:
(a)The Corporation or one of its Subsidiaries shall have the right to require the participant (or the participant’s personal representative or beneficiary, as the case may be) to pay or provide for payment of the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.
(b)The Corporation or one of its Subsidiaries shall have the right to deduct from any amount otherwise payable in cash (whether related to the award or otherwise) to the participant (or the participant’s personal representative or beneficiary, as the case may be) the amount of any taxes which the Corporation or one of its Subsidiaries may be required or permitted to withhold with respect to such award event or payment.
(c)In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Plan, the Administrator may in its sole discretion (subject to Section 8.1) require or grant (either at the time of the award or thereafter) to the participant the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Corporation reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their fair market value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy any applicable withholding obligation on exercise, vesting or payment.
8.6Effective Date, Termination and Suspension, Amendments.
8.6.1Effective Date. This Plan is effective as of August 18, 2020, the date of its initial approval by the Board (the “Effective Date”). The amendments reflected in this amended and restated version of the Plan were approved by the Board on August 22, 2024 and this restated version of the Plan shall be submitted for and subject to stockholder approval no later than twelve months after such date. Unless earlier terminated by the Board and subject to any extension that may be approved by stockholders, this Plan shall terminate at the close of business on the day before the tenth anniversary of the Effective Date. After the termination of this Plan either upon such stated termination date or its earlier termination by the Board, no additional awards may be granted under this Plan, but previously granted awards (and the authority of the Administrator with respect thereto, including the authority to amend such awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.
8.6.2Board Authorization. The Board may, at any time, terminate or, from time to time, amend, modify or suspend this Plan, in whole or in part. No awards may be granted during any period that the Board suspends this Plan.
8.6.3Stockholder Approval. To the extent then required by applicable law or deemed necessary or advisable by the Board, any amendment to this Plan shall be subject to stockholder approval.
8.6.4Amendments to Awards. Without limiting any other express authority of the Administrator under (but subject to) the express limits of this Plan, the Administrator by agreement or resolution may waive conditions of or limitations on awards to participants that the Administrator in the prior exercise of its discretion has imposed, without the consent of a participant, and (subject to the requirements of Sections 3.2 and 8.6.5) may make other changes to the terms and conditions of awards. Any amendment or other action that would constitute a repricing of an award is subject to the no-repricing provision of Section 3.3.
8.6.5Limitations on Amendments to Plan and Awards. No amendment, suspension or termination of this Plan or amendment of any outstanding award agreement shall, without written consent of the participant, affect in any manner materially adverse to the participant any rights or benefits of the participant or obligations of the Corporation under any award granted under this Plan prior to the effective date of such change.
108 — RGP 2024 Proxy Statement

Changes, settlements and other actions contemplated by Section 7 shall not be deemed to constitute changes or amendments for purposes of this Section 8.6.
8.7Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 7.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a stockholder for which a record date is prior to such date of delivery.
8.8Governing Law; Severability.
8.8.1Choice of Law. This Plan, the awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Delaware, notwithstanding any Delaware or other conflict of law provision to the contrary.
8.8.2Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.
8.9Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.
8.10Stock-Based Awards in Substitution for Stock Options or Awards Granted by Other Corporation. Awards may be granted to Eligible Persons in substitution for or in connection with an assumption of employee stock options, SARs, restricted stock or other stock-based awards granted by other entities to persons who are or who will become Eligible Persons in respect of the Corporation or one of its Subsidiaries, in connection with a distribution, merger or other reorganization by or with the granting entity or an affiliated entity, or the acquisition by the Corporation or one of its Subsidiaries, directly or indirectly, of all or a substantial part of the stock or assets of the employing entity. The awards so granted need not comply with other specific terms of this Plan, provided the awards reflect adjustments giving effect to the assumption or substitution consistent with any conversion applicable to the common stock (or the securities otherwise subject to the award) in the transaction and any change in the issuer of the security. Any shares that are delivered and any awards that are granted by, or become obligations of, the Corporation, as a result of the assumption by the Corporation of, or in substitution for, outstanding awards previously granted or assumed by an acquired company (or previously granted or assumed by a predecessor employer (or direct or indirect parent thereof) in the case of persons that become employed by the Corporation or one of its Subsidiaries in connection with a business or asset acquisition or similar transaction) shall not be counted against the Share Limit or other limits on the number of shares available for issuance under this Plan.
8.11Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Administrator to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.
8.12No Corporate Action Restriction. The existence of this Plan, the award agreements and the awards granted hereunder shall not limit, affect, or restrict in any way the right or power of the Corporation or any Subsidiary (or any of their respective shareholders, boards of directors or committees thereof (or any subcommittees), as the case may be) to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Corporation or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Corporation or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Corporation or any Subsidiary, (d) any dissolution or liquidation of the Corporation or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Corporation or any Subsidiary, (f) any other award, grant, or payment of incentives or other compensation under any other plan or authority (or any other action with respect to any benefit, incentive or compensation), or (g) any other corporate act or proceeding by the Corporation or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Corporation or any employees, officers or agents of the Corporation or any Subsidiary, as a result of any such action. Awards need not be structured so as to be deductible for tax purposes.
RGP 2024 Proxy Statement — 109

8.13Other Company Benefit and Compensation Programs. Payments and other benefits received by a participant under an award made pursuant to this Plan shall not be deemed a part of a participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Corporation or any Subsidiary, except where the Administrator expressly otherwise provides or authorizes in writing. Awards under this Plan may be made in addition to, in combination with, as alternatives to or in payment of grants, awards or commitments under any other plans, arrangements or authority of the Corporation or its Subsidiaries.
8.14Clawback Policy. The awards granted under this Plan are subject to the terms of the Corporation’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired upon payment of the awards).
110 — RGP 2024 Proxy Statement

RGP®
Dare to Work Differently™

RESOURCES CONNECTION, INC.
17101 ARMSTRONG AVENUE
IRVINE, CA 92614

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The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees	For	Against	Abstain
1a. Roger Carlile	☐	☐	☐
1b. Lisa M. Pierozzi	☐	☐	☐
1c. A. Robert Pisano	☐	☐	☐

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0000650668_1 R1.0.0.6

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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RESOURCES CONNECTION, INC.
Annual Meeting of Stockholders
October 17, 2024 1:30 PM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Kate W. Duchene and Jennifer Y. Ryu, or either of them, as proxies, each with the power to appoint her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of RESOURCES CONNECTION, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 1:30 PM PDT on October 17, 2024 at 17101 Armstrong Ave, Irvine, CA 92614, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

0000650668_2 R1.0.0.6

Continued and to be signed on reverse side

RGP®

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